================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           EXCHANGE APPLICATIONS, INC.
                           ---------------------------
               (Exact name of registrant as specified in charter)

           Delaware                        7373                  04-3338916
           --------                        ----                  ----------
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                                 89 South Street
                                Boston, MA 02111
                                 (617) 737-2244
                                 --------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              J. Christopher Wagner
                      President and Chief Executive Officer
                           Exchange Applications, Inc.
                                 89 South Street
                           Boston, Massachusetts 02111
                                 (617) 737-2244
                                 --------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                             Neil W. Townsend, Esq.
                                Bingham Dana LLP
                               150 Federal Street
                                Boston, MA 02110
                                 (617) 951-8000
                                 --------------

Approximate date of commencement of proposed sale to public: At such time or times after the registration statement becomes effective as the stockholders may determine.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
Title of each class of securities       Amount to be       Proposed maximum            Proposed maximum           Amount of
      to be registered                   registered     offering price per unit    aggregate offering price   registration fee
------------------------------------------------------------------------------------------------------------------------------------
         Common Stock                    2,968,373              $0.19 (1)                   $563,991                $150.00
------------------------------------------------------------------------------------------------------------------------------------

NOTE:

(1) Computed based on the 5 day average of the closing price of our Common Stock through October 10, 2001.

Specific details relating to the fee calculation shall be furnished in notes to the table, including references to provisions of Rule 457 relied upon, if the basis of the calculation is not otherwise evident from the information presented in the table. If the filing fee is calculated pursuant to Rule 457(o) under the Securities Act, only the title of the class of securities to be registered, the proposed maximum aggregate offering price for that class of securities and the amount of registration fee need to appear in the Calculation of Registration Fee table. Any difference between the dollar amount of securities registered for such offerings and the dollar amount of securities sold may be carried forward on a future registration statement pursuant to Rule 429 under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                  SUBJECT TO COMPLETION, DATED OCTOBER 12, 2001

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITATING AN OFFER TO BUY THESE SECURUTIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                2,968,373 Shares

                           EXCHANGE APPLICATIONS, INC.

                                  Common Stock

The selling stockholders identified in this prospectus may sell up to 2,968,373 shares of common stock of Exchange Applications. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is traded on the Nasdaq National Market under the symbol "EXAP". On October 10, 2001 the last reported sale price of our common stock was $0.22.

          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 9.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

PART I

Prospectus Summary                                                            4
Risk Factors                                                                  9
Dividend Policy                                                              14
Price Range of Common Stock                                                  14
Selected Consolidated Financial Data                                         15
Management's Discussion and Analysis of Financial Condition and Results
of Operations                                                                17
Business                                                                     28
Management                                                                   35
Principal Stockholders                                                       40
Certain Transactions                                                         42
Selling  Stockholders                                                        46
Plan of Distribution                                                         47
Description of Capital Stock                                                 48
Experts                                                                      49
Index to Consolidated Financial Statements                                   51

PART II

Other Expenses of Issuance and Distribution                                  90
Indemnification of Officers and Directors                                    90
Recent Sales of Unregistered Securities                                      90
Exhibits                                                                     92
Undertakings                                                                 95
Signatures                                                                   96

                                  XCHANGE, INC.

Exchange Applications, Inc., now doing business as Xchange, Inc. ("Xchange" or the "Company") is a leading provider of analytical customer relationship management (CRM) solutions. We help companies focus their resources on customers who represent the best long-term profitability and deliver results by instilling a profit-focused discipline in the organization. We enable companies to coordinate all of their customer touch points and create a personalized dialogue with the most valuable customers. Using our solutions, companies improve their business performance by:

o    Identifying customers with the greatest profit potential.
o Avoiding allocation of resources on unprofitable customers that never will be.
o Directing the right offers to the right customers via the right channels to grow value.
o    Capturing and cultivating each customer's lifetime value.
o Synchronizing customer communication across all channels within the organization.
o    Creating a profit-focused discipline throughout an organization's culture.
o Measuring and analyzing the entire process to continually refine and boost the ROI of ongoing marketing initiatives.

Today's increasingly competitive business environment has driven companies to examine whether or not their customers are helping or hurting the bottom line. Xchange gives organizations the ability to reach that conclusion, and then provides the right communication to move each relationship toward greater profitability.

Xchange 7 is broken into two product families, Xchange Dialogue and Xchange Real Time. All Xchange products share an easy-to-use, Web-based interface, based on an open, extensible architecture. Xchange 7 consists of the following components:

o Xchange Analytics TM lets organizations know precisely how effective their efforts are across inbound and outbound communication channels. By turning this insight into action, users present offers to prospects based on learned interests and needs, enabling them to focus on profitable and potentially profitable customers - rather than on those who are not or never will be profitable.

o Xchange Campaign TM the highly decorated campaign management solution, enables companies to plan, create and execute precise, cross-channel marketing campaigns. It allows organizations to define business rules that constitute a direct or indirect response to a promotional message, track responders and non-responders and assign cost and revenue data to each response for pro-forma estimates and ROI measurement.

o Xchange eMessaging TM allows companies to engage in highly personalized interactions with their customers by sending timely, well-targeted offers to customers who have chosen to receive these communications.

o Xchange EnAct TM helps an organization's frontline staff approach and respond to individual customers with the right offer at the right time. Xchange EnAct's three components - software, learning and methodologies - build competency on the frontline and enable your people to make the most out of every customer interaction

Xchange Real TimeTM optimizes each interaction with customers by creating a complete, integrated view of customer relationships using real time rules, customer dialogue histories, value proposition management and synchronization adapters.

With our solution, businesses seek to achieve greater profitability by actively managing the economics of each customer relationship toward its full profit potential. Using Xchange 7, businesses are able to measure customer value and provide incentives through campaigns or on the fly responses that influence and optimize customer behavior. Our solution offers the following key benefits:

o IMPROVED PROFITABILITY AND REVENUE GROWTH. Through the use of our solution, businesses have achieved increased customer retention rates, lower acquisition costs, more efficient cross selling and better customer satisfactions due to more relevant treatment, incentives and communications.

o COMPREHENSIVE SOLUTION. Our software, methodologies and consulting create a complete solution for customer value management that goes beyond software to include the best practices that drive an organizational shift required for successful CRM initiatives.

o ENTERPRISE WIDE CUSTOMER OPTIMIZATION. Xchange 7 enables organizations to access and use data gathered through any channel, and powers personalized communications in every channel. As a result, there is no limit to the timeliness or scope of information used to determine and grow customer value.

o OPEN EXTENSIBLE ARCHITECTURE. Xchange 7 leverages and adds analytic intelligence to existing CRM infrastructure investments thanks to its open, easy to use, scaleable architecture.

o MEASURABLE RESULTS. Measurable ROI separates Xchange from other CRM vendors who have left clients wondering what the return is their CRM investments.

     Our objective is to be the leader in the analytical CRM space and driving customer value. Strategies to achieve this include:

o    Extending the technology of Xchange 7;

o offering additional CRM solutions through internal development or acquisition;

o    building the market for Xchange Real Time; and

o    broadening distribution channels and building additional alliances

Xchange7 has helped drive the bottom line at 290 clients in 33 countries. Our customers include Bank of America, Verizon, Daimler Chrysler, Fleet Bank, Great Universal Stores Ltd. (GUS), Quixtar and Expedia. Our products and services are distributed through our direct sales force, through re-seller relationships with IBM, Carreker Corp., Harte Hanks, Hitachi, Acxiom, Epsilon, Experian, EDS, Fair Isaacs and Xerox and through co-marketing arrangements with companies such as Cap Gemini Ernst & Young and Deloitte & Touche.

HISTORICAL BACKGROUND OF THE COMPANY

    Xchange commenced operations in 1994 and was incorporated in Delaware on November 7, 1996. Prior to November 15, 1996, Xchange operated as a division of two entities, Grant & Partners, Inc. ("GPI") and Grant & Partners Limited Partnership ("GPLP"). GPI was incorporated in June 1993 and was primarily engaged in providing management consulting services. In November 1994, GPI segregated its operations into two business segments: a management consulting practice and a software applications development practice and designated management and financial resources to the development of VALEX. On March 28, 1995, GPI entered into a limited partnership agreement with Cyrk, Inc. ("Cyrk") to form GPLP to provide marketing and customer management services for companies in a wide range of industries including retailing, transportation, banking and manufacturing. GPI, as the general partner of GPLP, contributed all of its assets and liabilities to GPLP for a 50% limited partnership interest. Cyrk purchased the remaining 50% limited partnership interest in GPLP. GPLP operated as two separate divisions: (i) the Exchange Applications division, which focused on marketing program design and execution, customer database construction and software application development; and (ii) the Exchange Partners division, which focused on providing a variety of management consulting services for marketing organizations.

    On November 15, 1996, Xchange and GPLP entered into an assignment and assumption agreement whereby GPLP sold the Exchange Applications division to Xchange in exchange for 2,300,000 shares of preferred stock of Xchange. In addition, Xchange issued 4,968,750 shares of common stock to certain employees. The Preferred Stock held by GPLP contained voting rights equal to two votes for each share of common stock into which the preferred stock would convert. As a result, GPLP held approximately 70% of the voting rights of Xchange.

    On August 20, 1999, Xchange acquired eXstatic Software, Inc. (formerly known as Gino Borland, Inc.), a Washington corporation ("eXstatic"). eXstatic develops and markets software solutions that enable businesses to plan, create and execute highly personalized, permission-based email communications based on customer profiles. Xchange exchanged 1,214,568 shares of common stock for all the outstanding shares of the common stock of eXstatic, and exchanged options to purchase 277,842 shares of Xchange common stock for all the outstanding options of eXstatic. This merger has been accounted for as a pooling of interests, and accordingly the historical results of operations have been restated to reflect the results of eXstatic on a combined basis.

    On March 31, 2000, Xchange acquired Knowledge Stream Partners, Inc., a Delaware corporation ("KSP"), in a transaction accounted for under the purchase method. KSP specializes in consulting and software development for advanced data mining and online/offline analytics. Xchange exchanged 821,776 shares of its common stock for all the outstanding shares of common stock of KSP. In addition, Xchange assumed all of the outstanding employee stock options of KSP, which converted into options to acquire 134,851 shares of Xchange common stock.

    In June 2000, Xchange acquired Customer Analytics, Inc., a Delaware corporation ("CA"), in a transaction accounted for under the purchase method. CA develops and markets campaign management solutions focused on creating, executing, analyzing and measuring customer communications at the local or branch level. Xchange exchanged 4,461,684 shares of its common stock for all the outstanding shares of common stock of CA. In addition, Xchange assumed all of the outstanding employee stock options of CA which converted into options to acquire 714,785 shares of Xchange common stock.

    The consolidated financial statements prior to November 15, 1996 represent the financial results of the Exchange Applications division as included in the consolidated financial statements of GPI from January 1, 1995 to March 27, 1995 and of GPLP from March 28, 1995 to November 14, 1996.

Unless the context otherwise requires, references herein to the "Company" refer to Exchange Applications, Inc., a Delaware corporation, and its wholly owned subsidiaries: Exchange Applications, Ltd. was incorporated in July 1997 in the United Kingdom, Exchange Applications, Pty. was incorporated in April 1998 in Sydney, Australia and Exchange Applications K.K. was incorporated in December 2000 in Tokyo, Japan. Exchange Applications Securities Corporation, a Massachusetts corporation, was incorporated in December 1998.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

         The following table summarizes our historical statements of operation for twelve months ended December 31, 1998, 1999, and 2000 and the six months ended June 30, 2000 and 2001. Also set forth below is our summary consolidated balance sheet data as of December 31, 2000 and June 30, 2001. This information should be read in conjunction with our consolidated financial statements and the accompanying notes which are included elsewhere in this prospectus.

                                                                                                            Six Months Ended
                                                          Year Ended December 31,                               June 30,
                                                   --------------------------------------                   -----------------
                                                   1998              1999            2000                   2000         2001
                                                   ----              ----            ----                   ----         ----
Consolidated Statement of Operations
 Data:
Total revenues .........................        $  26,174         $  43,301        $  61,576         $  34,800         $  26,567
Gross profit ...........................           18,966            32,608           42,325            26,948            16,951
Income (loss) from operations ..........             (987)            1,888         (137,345)           (9,559)          (70,732)
Net income (loss) ......................             (994)            1,098         (138,989)          (10,053)          (72,956)
Net income (loss) applicable to common
  stockholders .........................           (1,174)            1,098         (138,989)          (10,053)          (73,848)
Basic net income (loss) applicable to
common shareholders ....................        $   (0.13)        $    0.05        $   (4.84)        $   (0.39)        $   (2.24)
Basic weighted average common shares
outstanding ............................            8,725            22,115           28,713            25,506            33,049
Diluted net income (loss) per share
applicable to common shareholders(3) ...        $   (0.13)        $    0.04        $   (4.84)        $   (0.39)            (2.24)
Diluted weighted average common shares
 outstanding ...........................            8,725            26,433           28,713            25,506            33,049
Pro forma basic and diluted net loss per
Share (2) (3) ..........................        $   (0.06)
Pro forma basic and diluted weighted
  average common shares
  outstanding (2) (3) ..................           16,284

CONSOLIDATED BALANCE SHEET DATA:
                                               December 31,      June 30,
                                                   2000            2001
                                                   ----            ----
 Cash, cash equivalents, and marketable         $   8,617       $   5,048
 Working capital...........................       (23,608)        (28,789)
 Total assets..............................       162,307         101,607
 Long-term debt, net of current portion....         3,056           2,147
 Redeemable preferred stock................            -            4,784
 Stockholders' equity .....................       105,787          49,457

(2) Gives effect, as of the issuance date, to the reclassification of Series A Preferred Stock to $3,269,000 of additional paid-in capital, the conversion of all outstanding shares of the Series B Convertible Preferred Stock, at a redemption value of $4,000,000, into 2,555,556 shares of Common Stock, and the conversion of all outstanding shares of Series C Convertible Preferred Stock, at $.001 par value per share, into 1,223,954 shares of Common Stock that occurred upon the closing of Xchange's initial public stock offering on December 14, 1998.

(3) Computed on the basis described in Note 2(b) of Notes to Consolidated Financial Statements.

                       WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC'sWebsite at http://www.sec.gov.

   We have filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-1 (Reg. No. 333-_____) (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits to the Registration Statement. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete but are complete in all material respects. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     In addition, we are required to file electronic versions to these documents with the SEC through their Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The SEC Website, http://www.sec.gov, contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     [ ] Our annual report on Form 10-K for the year ended December 31, 2000.

     [ ] Our quarterly report on Form 10-Q for the quarters ended June 30, 2001 and March 31, 2001.

     [ ] Our report on Form 8-K filed with the SEC on September 12, 2001.

     [ ] Our report on Form 8-K filed with the SEC on August 10, 2001.

     [ ] Our report on Form 8-K filed with the SEC on June 11, 2001.

     [ ] Our report on Form 8-K filed with the SEC on April 12, 2001.

     [ ] Our report on Form 8-K filed with the SEC on January 24, 2001.

     You may request a copy of any and all of these filings and documents at no cost, by writing or telephoning us at the following address:

                           Exchange Applications, Inc.
                          Attention: Investor Relations
                                 89 South Street
                           Boston, Massachusetts 02111
                                 (617) 737-2244

This prospectus is part of a Registration Statement on Form S-1 we filed with the SEC to register shares of our common stock. You should rely on the information incorporated by reference or provided in this prospectus. No one else is authorized to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                                  RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK IS VERY RISKY. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK.

    STATEMENTS IN THIS REPORT CONCERNING THE FUTURE RESULTS OF OPERATIONS, FINANCIAL CONDITION AND BUSINESS OF THE COMPANY ARE "FORWARD-LOOKING" STATEMENTS AS DEFINED IN THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934. INVESTORS ARE CAUTIONED THAT INFORMATION CONTAINED IN THESE FORWARD-LOOKING STATEMENTS IS INHERENTLY UNCERTAIN, AND THAT ACTUAL PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY DUE TO NUMEROUS RISK FACTORS, INCLUDING BUT NOT LIMITED TO THE FOLLOWING:

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT.

    We began commercial shipment of the initial Xchange Campaign product in July 1996. We were not a separate company until November 1996. Accordingly, we have only a limited operating history in order to evaluate our business. The risks, expenses and difficulties that an early-stage company like ours faces must be considered.

These risks include our ability to:

    o successfully respond to competitive developments;

    o continue to upgrade our products and service offerings; and

    o continue to attract, retain and motivate qualified personnel.

OUR QUARTERLY OPERATING RESULTS HAVE FLUCTUATED SIGNIFICANTLY AND YOU SHOULD NOT RELY ON THEM TO PREDICT OUR FUTURE PERFORMANCE.

    Our quarterly revenues, expenses and operating results may vary significantly from quarter to quarter due to a number of factors. Therefore, period-to-period comparisons of results of operations should not be relied on as an indication of future performance. Moreover, our operating results may fall below market analysts' expectations in some future quarters. This could cause the trading price of our common stock to decline.

OUR BUSINESS MAY SUFFER IF OUR SOLUTIONS ARE NOT ACCEPTED BY NEW CUSTOMERS.

    We currently derive all of our revenues from our Xchange 7 product suite and services related to our CRM solution. We anticipate that these sources will continue to account for a majority of our revenues for the foreseeable future. As a result, our business will suffer if the market does not accept our solutions and our future enhancements of these solutions. If demand for our solutions drops as a result of competition, technological change or other factors, our business could be substantially harmed.

    The market for CRM applications is still emerging and it may not continue to grow. Even if the market does grow, businesses may not adopt our solutions. We have spent, and intend to continue to spend, considerable resources educating potential customers about customer optimization software and services in general and about the features and functions of our products and services in particular. However, our solutions may not achieve any additional degree of market acceptance. If the market for our solutions fails to grow or grows more slowly than we currently anticipate, our business would be materially harmed.

WE DEPEND ON A FEW INDUSTRIES FOR MOST OF OUR SALES, AND WE MAY NOT BE SUCCESSFUL IN EXPANDING BEYOND THOSE LIMITED MARKETS.

    A substantial portion of our revenues has been derived from sales to telecommunications companies and financial institutions, including retail banks, credit card issuers and mutual fund companies. We may not continue to be successful in these markets. In addition, we may not be successful in achieving significant market acceptance in other markets that we target.

THE LOSS OF ONE OF OUR LARGEST CUSTOMERS COULD CAUSE OUR REVENUES TO DROP QUICKLY AND UNEXPECTEDLY.

    In fiscal 1999 and 2000 and the six months ended June 30, 2001, our top five customers accounted for 37.7%, 26.8% and 47.8% of total revenues, respectively. We cannot be certain that our current customers will continue to do business with us, that business from existing customers will continue at the levels of previous periods, or that we will be able to do a significant amount of business with new customers. If we lose one of our customers, our revenues could drop more quickly than we could reduce expenses. This could substantially harm our financial results.

OUR BUSINESS WILL NOT GROW IF WE DO NOT KEEP PACE WITH RAPIDLY CHANGING TECHNOLOGIES.

    Because the market for our software products is rapidly changing, our future success will depend upon our ability to continue to enhance our current product line. We also must develop and introduce new products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. If we are not successful in developing and marketing, on a timely and cost-effective basis, fully functional product enhancements or new products that respond to technological advances by others, our business will not grow and our financial results will suffer. In particular, our business could be harmed by:

    o  any significant errors or "bugs" in our software shipped to customers;

    o any delay by customers in making purchasing decisions in anticipation of the general availability of new or enhanced products;

    o significant delays in the general availability of our new products or releases;

    o significant problems in the installation or implementation of our new products or releases; or

    o  customer dissatisfaction with our new products or releases.

OUR STOCK PRICE OR OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE ARE NOT ABLE TO EFFICIENTLY INTEGRATE ACQUISITIONS.

    We have consummated and we may continue to pursue acquisitions that provide new technologies, products or service offerings. Future acquisitions by us may involve potentially dilutive issuance's of equity securities. We also may incur substantial additional liabilities and expenses, such as debt or amortization expenses related to goodwill and other intangible assets. If any of these occur, the market price of our common stock and our financial results could suffer.

    Acquisitions also involve numerous risks, including:

    o difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company;

    o  the diversion of management's attention from other business concerns;

    o risks of entering markets in which we have no or limited prior experience; and

    o  the potential loss of key employees of the acquired company.

    If we are not successful integrating acquisitions, it could increase our expenses and harm our business.

COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR BUSINESS.

    Our competitors may be able to develop products and services that are more attractive to businesses than our products and services. Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and larger customer bases. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They also may be able to devote greater resources to the promotion and sale of their products and services than us. If these companies introduce products and services that effectively competed with our products and services, they could be in a position to charge lower prices or to bundle their products and services with their other products and services. This could give them a competitive advantage over us.

    In order to be successful in the future, we must continue to respond promptly and effectively to the challenges of technological change and competitors' innovations. If we cannot compete successfully with existing or new competitors, we may have to reduce prices on our products, which could lead to reduced profits. We could also lose market share, which would materially and adversely affect our business.

REDUCTIONS IN CAPITAL SPENDING BY OUR EXISTING AND POTENTIAL CUSTOMERS COULD REDUCE THE DEMAND FOR OUR PRODUCTS.

Historically, corporations and other organizations have tended to reduce or defer major capital expenditures in response to slower economic growth or recession. Market analysts have observed a significant reduction in the growth of corporate spending on information technology projects in response to the current economic slowdown. To the extent that current economic uncertainty persists, some of the prospective customers in our current sales pipeline could choose to postpone or reduce orders for our products, or may delay implementing our solutions within their organizations. In addition, existing customers seeking to reduce capital expenditures may cancel or postpone plans to expand use of our products in additional operating divisions, or may defer plans to purchase additional modules of our solutions. Any of the foregoing would have an adverse impact on our revenues and our operating results, particularly if the current period of volatility in the stock market and the general economy is prolonged.

IF WE DO NOT SUCCESSFULLY MAINTAIN OUR RELATIONSHIPS WITH INDIRECT DISTRIBUTION CHANNELS, OUR SALES COULD DECLINE OR COULD GROW MORE SLOWLY THAN EXPECTED.

    We expect to increase the amount of our products that we distribute through various indirect channels. We are unable to predict the extent to which our distribution partners will be successful in distributing our products. We rely on the marketing and sales efforts of these organizations, many of whom also market and sell competitive products. The loss of one or more of our relationships with these organizations could have a material adverse effect on our business.

    Our future performance will also depend, in part, on our ability to attract organizations that will be able to market and support our products effectively, especially in markets in which we have not previously distributed our products. None of our agreements governing the re-seller or co-marketing relationships with these organizations includes any commitments on the part of these organizations to effect any minimum number of sales of our products, or otherwise to provide us with business. If revenues arising from our relationships with these organizations do not exceed historical levels, our business will not grow as expected.

WE HAVE A LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND OTHERS COULD INFRINGE ON OR MISAPPROPRIATE OUR PROPRIETARY RIGHTS.

    Our success and ability to compete are substantially dependent on our internally developed technologies and trademarks, which we protect through a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions.

    Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and, while we are unable to determine the extent to which piracy of our software products exists, we expect software piracy to be a problem. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. Furthermore, our competitors may independently develop technology similar to ours.

    The number of intellectual property claims may increase as the number of competing products grows and the functionality of products in different industry segments overlaps. Although we are not aware that any of our products infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by us with respect to current or future products. Any of these claims, with or without merit, could be time-consuming to address, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, might not be available on terms acceptable to us or at all, which could have a material adverse effect upon our business.

IF WE DO NOT SUCCESSFULLY GROW AND MANAGE OUR INTERNATIONAL OPERATIONS, OUR BUSINESS WILL SUFFER.

    We have operations in a number of foreign markets. We currently have customers in more than 33 countries. We believe that we must expand our sales in international markets in order for our business to grow as planned. If we are unable to do so in a timely and effective manner, our growth in international sales will be limited, and our business could be materially adversely affected. We have begun to translate our products into different languages and character sets, which may be more difficult or expensive to complete than expected. In addition, other markets may have longer selling cycles and different product requirements than the United States and we may not be able to successfully adapt our products and methods.

    Our international operations are also subject to the risks inherent in any international business activities, including, in particular:

    o  management of an organization spread over various countries;

    o  longer accounts-receivable payment cycles in certain countries;

    o  compliance with a variety of foreign laws and regulations;

    o  unexpected changes in regulatory requirements;

    o  overlap of different tax structures; and

    o  general economic conditions.

CURRENCY FLUCTUATIONS AND GENERAL ECONOMIC CONDITIONS IN OUR FOREIGN MARKETS MAY IMPACT OUR CUSTOMERS' SPENDING AND THE VALUE OF MONEY OWED TO US.

    We have made substantial sales to international customers in Australia, Canada, Denmark, Germany, the Netherlands, Sweden, the United Kingdom.. Our revenues from international operations have been denominated in foreign currencies which historically have been relatively stable in relation to U.S. dollars. As a result, we have not adopted a policy of hedging foreign currency risks. If economic conditions in our target markets decline, currencies could fluctuate relative to the U.S. dollar, and our customers could reduce their information technology spending.

OUR FOUNDER, OFFICERS AND PRINCIPAL STOCKHOLDERS HAVE SUBSTANTIAL CONTROL OVER OUR VOTING STOCK AND HAVE THE ABILITY TO MAKE DECISIONS THAT COULD ADVERSELY AFFECT OUR STOCK PRICE.

    As of September 2001, our current officers, directors and principal stockholders held approximately 19.8% of our outstanding common stock and voting common stock equivalents. Consequently, this group will be able to control the outcome of all matters submitted for stockholder action, including the election of members to our Board of Directors and the approval of significant change in control transactions, which may have the effect of delaying or preventing a change in control. Representatives of the existing stockholders constitute all five directors and will therefore have significant influence in directing the actions of the Board of Directors. We have not identified candidates for additional positions on the Board of Directors.

WE MAY BE SUBJECT TO FUTURE PRODUCT LIABILITY CLAIMS.

    While our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, it is possible that these provisions may not be effective under the laws of certain jurisdictions. A successful product liability claim brought against us could have a material adverse effect on our business. Moreover, defending these claims, regardless of merit, could entail substantial expense and require the time and attention of key management personnel.

OUR COMMON STOCK PRICE IS LIKELY TO BE VOLATILE.

    The market for securities of most high technology companies, including our common stock, has been highly volatile. It is likely that the market price of the common stock will continue to fluctuate widely in the future. Factors affecting the trading price of our common stock include:

    o  responses to quarter-to-quarter variations in our results of operations;

    o the announcement of new products or product enhancements by us or our competitors;

    o  technological innovation by us or our competitors;

    o general market conditions or market conditions specific to particular industries; and

    o  changes in earnings estimates by analysts.

WE HAVE ADOPTED ANTI-TAKEOVER PROVISIONS THAT COULD AFFECT THE MARKET PRICE OF OUR COMMON STOCK OR OUR ABILITY TO SELL OUR BUSINESS.

    Certain provisions of our amended and restated certificate of incorporation and our by-laws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. In addition, certain provisions of Delaware law and our stock incentive plans may also have the effect of discouraging, delaying or preventing a sale.

    WE MAY REQUIRE ADDITIONAL FINANCING, WHICH MAY BE DIFFICULT TO OBTAIN AND MAY DILUTE OUR SHAREHOLDER'S OWNERSHIP INTEREST.

    We will require additional capital to fund our operations. We may seek additional funding through public or private financings. Additional funding may not be available on terms acceptable to us or at all. If we raise additional funds by issuing equity securities, further dilution to our then existing stockholders may result. In addition, the terms may adversely affect the rights of our stockholders.

    WE ARE, AND MAY IN THE FUTURE BE, INVOLVED IN SECURITIES CLASS ACTION LITIGATION.

    Xchange and certain of our current or former officers have been named defendants in two securities class action lawsuits filed on behalf of a purported class of purchasers of the our common stock during the period December 8, 1998 through September 29, 2000. These lawsuits seek monetary damages for alleged violations of securities laws. If the plaintiffs are successful and their recoveries exceed the limits of our insurance coverage, our financial position will be harmed. Litigation is inherently uncertain and an adverse resolution of the actions may have a negative effect on our operating results in the period in which they are resolved. For further discussion of these lawsuits see the discussion of Legal Proceedings elsewhere in this prospectus.

    WE MAY HAVE DIFFICULTY MEETING NASDAQ MINIMUM LISTING REQUIREMENTS.

    We failed to maintain the minimum closing bid price of $1.00 for 30 consecutive trading days as required by the Nasdaq National Market. Nasdaq has suspended the minimum bid price requirement through January 2, 2002. If the minimum bid price is reinstated after that date and we are unable to demonstrate compliance with this or any other Nasdaq requirement, Nasdaq may take further action with respect to a potential delisting of our common stock. We may appeal any such decision by Nasdaq to the Nasdaq Listing Qualifications Panel.

                                 USE OF PROCEEDS

    We will not receive any proceeds from the sale of shares of common stock offered by the selling stockholders.

                           PRICE RANGE OF COMMON STOCK

    Xchange's Common Stock trades on the Nasdaq National Market under the symbol EXAP. The high and low sales prices for our common stock for the eleven quarterly periods ended September 30, 2001 was as follows, as adjusted for a 2 for 1 stock split on March 17, 2000:


                                             LOW SALES      HIGH SALES
          FISCAL 2001                         PRICE          PRICE
          -----------                         -----          -----
3rd quarter ending September 30, 2001        $  0.12        $  1.14
2nd quarter ending June 30, 2001             $  1.00        $  2.50
1st quarter ending March 31, 2001            $  1.06        $  4.50

                                             LOW SALES      HIGH SALES
          FISCAL 2000                         PRICE          PRICE
          -----------                         -----          -----
4th quarter ending December 31, 2000         $  1.03        $  6.06
3rd quarter ending September 30, 2000        $  3.64        $ 40.63
2nd quarter ending June 30, 2000             $ 10.25        $ 56.13
1st quarter ending March 31, 2000            $ 24.38        $ 74.75

                                             LOW SALES      HIGH SALES
          FISCAL 1999                         PRICE          PRICE
          -----------                         -----          -----
4th quarter ending December 31, 1999         $ 12.59        $ 32.13
3rd quarter ending September 30, 1999        $ 11.25        $ 19.81
2nd quarter ending June 30, 1999             $  7.31        $ 20.88
1st quarter ending March 31, 1999            $  5.50        $ 12.75

    As of September 29, 2001, there were approximately 337 holders of record of our common stock. On September 21,2001, the last sale price of our common stock was $0.19 per share.

                                 DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock and we do not intend to pay any cash dividends on or common stock in the foreseeable future. Future dividends, if any, will be determined by the Board of Directors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following historical selected consolidated financial data of Xchange is qualified by reference to and should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere herein. The selected consolidated financial data set forth below as of December 31, 1999 and 2000 and for each of the years ended December 31, 1998, 1999, and 2000 are derived from the audited financial statements of Xchange, which are included elsewhere in this prospectus. The selected consolidated financial data as of December 31, 1996, 1997 and 1998 and for the years ended December 31, 1996, and 1997 are derived from the audited consolidated financial statements of Xchange, which are not included in this prospectus. The selected consolidated financial data for the six months ended June 30, 2000 and June 30, 2001 have been derived from our unaudited consolidated financial statements, which are included elsewhere in this prospectus. The data should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this prospectus.

                                                                       YEAR ENDED DECEMBER 31,                   SIX MONTHS ENDED
                                                         ---------------------------------------------------   -------------------
                                                          1996(4)     1997       1998      1999       2000       2000        2001
                                                         --------   --------   --------   -------  ---------   --------   --------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:

Revenues:
  Software license fees...............................$     1,500   $  5,765   $ 14,357   $26,344  $  38,070   $ 23,613   $ 13,673
  Services and maintenance ............................     4,643      7,490     11,817    16,957     23,506     11,187     12,894
                                                         --------   --------   --------   -------  ---------   --------   --------
        Total revenues ................................     6,143     13,255     26,174    43,301     61,576     34,800     26,567
Cost of revenues:

  Software license fees ...............................       890      1,707        185       438        776        362        501
  Services and maintenance ............................     3,283      5,277      7,023    10,255     18,475      7,490      9,115
                                                         --------   --------   --------   -------  ---------   --------   --------
        Total cost of revenues ........................     4,173      6,984      7,208    10,693     19,251      7,852      9,616
                                                         --------   --------   --------   -------  ---------   --------   --------
Gross profit ..........................................     1,970      6,271     18,966    32,608     42,325     26,948     16,951
Operating expenses:

  Sales and marketing .................................     1,007      3,614      9,864    14,555     27,840     11,029     19,728
  Research and development ............................     1,325      2,846      6,717     9,829     18,959      7,788     11,376
  General and administrative ..........................     1,018      2,394      3,372     4,948     14,114      4,174      9,639
  Cost of Acquisition .................................      --         --         --       1,388       --         --         --
  Amortization of goodwill and other intangibles ......      --         --         --        --       22,331      3,506     10,319
  Amortization of Microstrategy investment ............      --         --         --        --       19,822     10,010      9,812
  Restructuring charge ................................      --         --         --        --         --         --        7,460
  Impairment of goodwill ..............................      --         --         --        --       76,604       --       19,349
                                                         --------   --------   --------   -------  ---------   --------   --------
        Total operating expenses ......................     3,350      8,854     19,953    30,720    179,670     36,507     87,683
Income (loss) from operations .........................    (1,380)    (2,583)      (987)    1,888   (137,345)    (9,559)   (70,732)
Interest Income (expense):

 Interest income ......................................      --           24        104     1,430      1,109       --          116
 Interest expense .....................................      (195)      --         --        --       (2,744)      (473)    (2,328)

      Total Interest Income (expense), net
Income (loss) before provision for income taxes .......    (1,575)    (2,559)      (883)    3,318   (138,980)   (10,032)   (72,944)
Provision for income taxes ............................      --         --          111     2,220          9         21         12
                                                         --------   --------   --------   -------  ---------   --------   --------
Net income (loss) .....................................    (1,575)    (2,559)      (994)    1,098   (138,989)   (10,053)   (72,956)
Accretion of discount and dividends on preferred
stock .................................................      --         (684)      (180)     --         --         --          892
                                                         --------   --------   --------   -------  ---------   --------   --------
Net income (loss) applicable to common
stockholders ..........................................  $ (1,575)  $ (3,243)  $ (1,174)  $ 1,098  $(138,989)  $(10,053)  $(73,848)
                                                         ========   ========   ========   =======  =========   ========   ========
Basic net income (loss) per share applicable to
common stockholders (3) ...............................  $  (1.12)  $  (0.47)  $  (0.13)  $  0.05  $   (4.84)  $  (0.39)  $  (2.24)
Basic weighted average common shares
 outstanding (1)(3) ...................................     1,410      6,940      8,725    22,115     28,713     25,506     33,049
                                                         ========   ========   ========   =======  =========   ========   ========
Diluted net income (loss) per share applicable to
common stockholders ...................................  $  (1.12)  $  (0.47)  $  (0.13)  $  0.05  $   (4.84)  $  (0.39)  $  (2.24)
                                                         ========   ========   ========   =======  =========   ========   ========
Diluted weighted average common shares
outstanding (1) .......................................     1,410      6,940      8,725    26,433     28,713     25,506     33,049
                                                         ========   ========   ========   =======  =========   ========   ========
Pro forma basic and diluted net loss per
share(1)(2)(3) ........................................             $  (0.22)  $  (0.06)
                                                                    ========   ========
Pro forma basic and diluted weighted average
common shares outstanding (1)(2)(3) ...................               11,882     16,284
                                                                    ========   ========

                                                                                                                        As of
                                                                              As of December,                          June 30,
                                                        -----------------------------------------------------------    ---------
                                                           1996        1997         1998        1999        2000         2001
                                                        ---------    ---------    ---------   ---------   ---------    ---------
                                                                                      (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents, and marketable securities ...   $     376    $   5,306    $  20,671   $  29,107   $   8,617    $   5,048
Working capital (deficit) ...........................        (848)       5,047       21,485      15,669     (23,608)     (28,789)
Total assets ........................................       4,201       11,475       31,986     115,065     162,307      101,607
Long-term debt, net of current portion ..............       2,268          237          145      16,653       3,055        2,147
Redeemable preferred stock ..........................        --          7,088         --          --          --          4,784
Stockholders' equity (deficit) ......................      (1,290)        (683)      24,201      70,712     105,787       49,457

----------------

(1) On January 28, 2000 Xchange's Board of Directors approved a 2 for 1 stock split in the form of a stock dividend. The dividend was paid on March 17, 2000 to all shareholders of record on March 3, 2000. Accordingly, all share and per share amounts have been adjusted to reflect the stock split.

(2) Gives effect, as of the issuance date, to the reclassification of Series A Preferred Stock to $3,269,000 of additional paid-in capital, the conversion of all outstanding shares of the Series B Convertible Preferred Stock, at a redemption value of $4,000,000, into 2,555,556 shares of Common Stock, and the conversion of all outstanding shares of Series C Convertible Preferred Stock, at $.001 par value per share, into 1,223,954 shares of Common Stock that occurred upon the closing of Xchange's initial public stock offering on December 14, 1998.

(3) Computed on the basis described in Note 2(b) of Notes to Consolidated Financial Statements.

(4) The consolidated statement of operations data for the year ended December 31, 1996 includes the operations of Xchange on a carve-out basis prior to November 15, 1996. During this period, Xchange operated as a separate and substantially independent division of Grant & Partners, Inc. and Grant & Partners Limited Partnership, and focused on developing VALEX and providing integration and consulting services. See "Historical Background of the Company" and Note 1 of Notes to Consolidated Financial Statements.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. EXCHANGE APPLICATIONS' ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, the percentage of total revenues represented by certain items from the our Consolidated Statements of Operations.

                                                                                               SIX MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                  JUNE 30,
                                                        -------------------------------       -------------------
                                                         1998         1999        2000         2000         2001
                                                        ------       ------      ------       ------       ------
Revenues:
     Software license fees ........................       54.9%        60.8%       61.8%        67.9%        51.5%
     Services and maintenance .....................       45.1         39.2        38.2         32.1         48.5
                                                        ------       ------      ------       ------       ------
          Total revenues ..........................      100.0        100.0       100.0        100.0        100.0
  Cost of revenues:

     Software license fees ........................        0.7          1.0         1.3          1.0          1.9
     Services and maintenance .....................       26.8         23.7        30.0         21.5         34.3
                                                        ------       ------      ------       ------       ------
          Total cost of revenues ..................       27.5         24.7        31.3         22.5         36.2
                                                        ------       ------      ------       ------       ------
  Gross margin ....................................       72.5         75.3        68.7         77.5         63.8
  Operating expenses:

     Sales and marketing ..........................       37.7         33.6        45.2         31.7         74.3
     Research and development .....................       25.7         22.7        30.8         22.4         42.8
     Cost of acquisition ..........................        --           3.2         --           --           --
     General and administrative ...................       12.9         11.4        22.9         12.0         36.3
     Restructuring charge .........................        --           --          --           --          28.1
     Amortization of goodwill and other intangibles        --           --         37.1         10.1         38.8
     Amortization of Microstrategy investment .....        --           --         31.3         28.8         36.9
     Impairment of goodwill .......................        --           --        124.4          --          72.8
                                                        ------       ------      ------       ------       ------
          Total operating expenses ................       76.3         70.9       291.7        105.0        330.0
                                                        ------       ------      ------       ------       ------
  Income (loss) from operations ...................       (3.8)         4.4      (223.0)       (27.5)      (266.2)
  Interest income (expense), net

     Interest Income ..............................        0.6          3.3         1.8          2.4          0.3
     Interest expense .............................       (0.2)         --         (4.4)        (3.8)        (8.6)
                                                        ------       ------      ------       ------       ------
          Total Interest income (expense), net ....        0.4          3.3        (2.6)        (1.4)        (8.3)
  Income (loss) before provision for income .......       (3.4)         7.7      (225.6)       (28.9)      (274.5)
                                                        ------       ------      ------       ------       ------
  Provision for income taxes ......................       (0.4)         5.1        (0.0)        (0.0)        (0.0)
                                                        ------       ------      ------       ------       ------
  Net income (loss) ...............................       (3.8)%        2.6%     (225.6)%      (28.9)%     (274.5)%
                                                        ======       ======      ======       ======       ======

OVERVIEW

Exchange Applications, Inc. and its subsidiaries (the "Company"), doing business as Xchange Inc., provides Customer Relationship Management (CRM) solutions that help companies earn a greater share of their customers' business through relevant, personalized customer communications. Xchange provides an open-platform CRM software and services solution that is designed to help clients customize offers based on profile information, synchronize offers across multiple customer channels in real-time and track the responses. This solution is designed to provide companies with opportunities to improve their acquisition and retention of customers and to increase customer relationship profitability. Our CRM solutions are licensed for use at approximately 290 client sites in 33 countries, including six leading U.S. marketing service bureaus.

CORPORATE OVERVIEW

     Xchange was incorporated in November 1996. Prior to incorporation, the Company operated as a separate division of two entities, Grant & Partners, Inc. and Grant & Partners Limited Partnership. Our activities during our early stages of operation focused on the development of software solutions to provide customer communications support to businesses. In 1995, Xchange began providing professional services in the areas of marketing program design and execution and data warehousing. In March 1997,we ceased providing marketing program design services. Our development efforts culminated in the introduction to the market in July 1996 of the first module of the Xchange Dialogue product family, Xchange's marketing automation software product. Since this initial introduction of Xchange Campaign, we have continued to focus significant resources on the development of additional functionality and features of the Xchange Dialogue suite as well as the development and acquisition of additional solutions within our CRM solution set including Xchange Real Time, Xchange EnAct, and the email marketing and analytic modules of the Xchange Dialogue suite. We have also continued to expand our marketing activities, build the Xchange identity, develop the competencies of the professional services group, build international sales and distribution channels and develop its general and administrative infrastructure. Xchange has shifted its primary business focus from providing services to selling software products. However, we believe that continuing to provide superior professional services will be critical to maximizing its opportunities for future revenues.

     In August 1999, Xchange acquired eXstatic Software, Inc. (formerly known as Gino Borland, Inc.) ("eXstatic") in a transaction accounted for as a pooling of interest. eXstatic develops and markets software products that enable businesses to plan, create and execute highly personalized, permission-based email communications based on customer profiles. In March 2000, Xchange acquired Knowledge Stream Partners, Inc. ("KSP") in a transaction accounted for under the purchase method. KSP specializes in consulting and software development for advanced data mining and online/offline analytics. Most recently, in June 2000, we acquired Customer Analytics, Inc. ("CA") in a transaction accounted for under the purchase method. CA develops and markets campaign management solutions focused on creating, executing, analyzing and measuring customer communications at the local or branch level.

     We generate revenue from software licenses, professional service arrangements and software maintenance agreements. We recognize revenue based on the provisions of Statement of Position, (SOP), No. 97-2, SOFTWARE REVENUE RECOGNITION, as amended by SOP No. 98-4 and SOP No. 98-9, and the provisions of SOP No. 81-1, ACCOUNTING FOR PERFORMANCE OF CONSTRUCTION-TYPE AND CERTAIN PRODUCTION-TYPE CONTRACTS.

     Software license fee revenues are generated from licensing the rights to the use of our packaged software products. Services and maintenance revenues are generated from sales of maintenance, consulting, training and hosting services performed for customers that license our products. For sales of products (typically our Xchange Real Time, Xchange Enact and certain Xchange Dialogue sales) where we are responsible for services that are essential to the functionality of the software, we recognizes revenue for these arrangements following the percentage-of-completion method over the implementation period. Percentage of completion is measured by the percentage of implementation hours incurred to date compared to estimated total implementation hours. This method is used because management has determined that past experience has shown expended hours to be the best measure of progress on these engagements. In situations where Xchange is not responsible for such services deemed to be essential to the customer's use of the software, we recognizes revenue on delivery of the packaged software if there is persuasive evidence of an arrangement, collection is probable, the fee is fixed or determinable and vendor-specific objective evidence exists to allocate the total fees to all undelivered elements of the arrangement. Vendor-specific objective evidence is based on the price charged when an element is sold separately or, in the case of an element not yet sold separately, the price established by authorized management, if it is probable that the price, once established, will not change before market introduction. Elements included in multiple-element arrangements could consist of software products, maintenance, consulting and training services.

     Revenue from maintenance services is recognized ratably over the term of the contract, typically one year. Professional services revenue is primarily related to implementation and consulting services performed on a time-and-materials basis under separate service arrangements. Revenues from professional service arrangements are recognized on either a time and materials or percentage-of-completion basis as the services are performed, provided that amounts due from customers are fixed or determinable and deemed collectible by management. In addition, we recognize services revenue for its application hosting service. The revenue is recognized over the service delivery period based on either a pre-determined monthly service fee or a usage based pricing model.

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     In certain situations, we may enter into transactions with third parties to acquire technology from those entities at the same time that we sell our technology to those same third parties. In those instances, Xchange applies Accounting Principles Board Opinion No. 29, ACCOUNTING FOR NONMONETARY TRANSACTIONS, and Emerging Issues Task Force Issue (EITF) No. 86-29, NONMONETARY
TRANSACTIONS: MAGNITUDE OF THE BOOT AND THE EXCEPTIONS TO THE USE OF FAIR VALUE, to such transactions.

     In April 2001, Xchange instituted a plan of corporate restructuring under which it eliminated 72 positions across its operations, representing approximately 15% of the total employee base. Xchange recorded restructuring charges of $7,460,000 during the three months ended June 30, 2001. This charge was comprised of $1,100,000 of severance to displaced employees and $6,360,000 of non-cash asset impairments associated with certain long lived assets that were expected to be realized in future product releases and service offerings. As of June 30, 2001, Xchange had paid $798,000 of the severance obligation. The remaining severance owed to displaced employees will be paid in installments through December 21, 2001.

         In July 2001, Xchange initiated an additional plan of corporate restructuring to better align our cost structure with the current economic climate. In connection with the restructuring, we eliminated 112 positions across its operations by reducing headcount 17% in support & services, 27% in sales, 30% in general administration, 36% in product operations and 44% in solutions and marketing. We will incur restructuring costs of approximately $4.3 million in the third quarter of 2001 associated with severance to terminated employees and abandoned facility costs as we consolidate our operations in North America.

RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. Statement No. 141 requires that all business combinations initiated after June 30, 2001, be accounted for using the purchase method of accounting. Statement No. 142 discusses how intangible assets that are acquired should be accounted for in financial statements upon their acquisition and also how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Beginning on January 1, 2002, with the adoption of Statement No. 142, goodwill and certain purchased intangibles existing on June 30, 2001, will no longer be subject to amortization over their estimated useful life. Rather the goodwill and certain purchased intangibles will be subject to an assessment for impairment. The provisions of Statement No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001. Xchange is currently assessing the potential impact SFAS No. 142 will have on its financial statements.

SIX MONTHS ENDED JUNE 30, 2000 AND 2001

     REVENUES

     Xchange's total revenues decreased 23.7% from $34.8 million in the six months ended June 30, 2000 to $26.6 million for the six months ended June 30, 2001. Software license fee revenues decreased 42.1% from $23.6 million, or 67.9% of total revenues, in the six months ended June 30, 2000 to $13.7 million, or 51.5% of total revenues, in the six months ended June 30, 2001. The decrease in software license fees is attributable primarily to (i) delays in completing sales resulting from our efforts to reorganize our sales and distribution strategy and personnel to effectively sell our new product and service suite and
(ii) a longer sales cycle and fewer sales resulting from a general market slowdown of information technology spending. As of June 30, 2001 Xchange had 32 direct sales representatives as compared to 41 at June 30, 2000.

     Services and maintenance revenues increased 15.2% from $11.2 million, or 32.1% of total revenues for the six months ended June 30, 2000, to $12.9 million, or 48.5% of total revenues for the six months ended June 30, 2001. The growth of services and maintenance revenues was directly attributable to additional service engagements, including $2.0 million of incremental revenue from ASP services, as well as additional maintenance fees from our increased base of customers. The increase in services and maintenance revenues as a percentage of total revenues is the result of the decrease of the contribution of software license fee revenues to the overall revenue mix during the six months ended June 30, 2001 as compared to the six months ended June 30, 2001.

     As Xchange looks to strengthen its relationships with third party software integrators, such as Cap Gemini Ernst & Young and IBM Global Services it is expected that we will see a shift in some of the services work historically performed by us to these third party integrators. However, we expect to continue the expansion of its service offerings to include newly identified opportunities as well as projects that require unique expertise or familiarity with the our CRM solution set. In addition, our second generation Xchange Dialogue product set as well as the Xchange Real Time and Xchange EnAct offerings have a high dependency on professional services for successful deployment. While many of these services will be performed by systems integrators, it is expected that certain domain specific services work will continue to be delivered by Xchange.

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

     For the six months ended June 30, 2001, Xchange's top five customers accounted for 47.8% of total revenues as compared to 35.9% of total revenues for the six months ended June 30, 2000. None of the top five customers during the six months ended June 30, 2001 was a top five customer during the six months ended June 30, 2000. The largest customer during the six months ended June 30, 2001 represented 29.7% of total revenues, while the largest customer for the six months ended June 30, 2001 represented 15.5% of Xchange's total revenues.

     Revenues from customers outside North America were $6.5 million for the six months ended June 30, 2001, representing approximately 24% of total revenues as compared to $8.0 million or 23% of total revenues for the comparable period in the prior year.

     COST OF REVENUES

     Xchange's cost of revenues consists of costs associated with software license fees and costs associated with services and maintenance. Total cost of revenues as a percentage of total revenues increased from 22.6% in the six months ended June 30, 2000 to 36.2% in the six months ended June 30, 2001.

     Cost of software license fees consists primarily of royalty payments made to third parties for licensed intellectual property and amortization of acquired technology rights included in the Xchange Dialogue and Xchange Enact products, and costs associated with software packaging and distribution. Cost of software license fees increased from $362,000, or 1.0% of total revenues for the six months ended June 30, 2000 to $501,000, or 1.9% of total revenues for the six months ended June 30, 2001. Cost of software license fees as a percentage of software license fee revenues increased to 3.7% during the six months ended June 30, 2001 from 1.5% during the six months ended June 30, 2000. The increase in cost of software license fees for the six months ended June 30, 2001 over June 30, 2001 primarily resulted from an incremental royalty costs associated with sales of the Xchange Analytics and Xchange Enact products during the six months ended June 30, 2001. We anticipate cost of software revenues to be between two and four percent of total revenues in the future, depending on the number of third party leveraged components software revenue.

     Xchange's cost of services and maintenance consists primarily of personnel, facility and system costs incurred in providing professional consulting services, training, hosted software services for the Xchange eMessaging product, and customer support services. Cost of services and maintenance revenues as a percentage of total revenues increased from 21.5% for the six months ended June 30, 2000 to 34.3% for the six months ended June 30, 2001, attributable primarily to the increase in the contribution of services and maintenance revenue to the overall revenue mix during the six months ended June 30, 2001. Cost of services and maintenance as a percentage of services and maintenance revenues was 67.0% and 70.7% for the six months ended June 30, 2000 and 2001, respectively. The increase in cost of services and maintenance as a percentage of services maintenance revenues is attributable primarily to the increased use of third party sub-contractors on certain services engagements.

     Overall gross margin decreased from 77.4% for the six months ended June 30, 2000 to 63.8% for the six months ended June 30, 2001 due primarily to the increase in the contribution of lower margin services and maintenance revenue to the overall revenue mix.

OPERATING EXPENSES

SALES AND MARKETING Xchange's sales and marketing expenses consist primarily of salaries for sales and marketing personnel, commissions, travel and promotional expenses. For the six months ended June 30, 2000 and 2001, sales and marketing expenses were 31.7% and 74.3% of total revenues, or $11.0 million and $19.7 million, respectively. The increase in absolute dollars is primarily attributable to an increase in sales and marketing personnel from 111 at June 30, 2000 to 121 at June 30, 2001 (reflective of our April 2001 workforce reduction which eliminated 17 positions), as well as increased spending on certain promotional activities including trade shows, seminars, and the development of collateral materials designed to increase awareness of Xchange and its products. We anticipate selling and marketing expense will decrease in the third and fourth quarter of 2001, both in absolute dollars and as a percentage of total revenue, as a result of our corporate restructurings that took place in April 2001 and July 2001 which resulted in the elimination of 55 positions from the sales and marketing functions.

     RESEARCH AND DEVELOPMENT Xchange's research and development expenses consist primarily of employee salary and benefits, consultant costs, and equipment and purchased software depreciation costs associated with new product development, enhancement of existing products and quality assurance activities. For the six months ended June 30, 2000 and 2001, research and development expenses were 22.4% and 42.8% of total revenues, or $7.8 million and $11.4 million, respectively. This increase in absolute dollars was primarily a result of the increase in research and development personnel from 119 at June 30, 2000 to 135 (reflective of our April 2001 workforce reduction which eliminated 19 positions), including contractors, at June 30, 2001. We anticipate research and development expenses will decrease in absolute dollars and as a percentage of total revenues as a result of the corporate restructurings that took place in April 2001 and July 2001 which resulted in the elimination of 65 positions, respectively, from the research and development function.

GENERAL AND ADMINISTRATIVE General and administrative expenses increased from $4.2 million, or 12.0% of total revenues, for the six months ended June 30, 2000 to $9.7 million, or 36.4% of total revenues, for the six months ended June 30, 2001. The increase in absolute dollars was the result of the increase in the number of personnel dedicated to its finance, information systems, and human resources departments from 52 at June 30, 2000 to 63 (reflective of our April 2001 workforce reduction which eliminated 8 positions) at June 30, 2001 as well as additional investments in infrastructure and increased legal and accounting expense associated with fundraising activities. In addition, Xchange incurred approximately $1.4 million of one-time charges associated with an increase in our bad debt and other reserves. We expect general and administrative expenses will decrease both in absolute dollars and as percentage of revenues as a result of the corporate restructurings that took place in April 2001 and July 2001 which resulted in the elimination of 30 positions from the general and administrative functions.

AMORTIZATION EXPENSE Amortization expense for the six months ended June 30, 2001 was approximately $20.1 million consisting of $10.3 million of amortization of goodwill and other intangible assets acquired in the acquisitions of KSP in March 2000, and CA in June 2000 and $9.8 million of amortization of the MicroStrategy investment acquired in December 1999. Amortization expense for the six months ended June 30, 2000, was approximately $13.5 million consisting of $10.0 amortization of the MicroStrategy investment acquired in December 1999 and $3.5 million of amortization of goodwill and other intangible assets acquired in the acquisitions of KSP in March 2000 and CA in June 2000.

RESTRUCTURING CHARGE During the six months ended June 30, 2001, Xchange recorded a restructuring charge of $7.5 million related to a corporate restructuring consummated in April 2001. The charge is comprised of $1.1 million of severance and $6.4 million in non-cash asset impairments associated with long lived assets that are no longer expected to be realized in future product releases and services offerings due to the reprioritization our development efforts.

IMPAIRMENT OF GOODWILL During the six months ended June 30, 2001, Xchange recorded an impairment charge of $19.3 million related to the goodwill recorded in connection with the acquisition of CA. See Note 3 in our unaudited Consolidated Financial Statements as of June 30, 2001 contained elsewhere in this Prospectus.

INTEREST INCOME (INTEREST EXPENSE) Interest income decreased from $848,000 for the six months ended June 30, 2000 to $116,000 for the six months ended June 30, 2001 primarily as a result of the decrease in our cash and investment balance on hand during the comparable periods. Interest expense increased from $1.3 million for the six months ended June 30, 2000 to $2.3 million for the six months ended June 30, 2001. Interest expense for the six months ended June 30, 2000 was comprised entirely of non cash interest on the Microstrategy obligation. Interest expense during the six months ended June 30, 2001 was comprised of $567,000 of non cash interest related to the Microstrategy obligation, $1.2 million of non cash interest expense related to the accretion of discounts on the convertible debt and warrants issued to Insight Capital Partners ("Insight"), $54,000 of non cash interest related to the accretion of discounts on notes payable to former shareholders of CA, $74,000 in interest expense related to the notes payable to former shareholders of CA, $170,000 if interest expense related to the notes payable to Insight, $73,000 of interest expense related our bank line of credit and $215,000 of interest expense related to capital leases.

PROVISION FOR INCOME TAXES For the six months ended June 30, 2000 and June 30, 2001, Xchange recorded an income tax provision of $21,000 and $12,000, respectively, related primarily to minimum state income tax requirements. No significant provision for foreign or federal, or state income taxes was recorded for the six months ended June 30, 2000 and 2001 because we incurred a net loss during the six month period.

YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000

REVENUES

    Our total revenues increased 65.0% from $26.2 million in 1998 to $43.3 million in 1999. A number of factors contributed to the increase in total revenues in 1999 including additional sales resulting from the expansion of key existing strategic re-seller arrangements as well as the establishment of new re-seller arrangements, the continued increase in our direct sales force, and incremental revenues provided by the eXstatic Software acquisition. Our total revenues increased 42.2% from $43.3 million in 1999 to $61.6 million in 2000. The factors contributing to this increase include the continued increase in our direct sales force, an increase in international sales from our subsidiaries in the United Kingdom and Australia, an increase in services and maintenance revenues from the our growing customer base as well as incremental revenues resulting from product and service offerings obtained through the acquisition of Customer Analytics, Inc. in June 2000, including incremental revenue resulting from transactions accounted for under the contract accounting method that had not been fully delivered as of the acquisition date.

    Software license fees increased 83% from $14.4 million, or 54.9% of total revenue, in 1998 to $26.3 million, or 60.8% of total revenue, in 1999. The increase in software license fee revenues from 1998 to 1999 is attributable to the expansion of our software license revenues from direct sales to customers both inside and outside of North America, as well as an increase in software license fee revenues from strategic re-seller relationships from $4.0 million in 1998 to $11.4 million in 1999. Software license fee revenues from direct sales to customers outside of North America were $4.9 million in 1999 as compared to $3.1 million in 1998. Software license fee revenues from direct sales to customers inside North America were $10 million in 1999 versus $7.2 million in 1998. Software license fees increased 45% from $26.3 million, or 60.8% of total revenue, in 1999 to $38.1 million, or 61.8% of total revenue, in 2000. This increase was due primarily to increased market awareness and acceptance of our original Xchange Campaign product, as well as incremental revenue generated by the addition of three new products to the Xchange 7 product suite. During 2000, we added Xchange Analytics, Xchange EnAct, and Xchange Real Time to its Xchange 7 product offering. This expansion of the product offering helped us realize an increase in repeat business sold to the customer install base from 21% of software license revenues in 1999 to 32% in 2000, as well as an increase in the average selling price for software transactions from $383,000 in 1999 to $486,000 in 2000. In addition in 2000, we were successful in the distribution of our eMessaging product to the value-added services providers as a component of their overall managed service offering. This strategy generated approximately $2.2 million in incremental revenue in 2000 compared to 1999.

    Services and maintenance revenues increased 44% from $11.8 million, or 45.1% of total revenues, in 1998 to $17.0 million, or 39.2% of total revenues, in 1999. The growth of services and maintenance revenues in 1999 was directly attributable to $2.1 million in additional services engagement revenue and $3.0 million in additional maintenance fee revenues from the Company's increased base of customers. Services and maintenance revenues increased 39% from $17.0 million, or 39.2% of total revenues, in 1999 to $23.5 million, or 38.2% of total revenues, in 2000. The growth of services and maintenance revenues in 2000 was directly attributable to $3.2 million in additional services engagement revenue and $3.3 million in additional maintenance fee revenues from our increased base of customers. The decrease in services and maintenance revenues as a percentage of total revenues was primarily attributable to the increased contribution of software license fee revenues resulting from the market acceptance of our suite of products, including adoption of new technologies brought to market in 2000. As we look to strengthen our relationships with third party software integrators, such as Cap Gemini Ernst & Young, IBM Global Services, and PriceWaterhouseCoopers it is expected that we will see a shift in some of the services work we have historically performed to these third party integrators. However, we expect to continue the expansion of our service offerings to include newly identified opportunities as well as projects that require unique expertise or familiarity with our CRM solution set. In addition, our second generation Xchange Dialogue product set as well as the Xchange Real Time and Xchange EnAct offerings have a high dependency on professional services for successful deployment. While many of these services will be performed by systems integrators, it is expected that we will deliver a sufficient amount of domain specific services work such that the overall mix of software and services as a percentage of total revenues should remain the same over the foreseeable future.

    In 1998, our top five customers accounted for 31.1% of total revenues, while our three largest customers accounted for 12.4%, 5.3% and 5.2%, respectively, of total revenues during this same period. In 1999, our top five customers accounted for 37.7% of total revenues, while our three largest customers accounted for 11.3%, 10.4% and 7.2%, respectively, of our total revenues during this same period. In 2000, our top five customers accounted for 26.9% of total revenues, while our three largest customers accounted for 10.2%, 7.0%, and 3.3% of total revenues during this same period. In 1998 and 1999 revenues from the largest customer were comprised of sales through a single re-seller to multiple end-user businesses. In 2000, our largest customer was MicroStrategy, Inc ("Microstrategy"). and included $3.5 million of revenue from the designation of additional named affiliates to its Strategy.com web service under the terms of the agreement entered into in December 1999.

  COST OF REVENUES

    Total cost of revenues consists of costs associated with software license fees and costs associated with services and maintenance. Total cost of revenues as a percentage of total revenues declined from 27.5% in 1998 to 24.7% in 1999. In 2000, cost of revenues as a percentage of total revenues increased to 31.3% of total revenues. The decrease in cost of revenues as a percentage of total revenues from 1998 to 1999 was primarily attributable to the increased year-over-year contribution of higher-margin software license sales. The increase in cost of revenues as a percentage of total revenue in 2000 resulted from the unexpected decrease in revenue in the second half of 2000 due to poor sales execution in the third quarter and the impact of the shift to contract accounting for software revenue recognition in a number of transactions entered into in the third and fourth quarter of 2000.

    Cost of software license fees in 1998 and 1999 are comprised of royalty payments made to third parties for licensed intellectual property included in the Xchange Campaign product, and costs associated with software packaging and distribution. Cost of software license fees as a percentage of total revenues increased from 0.7% in 1998 to 1.0% in 1999, and 1.3% in 2000. Cost of software license fees as a percentage of software license fee revenues increased from 1.3% in 1998 to 1.7% in 1999 and 2.0% in 2000. The increase in cost of software license fees from 1998 to 1999 resulted from increased shipments of Xchange Campaign software and, therefore, the associated royalty expense payable to third parties and costs associated with software packaging and distribution, as well as an incremental $117,000 in royalty obligations associated with the new Xchange Dialogue for Planning module available in 1999. This increase was partially offset by the fact that our primary royalty obligation in 1998, which was payable on the first $10 million of Xchange Campaign sales, was fully satisfied by the end of the second quarter 1998. The absolute dollar increase in cost of software license fees from 1999 to 2000 resulted from continued increases in the shipment of Xchange Campaign as well as an incremental $199,000 in third party royalties for components of the new Xchange Analytics and Xchange Real Time software products released to customers in 2000

    Cost of services and maintenance consists primarily of personnel, facility and system costs incurred in providing professional consulting services, training, hosted software services for the Xchange eMessaging software product, and customer support services. Cost of services and maintenance revenues as a percentage of total revenues was 26.8%, 23.7% and 30.0% in 1998, 1999, and 2000, respectively. The decrease in costs as a percentage of revenue from 1998 to 1999 was a result of the increased contribution of the software license fee revenues during that period. During the first half of 2000, we made a conscious decision to invest in the infrastructure and capacity of the services organization in anticipation of the continued increase in software transactions and the related services component. We realized an unanticipated slow down in the number of software transactions completed in the third quarter of 2000 as a result of general market conditions as well as poor sales execution. This resulted in a decrease in the number of services engagements and related revenue deliverable in the fourth quarter of 2000. The increase in cost of services and maintenance as a percentage of total revenue in 2000 as compared to 1999 is the result of the decrease in expected services revenues due to poor software sales in the third quarter of 2000. During the fourth quarter of 2000, we took corrective actions to reduce the cost of services revenues and the benefit of those actions were realized beginning in the first quarter of 2001. Cost of services and maintenance as a percentage of services and maintenance revenues was 59.4%, 60.5%, and 78.6% in 1998, 1999 and 2000, respectively. The slight increase in cost of services and maintenance as a percentage of services and maintenance revenue from 1998 to 1999 was primarily a result of increased costs to establish the application service provider facilities necessary to deliver the Xchange eMessaging hosted software business. The increase in cost of services and maintenance revenues as a percentage of services and maintenance revenue from 1999 to 2000 was attributable primarily to the impact of the inefficient mix of services resources as it related to realized software bookings in the third quarter.

    Overall gross margin increased from 72.5% in 1998 to 75.3% in 1999. The increase in overall gross margin from 1998 to 1999 was primarily due to the continued increased contribution of software license fee revenues in 1999 as compared to 1998. Overall gross margin decreased from 75.3% in 1999 to 68.7% primarily as a result of the decrease in license fee revenue contribution to the revenue mix in the third and fourth quarters of 2000.

OPERATING EXPENSES

    SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries for sales and marketing personnel, commissions, travel and promotional expenses. Sales and marketing expenses were, $9.9 million, $14.6 million, and $27.8 million representing 37.7%, 33.6% and 45.2% of total revenues, in 1998, 1999, and 2000, respectively. This increase in expense is primarily attributable to the increase in personnel, promotional activities including trade shows, seminars, and the development of promotional materials designed to increase awareness of Xchange and our products. The number of employees directly involved in the sales and marketing effort increased from 38 in 1998 to 55 in 1999 and to 102 in 2000. The investment in sales and marketing personnel and activities contributed to the expansion of the customer installation base to over 275 locations and 33 countries at December 31, 2000.

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of employee salary and benefits, consultant costs, and equipment and purchased-software depreciation costs associated with new product development, enhancement of existing products and quality assurance activities. Research and development expenses increased from $6.7 million, to $9.8 million and $19.0 million representing 25.7%, 22.7% and 30.8% of total revenues, in 1998, 1999 and 2000, respectively. The increase in absolute dollars reflects the hiring of 25 additional employees in 1999 and 58 additional employees in 2000 and additional investments in our Xchange Dialogue, Xchange EnAct, and Xchange Real Time products. In 1999, with the release of the Xchange eMessaging product as well as continued market acceptance of the Xchange Dialogue family of products, total revenues increased at a faster pace than research and development expenditures, resulting in a decrease in total research and development expense as a percentage of total revenues from 1998 to 1999. In 2000, research and development expense increased as a percentage of total revenue as a result of increased investment in research and development of the Xchange Dialogue product suite, the Xchange Real Time product, and the Xchange EnAct product coupled with a decrease in year over year revenue growth rates in the second half of 2000.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries and related costs, outside professional fees, and equipment and software depreciation costs associated with the finance, legal, human resources, information systems, and administrative functions. General and administrative expenses were $3.4 million, $4.9 million and $14.1 million

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

representing 12.9%, 11.4% and 22.9% of total revenues, in 1998, 1999, and 2000, respectively. From 1998 to 2000, expenses increased in absolute dollars as our administrative staffing grew from 20 employees in 1998 to 35 employees in 1999 and to 76 in 2000. In 1998 and 1999, general and administrative expenses declined as a percentage of total revenue due primarily to economies of scale. In 2000, general and administrative expenses increased as a percentage of total revenue as a result of the significant expansion of the general and administrative support organization to support the doubling of the employee and customer base between 1999 and 2000, as well as the impact of the decrease in anticipated revenue during the second half of 2000. In addition, we recorded approximately $2.8 million of incremental one time charges in 2000 associated with the write-off of specific bad debts, the increase in the bad debt and sales return allowance, and compensation expense associated with tax exposures on international stock option exercises.

COST OF ACQUISITION

      On August 20, 1999, we acquired eXstatic Software, Inc., a company that develops and markets software solutions that enable businesses to plan, create and execute highly personalized, permission-based email communications based on customer profiles. Total costs associated with the acquisition of $1.4 million include approximately $753,000 of non-cash compensation charges associated with stock options, as well as legal and accounting fees incurred by both organizations.

AMORTIZATION EXPENSE

      Amortization expense for the year ended December 31, 2000 was approximately $42.2 million consisting of $22.3 million of amortization of goodwill and other intangible assets acquired in the acquisitions of KSP in March 2000, and CA in June 2000 and $19.8 million of amortization of the MicroStrategy investment acquired in December 1999.

IMPAIRMENT OF GOODWILL

    During the fourth quarter of 2000, we recorded an impairment charge of $76.6 million related to the goodwill recorded in connection with the acquisition of Customer Analytics, Inc. See Note 3(c) in our Consolidated Financial Statements.

INTEREST INCOME (EXPENSE), NET

    Net interest income increased from $104,000 in 1998 to $1.4 million in 1999 primarily as a result of interest earned on proceeds from our initial public offering completed in December 1998 and its second public offering completed in June 1999. In 2000, we reported net interest expense of $1.6 million which was comprised of $1.1 million in interest income from cash and investments and $2.7 million in interest expense. In 2000, we recorded $2.3 million in non-cash interest associated with the amortization of the long-term obligation from the MicroStrategy transaction, $195,000 of interest on notes issued in connection with the CA acquisition, as well as $248,000 in interest expense associated with capital leases entered into in 2000 or acquired in connection with the CA acquisition.

PROVISION FOR INCOME TAXES

    We recorded a provision for income taxes for the twelve months ended December 31, 1999 of $2.2 million, or 67% of income before taxes. The two primary reasons for the high effective tax rate were the $1.4 million of non-tax-deductible acquisition costs and $405,000 of non-tax-deductible operating losses of eXstatic prior to the August 20, 1999 acquisition date included in the results of operations. Prior to its acquisition, eXstatic was structured as a sub-chapter S corporation and, as such, the tax benefit of losses incurred through August 20, 1999 reverted to eXstatic's principals. Because the acquisition was structured as a non-taxable transaction for the eXstatic shareholders, we do not expect to realize any tax benefit from eXstatic losses incurred prior to the acquisition.

    We recorded a provision for foreign income taxes in 1998 and 2000 for net operating profits earned by its international subsidiaries. However no provision was recorded for federal or state income taxes as Xchange incurred net domestic operating losses in those years. We have recorded a full valuation allowance against the deferred tax asset generated as a result of net operating loss carry-forwards in the United States incurred prior to 2000, as we currently believe it is more likely than not that these assets will not be realized.

SELECTED QUARTERLY RESULTS OF OPERATIONS

    The following tables present unaudited quarterly consolidated statement of operations data for each quarter in the eight quarters ended June 30, 2001, as well as such data expressed as a percentage of our total revenues for the periods indicated. This data has been derived from unaudited consolidated financial statements that have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting only of normal recurring adjustments) that we consider necessary for a fair presentation of such information. We believe quarter-to-quarter comparisons of our financial results should not be relied upon as an indication of future performance, and operating results may fluctuate from quarter to quarter in the future.

                                                                                   QUARTER ENDED
                                       -------------------------------------------------------------------------------------------
                                       SEPT.30,   DEC. 31,  MARCH 31,   JUNE 30,    SEPT. 30,    DEC. 31,    MARCH 31,   JUNE 30,
                                         1999       1999      2000        2000        2000         2000        2001        2001
                                       --------   --------  ---------   ---------   ---------   ----------   ---------   ---------
                                                                                   (IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:

Revenues:
  Software license fees .............. $  6,793   $  8,492  $  10,262   $  13,351   $   5,940   $    8,517   $   9,045   $   4,628
  Services and maintenance ...........    4,402      4,891      4,900       6,287       6,549        5,770       6,715       6,179
                                       --------   --------  ---------   ---------   ---------   ----------   ---------   ---------
        Total revenues ...............   11,195     13,383     15,162      19,638      12,489       14,287      15,760      10,807
Cost of revenues:

  Software license fees ..............                                                     68          141         221         164
  Services and maintenance ...........    2,721      3,083      3,343       4,147       5,896        5,089       4,514       4,601
                                       --------   --------  ---------   ---------   ---------   ----------   ---------   ---------
        Total cost of revenues .......    2,789      3,289      3,484       4,368       6,060        5,339       4,717       4,899
                                       --------   --------  ---------   ---------   ---------   ----------   ---------   ---------
Gross profit .........................    8,406     10,094     11,678      15,270       6,429        8,948      11,043       5,908
Operating expenses:

  Sales and marketing ................    3,711      4,103      4,841       6,188       7,424        9,387      10,280       9,448
  Research and development ...........    2,648      3,011      3,212       4,576       5,885        5,286       6,221       5,155
  General and administrative .........    1,263      1,542      1,945       2,250       6,356        3,563       4,241       5,417
  Amortization of goodwill and other
         intangibles from acquisitions     --         --         --         3,506       9,288        9,537       5,130       5,189
  Impairment of goodwill .............     --         --         --          --          --         76,604        --        19,349
  Amortization of MicroStrategy non
         current asset ...............     --         --        4,905       5,105       4,906        4,906       4,906       4,906
  Restructuring charge ...............     --         --         --          --          --           --          --         7,460

  Cost of acquisition ................    1,388       --         --          --          --           --          --          --
                                       --------   --------  ---------   ---------   ---------   ----------   ---------   ---------
        Total operating expenses .....    9,010      8,656     14,903      21,625      33,859      109,283      30,778      56,924
                                       --------   --------  ---------   ---------   ---------   ----------   ---------   ---------
Income (loss) from operations ........     (604)     1,438     (3,225)     (6,355)    (27,430)    (100,335)    (19,735)    (51,016)
Interest income (expense), net .......      452        513       (170)       (303)       (545)        (617)       (541)     (1,671)
                                       --------   --------  ---------   ---------   ---------   ----------   ---------   ---------
Income (loss) before provision for
        income tax ...................     (152)     1,951     (3,395)     (6,658)    (27,975)    (100,952)    (20,276)    (52,687)
                                       --------   --------  ---------   ---------   ---------   ----------   ---------   ---------
Provision for income taxes ...........      457      1,201       --          --          --              9           6           6
                                       --------   --------  ---------   ---------   ---------   ----------   ---------   ---------
Net income (loss) .................... $   (609)  $    750  $  (3,395)  $  (6,658)  $ (27,975)  $ (100,961)  $ (20,282)  $ (52,693)
                                       ========   ========  =========   =========   =========   ==========   =========   =========

                                                                                   QUARTER ENDED
                                       -------------------------------------------------------------------------------------------
                                       SEPT.30,   DEC. 31,  MARCH 31,   JUNE 30,    SEPT. 30,    DEC. 31,    MARCH 31,   JUNE 30,
                                         1999       1999      2000        2000        2000         2000        2001        2001
                                       --------   --------  ---------   ---------   ---------   ----------   ---------   ---------
AS A PERCENTAGE OF TOTAL REVENUES:
Revenues:
  Software license fees ..............     60.7%      63.5%      67.7%       68.0%       47.6%        59.6%       57.4%       42.8%
  Services and maintenance ...........     39.3       36.5       32.3        32.0        52.4         40.4        42.6        57.2
                                       --------   --------  ---------   ---------   ---------   ----------   ---------   ---------
        Total revenues ...............    100.0      100.0      100.0       100.0       100.0        100.0       100.0       100.0
Cost of revenues:

  Software license fees ..............      0.6        1.6        1.0         1.1         1.3          1.8         1.3         2.8
  Services and maintenance ...........     24.3       23.0       22.0        21.1        47.2         35.6        28.6        42.6
                                       --------   --------  ---------   ---------   ---------   ----------   ---------   ---------
        Total cost of revenues .......     24.9       24.6       23.0        22.2        48.5         37.4        29.9        45.4
                                       --------   --------  ---------   ---------   ---------   ----------   ---------   ---------
Gross margin .........................     75.1       75.4       77.0        77.8        51.5         62.6        70.1        54.6
Operating expenses:

  Sales and marketing ................     33.1       30.7       31.9        31.5        59.4         65.7        65.2        87.4
  Research and development ...........     23.7       22.5       21.2        23.3        47.1         37.0        39.5        47.7
  General and administrative .........     11.3       11.5       12.8        11.4        50.9         24.9        26.9        50.1
  Amortization of goodwill and other
         intangibles from Acquisitions      --         --         --         17.9        74.4         66.8        32.6        48.1
  Impairment of goodwill .............      --         --         --          --          --         536.2         --        179.0
  Amortization of MicroStrategy non
         current asset ...............      --         --        32.4        26.0        39.3         34.3        31.1        45.4
  Restructuring charge ...............      --         --         --          --          --           --          --         69.0

  Cost of acquisition ................     12.4        --         --          --          --           --          --          --
                                       --------   --------  ---------   ---------   ---------   ----------   ---------   ---------
        Total operating expenses .....     80.5       64.7       98.3       110.1       271.1        764.9       195.3       526.7
                                       --------   --------  ---------   ---------   ---------   ----------   ---------   ---------
Income (loss) from operations ........     (5.4)      10.7      (21.3)      (32.3)     (219.6)      (702.3)     (125.2)     (472.1)
Interest income (expense), net .......      4.0        3.8       (1.1)       (1.5)       (4.4)        (4.3)       (3.5)      (15.5)
                                       --------   --------  ---------   ---------   ---------   ----------   ---------   ---------
Income (loss) before provision for
        income tax ...................     (1.4)      14.5      (22.4)      (33.8)     (224.0)      (706.6)     (128.7)     (487.6)
Provision for income taxes ...........      4.1        8.9        --         (0.1)        --          (0.1)        (--)       (0.1)
                                       --------   --------  ---------   ---------   ---------   ----------   ---------   ---------
Net income (loss) ....................     (5.5)%      5.6%     (22.4)%     (33.9)%    (224.0)%     (706.7)%    (128.7)%    (487.7)%
                                       ========   ========  =========   =========   =========   ==========   =========   =========

    Our quarterly and annual operating results have varied significantly in the past and are expected to do so in the future. Accordingly, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as predictors of future performance. See "Risk Factors -- Our quarterly operating results may fluctuate significantly and you should not rely on them to predict our future performance."

   LIQUIDITY AND CAPITAL RESOURCES

         Cash and cash equivalents as of June 30, 2001 decreased $3.6 million from December 31, 2000. Net cash used in operations of approximately $14.6 million resulted primarily from a loss of $22.7 million before amortization expense and other non-cash charges offset by an increase of $8.1 million in net working capital.

         Net cash used in investing activities for the six months ended June 30, 2001, of $1.5 was primarily the result of property and equipment purchases during the first quarter of 2001 related to the increase in headcount and investments in infrastructure. Net cash provided by financing activities of $12.4 million consisted of $4.6 million in net proceeds from the sale of Series A Redeemable Convertible Preferred Stock, $6.9 million in net proceeds from the issuance of notes payable to Insight, $4.0 in net borrowings under our credit facility, $164,000 from exercise of common stock options and $230,000 of proceeds from the sale of common stock under our Employee Stock Purchase Plan during the six months ended June 30, 2001. These contributions were offset by the repayment of $986,000 of capital lease obligations and $2.5 million from the repayment of notes payable to former investors of CA.

         On April 16, 2001, Xchange received an Undertaking Letter from Insight under which Insight agreed to provide additional financing to support Xchange's ongoing business operations (the "Additional Financing"). In June 2001, Xchange issued bridge notes ("June Notes") to Insight for an aggregate total purchase price of $7,000,000. The June Notes refinanced the February and March Notes as well as provided an additional $2.5 million in funding. In July 2001, Xchange issued convertible debentures ("July Debentures") to Insight in the amount of $12.2 million. These debentures replaced the existing June Notes including all unpaid and accrued interest and provided an additional $5.0 million in funding. In August 2001, Xchange issued an additional $15.5 million of convertible debentures to Insight and several other investors as well as refinanced the terms of the July Debentures. As of September 30, 2001, Insight had fulfilled its obligation under the terms of the Undertaking Letter. Under Nasdaq Marketplace Rules 4350(i)(1)(B)and 4350(i)(1)(D)(ii), shareholder approval is normally required for investments similar to the Convertible Debentures. However, the Company requested from Nasdaq an exception to this shareholder approval requirement pursuant to Nasdaq Marketplace Rule 4350(i)(2). Rule 4350(i)(2) provides that "exceptions may be made upon application to Nasdaq when: (A) the delay in securing shareholder approval would seriously jeopardize the financial viability of the enterprise; and (B) reliance by the company on this exception is expressly approved by the Audit Committee or a comparable body of the Board of Directors." The Company obtained such exception to the shareholder approval requirements from Nasdaq, citing our immediate need for funds.

In addition, in April 2001, Xchange received a $5.0 million secured credit facility from Silicon Valley Bank. Availability under the credit facility is based on a percentage of our eligible receivables as defined. In addition, we must maintain at least $2.0 million of excess availability or cash and investments at all times. During the six months ended June 30, 2001, Xchange received net proceeds of $4.0 million under the line of credit. The credit facility expires in April 2002. Xchange is subject to certain operational and financial covenants under the terms of the agreement. At June 30, 2001, the we were out of compliance with certain financial covenants of the line of credit. In July 2001, certain terms of the credit facility were modified pursuant to which the bank agreed to waive Xchange's non compliance with certain financial covenants.

During the six months ended June 30, 2001, we instituted a plan of corporate restructuring to better align our cost structure with our business outlook and general economic conditions. Although we will realize significant cost savings as a result of these measures, we may need to raise additional capital to fund operations. There is no guarantee that we will be able to raise additional funds on terms that are favorable or at all. If we are not successful in aligning our cost structure with current economic conditions or we are unable additional financing, we will be at risk of running out of money as early March 31,2002.

   QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    The following discussion about Xchange's market risk disclosures involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. The Company is exposed to market risk related to changes in interest rates and foreign currency exchange rates. Xchange does not use derivative financial instruments for speculative or trading purposes.

FOREIGN CURRENCY EXCHANGE RISK We currently have sales and services offices in the United States, United Kingdom Australia, South Africa, Korea, Germany, Singapore, and Japan and a global customer base and as a result, we face exposure to adverse movements in foreign currency exchange rates. These exposures may change over time as business practices evolve and could have a material adverse impact on the our financial results. Historically, Xchange's primary exposure has been nondollar-denominated operating expenses and sales by its United Kingdom subsidiary. The introduction of the Euro as a common currency for members of the European Monetary Union, of which the United Kingdom is not a member, occurred in January 1999. To date, we have not seen any impact of the Euro on foreign exchange exposure. In addition, if we expand our sales and service presence in the Asia/Pacific region, its exposure to foreign currency exchange rate risks from the more volatile economies of this region will increase. We are prepared to hedge against fluctuations in the British Sterling, Euro, or other foreign currency if the exposure becomes material. As of June 30, 2001 the Company's material nondollar-denominated assets and liabilities primarily consisted of cash, accounts receivable and accounts payable denominated in British Sterling and Australian dollars.

                                    BUSINESS

OVERVIEW

    Xchange helps companies focus their resources on customers who represent the best long-term profitability. Our solutions are positioned to help companies realize their goal of increased profitability by instilling a profit-focused discipline in the organization, coordinating all touch points and creating a personalized dialogue with the most valuable customers. These solutions have been licensed for use at approximately 290 client sites worldwide, including Citigroup, DaimlerChrysler and Vodafone.

    We offer a suite of Customer Relationship Management ("CRM") software and services, known collectively as the Xchange 7 solution, that are designed for Global 2000 and mid-sized companies spanning several vertical markets, including financial services, telecommunications, retail, insurance, utilities, travel and hospitality, automotive and others. Our clients are primarily business-to-consumer marketers who need to communicate with customers and prospects via both online and offline channels.

    Xchange 7 consists of the following components:

- XCHANGE ANALYTICS: Xchange's unique vertical-specific analytics software that provides the critical customer and profit analyses required to conduct intelligent, economics-based marketing, sales and service campaigns and then measure the results.

- XCHANGE CAMPAIGN: Xchange's award-winning campaign management software, that enables companies to plan, create and execute highly targeted, cross-channel marketing campaigns.

- XCHANGE EMESSAGING: eMessaging software that helps firms quickly and easily plan, create and execute personalized, opt-in email that can be sent in HTML or text format.

- XCHANGE ENACT: Xchange's frontline marketing automation software that helps local marketers tap central customer information and apply it to local campaigns, and feed local market intelligence back into central marketing for future targeting.

- XCHANGE REAL TIME: Real-time decisioning software that helps companies serve up offers on the fly in response to inbound customer and prospect inquiries.

    The first four components can be purchased as a package called Xchange Dialogue, or clients can mix and match components according to their unique business requirements. Most components can be purchased as standalone software, or hosted in an Application Service Provider ("ASP") environment.

    We define our market space as Strategic CRM, as opposed to Operational CRM. Strategic CRM solutions act as the brains behind a company's overall CRM initiative, by providing the customer intelligence required to segment customers, planning contact strategies, queueing up the most appropriate offers for each customer at each interaction, and measuring the results across all channels. Operational CRM software, on the other hand, is more transactional and less intelligent in nature. Examples of Operational CRM applications are sales-force automation and call center software (also known as "front-office applications"). Our Strategic CRM software integrates with front-office applications and makes them "smarter"; it is not designed to replace them.

BACKGROUND

A number of industry trends are driving the adoption of CRM solutions. Among them are:

o COMPANIES' NEED TO NOT ONLY ACQUIRE, RETAIN AND EXPAND CUSTOMER RELATIONSHIPS, BUT ALSO TO DRIVE MORE PROFITABILITY FROM THEIR CUSTOMER BASE;
o    A GROWING REALIZATION AMONG COMPANIES THAT THE CUSTOMER IS THE PROFIT
     CENTER;
o THE GROWING COMPLEXITY OF COMPANIES' CUSTOMER COMMUNICATION CHANNELS, DUE TO NEW CHANNELS SUCH AS THE WEB, EMAIL AND WIRELESS DEVICES; AND
o INCREASING DEMAND TO QUANTIFY THE RETURN ON INVESTMENT ("ROI") OF MARKETING INVESTMENTS.

    Several best practices for CRM have emerged that, according to industry research organizations, help increase a company's chances for success with CRM. Xchange has embodied these best practices in its Xchange 7 solution.

- ANALYTICS ARE AN ESSENTIAL PART OF THE PLANNING PROCESS AS WELL AS THE RESULTS-MEASUREMENT PROCESS.
- COMPANIES MUST GAIN A CROSS-CHANNEL VIEW OF CUSTOMERS, AND IN TURN PROVIDE CUSTOMERS WITH A SINGLE VIEW OF THEIR COMPANY BY COORDINATING MESSAGES ACROSS ALL CHANNELS.
- REAL-TIME MARKETING WILL BECOME AN IMPERATIVE IN 2001, IN ORDER TO PROVIDE CUSTOMERS AND PROSPECTS WITH INSTANTLY RENDERED, PERSONALIZED OFFERS BASED ON UP-TO-THE-SECOND CUSTOMER PROFILES. THIS INCLUDES BOTH REAL TIME RULES AND REAL TIME DATA.
- COMPANIES WHO WANT TO MAXIMIZE CUSTOMER INCOME STREAMS CANNOT IGNORE MANNED CHANNELS SUCH AS BRANCHES AND RETAIL STORES.

-    OPT-IN PRINCIPALS ARE A NECESSITY WHEN IT COMES TO EMAIL MARKETING.

EVOLUTION OF CRM

    Over the past several years, the CRM industry has evolved considerably. This evolution can be viewed in three distinct phases:

    Database Marketing: THESE SOLUTIONS ARE CHARACTERIZED BY SINGLE-CHANNEL, OUTBOUND CUSTOMER COMMUNICATIONS (USUALLY MAIL OR TELEPHONE) THAT ARE TARGETED ACCORDING TO SIMPLE DEMOGRAPHIC DATA SUCH AS ZIP CODE. TARGET SEGMENTS TEND TO BE VERY LARGE SINCE PRECISE TARGETING IS NOT POSSIBLE. MEASUREMENT OF CAMPAIGN SUCCESS, IF PERFORMED AT ALL, IS GENERALLY LIMITED TO SIMPLE METRICS SUCH AS RESPONSE RATES. IN ITS SIMPLEST FORM, DATABASE MARKETING ENABLES BUSINESSES TO TARGET THEIR MESSAGES TO CERTAIN SEGMENTS OF RECIPIENTS, BUT DOES NOT ALLOW FOR MULTI-LEVEL SEGMENTATION, A HIGH DEGREE OF PERSONALIZATION, OR COMPLEX ANALYTICS. BECAUSE TRADITIONAL DATABASE MARKETING CAMPAIGNS REQUIRING THE INVOLVEMENT OF INFORMATION SYSTEMS PERSONNEL, AS WELL AS MARKETERS, ARE TYPICALLY SENT TO LARGE AUDIENCES, MOST BUSINESSES ARE LIMITED TO PERFORMING SMALL QUANTITIES OF CAMPAIGNS PER YEAR.

    Behavior-Based Marketing: THESE SOLUTIONS ENABLE BUSINESSES TO TARGET MARKETING MESSAGES BASED ON A CUSTOMER'S OR PROSPECT'S HISTORICAL BEHAVIOR. THOUGH BEHAVIOR-BASED MARKETING IS ALSO LIMITED TO OUTBOUND CHANNELS, IT CAN OFTEN ACCOMMODATE MULTIPLE CHANNELS WITHIN A CAMPAIGN, ALLOWING COMPANIES TO, FOR INSTANCE, SEND THE SAME OFFER BY EITHER TELEPHONE OR MAIL. BECAUSE BEHAVIOR-BASED MARKETING HELPS COMPANIES PERFORM MORE PRECISE TARGETING, CAMPAIGNS TEND TO BE SMALLER THAN DATABASE MARKETING CAMPAIGNS, AND COMPANIES CAN THUS EXECUTE THEM MORE OFTEN. HOWEVER, BEHAVIOR-BASED MARKETING SOLUTIONS HAVE DRAWBACKS. FIRST, THEY PERFORM HISTORICAL ANALYSIS, BUT NOT PROSPECTIVE ANALYSIS. SECOND, THE APPLICATIONS REQUIRED FOR BEHAVIOR-BASED MARKETING TEND TO BE COMPLEX AND SLOW, AND THUS NOT WELL SUITED FOR INTERNET COMMUNICATIONS.

    Strategic CRM: WE REFER TO THE LATEST PHASE OF EVOLUTION AS STRATEGIC CRM, DISTINGUISHED FROM DATABASE MARKETING AND BEHAVIOR-BASED MARKETING IN FOUR IMPORTANT WAYS.

    o FIRST, STRATEGIC CRM SOLUTIONS ARE DESIGNED TO PROVIDE BUSINESSES WITH AN INTEGRATED, SINGLE VIEW OF CUSTOMERS ACROSS ALL CHANNELS, BOTH INBOUND (I.E., WEB MARKETING AND SALES) AND OUTBOUND (I.E., WEB SERVICE AND SUPPORT).

    o SECOND, THESE SOLUTIONS INCORPORATE SOPHISTICATED ANALYTICAL CAPABILITIES THAT ENABLE BUSINESSES TO MAKE EDUCATED GUESSES ABOUT WHAT CUSTOMERS OR PROSPECTS ARE LIKELY TO WANT OR NEED IN THE FUTURE.

    o THIRD, THEY PROVIDE REAL-TIME SYNCHRONIZATION OF INFORMATION AMONG CUSTOMER CHANNELS, SO THAT INTERNET COMMUNICATIONS CAN BE INTEGRATED WITH AN ORGANIZATION'S OFFLINE MARKETING.

    o FOURTH, BECAUSE CRM SOLUTIONS ARE DESIGNED TO PROVIDE A 360-DEGREE VIEW OF CUSTOMERS, THEY CAN ENABLE MORE SOPHISTICATED ANALYSIS AND METRICS, INCLUDING RETURN-ON-INVESTMENT ANALYSIS.

   THE CRM OPPORTUNITY

     Our own research has shown that many companies are disillusioned about CRM technology, having spent millions of dollars on hardware and software and received little in the way of measurable ROI. We believe that several shortcomings have led to this disappointment.

- So-called "end-to-end" CRM suites tend to offer very light capabilities in areas such as analytics and marketing campaign management, crucial to identifying profitable or potentially profitable customers and optimizing customer marketing investments.
- Integration among vendors remains poor, causing each customer touch point to interact with customers in isolation.
- Companies aren't able to track results, measure the effectiveness of their efforts, and learn from past campaigns.

     As a result of these three factors, we believe that most companies are not able to provide customers with a consistent experience across channels, which in turn has a negative impact on the profits companies earn from customer relationships.

Xchange 7, which has the ability to integrate with CRM solutions from other leading vendors, solves these problems by:

- Creating vertical-specific analyses that identify profitable and potentially profitable customer groups;
- Providing personalized offers to each channel so that inbound customer inquiries are responded to with the very best, most relevant offer based on up-to-the-second customer profiles;
- Providing a profit-focused methodology for frontline personnel to use in delivering central campaigns;
- Driving consistent customer communications out across all customer channels, including the Web, email, call centers, branches and retail locations and the field sales force;
- Synchronizing front-office applications and legacy applications to share customer information in real-time, so that customers receive a consistent and personalized experience regardless of the channel; and
- Enabling companies to measure the results of their efforts with vertical-specific, Web-based reports that contain critical statistics such as profitability-by-channel, cross-sell success rates, profit-per-customer and attrition rate trends.

    Thus, our strategy is not to replace companies' existing CRM infrastructures, but rather to provide software and services that leverage a company's previous CRM investments, and help companies realize the ROI they'd expected from CRM initiatives.

    We believe that CRM software and solutions represent a significant opportunity across many industries. Businesses are adopting these technologies at different rates based on their access to customer information, their level of database marketing sophistication, and the marginal economic impact of changes in the behavior of their customers and the degree of competitiveness within their industry. We believe that the demand for these technologies will grow rapidly as additional industries increasingly recognize CRM as a competitive requirement. Significant opportunities exist for solutions that enable businesses to transition from Database Marketing to Behavior-Based Marketing and then to enterprise-wide Strategic CRM environments. These transitions require highly automated software and services solutions that integrate people, processes and technology across the enterprise to insure adherence to a common customer management methodology.

    Aberdeen Group research indicates that investments in CRM applications software, systems integration services, and hardware and networking platforms exceeded $10 billion in 2000. Aberdeen Group projects that those investments will exceed $22 billion by 2003. Further, a survey conducted by AMR Research in February 2001 revealed that 87 percent of respondents plan to either sustain or increase spending on sales growth and customer management initiatives.

STRATEGY

    Our objective is to be the leading provider of Strategic CRM software and solutions globally. Our strategy for achieving this objective includes:

    POSITIONING OUR SOLUTIONS NOT AS A REPLACEMENT FOR COMPANIES' EXISTING CRM INFRASTRUCTURES, BUT RATHER AS A WAY TO LEVERAGE THEIR PREVIOUS CRM INVESTMENTS IN ORDER TO ACHIEVE THE ROI THEY'D EXPECTED FROM THE TECHNOLOGY. In an era where companies are scrutinizing their technology investments and insisting on measurable ROI, we believe this strategy will prove to be a successful platform from which we can build demand for its products and services. Several clients, including Allstate Insurance, have recently stated that the reason they chose Xchange for CRM is that we will help them get more value out of their other CRM investments.

    CONTINUING TO FOCUS ON OUR CORE STRENGTHS IN MARKETING AUTOMATION - A CATEGORY IN WHICH XCHANGE WAS DECLARED THE INDUSTRY LEADER BY A WELL-KNOWN IT RESEARCH ORGANIZATION IN 1999 AND 2000. In the first quarter of 2001, we shipped a new Web-based version of our core Xchange Campaign software. New features include a personal home page for users and wizards that make campaign creation and execution easier. We continue to win awards and analyst accolades for our core marketing automation software including, most recently, the Crossroads A-List Award for the third year in a row.

    FOCUSING ON MARKET DEVELOPMENT FOR OUR EMERGING CRM SOLUTION: XCHANGE REAL TIME,. During 2000, we made a significant investment in the areas of marketing and product marketing in order to ensure that our emerging solutions are developed and brought to market with a focus on customer needs and with an appropriate level of market awareness.

    FURTHER INTEGRATE THE INDIVIDUAL COMPONENTS OF OUR CRM SOLUTION. We are continuing development efforts that will provide users of multiple components with a more seamless experience. One example is tighter integration between Xchange Analytics and Xchange Campaign, which helps clients take immediate action on the insights gleaned from analysis of their customer and prospect bases.

PRODUCTS AND SERVICES

    Five products comprise the Xchange 7 solution. They can be purchased separately or in combination, and share a common, Web-based interface that provides users with a seamless experience as they move from one application to another. Four of the products are encompassed in a suite called Xchange Dialogue(TM); the fifth is Xchange Real Time(TM).

    XCHANGE DIALOGUE

    Xchange Dialogue manages, delivers and measures on-line and off-line campaigns, centrally and locally, helping marketers to leverage all of a business' CRM assets in maximizing the effectiveness of marketing investments. Xchange Dialogue addresses our traditional market: Global 2000 and mid-sized companies' marketing, frontline sales management and customer service departments who want the ability to plan, create and execute highly targeted marketing campaigns, and then measure the results. The suite is grounded in economics, and in our Customer Value Management(TM) philosophy: that companies should invest in customer relationships based on the expected return. The products in this suite feed customer intelligence to front-office applications, hence increasing the effectiveness of each customer touch point. Xchange Dialogue is comprised of the following products, which can be mixed and matched according to a firm's specific needs:

- XCHANGE ANALYTICS: Our unique vertical-specific analytics software that provides the critical customer and profit analyses required to conduct intelligent, economics-based marketing, sales and service campaigns and then measure the results. We currently offer analytics and packaged datamarts for the banking, telecommunications and retail industries along with a generic package that can be applied to any vertical.
- XCHANGE CAMPAIGN: Our award-winning campaign management software that helps companies plan, create and execute highly targeted, cross-channel marketing campaigns.
- XCHANGE EMESSAGING: eMessaging software that helps firms quickly and easily plan, create and execute personalized, opt-in email that can be sent in HTML or text format. In 2000, Xchange eMessaging was used to deliver more than 800 million personalized eMessages.
- XCHANGE ENACT: A frontline marketing automation software that helps local marketers tap central customer information and apply it to local campaigns, and feed local market intelligence back into central marketing for future targeting. Xchange EnAct incorporates software, methodologies and training to bring a profit-focused discipline to frontline employees. Utilizing these methodologies and software tools, customers of Xchange EnAct have reported increased profitability measures of 10 to 25 percent over internal control groups.

XCHANGE REAL TIME

     Xchange Real Time, designed as the next step for clients who have Xchange Dialogue or for companies who aren't Xchange clients but want to get more value from their existing CRM investments, enables the real-time exchange of customer information among front-office applications and the customer data warehouse. Our approach to real-time decisioning is based on a unique message broker architecture that helps eliminate costly point-to-point connections in favor of one central clearinghouse for enterprise information flow. Based on the concept of a "context server," Xchange Real Time is licensed for use at two major banks, and provides the crucial link that helps bring a company's overall CRM effort together.

     Benefits of Xchange Real Time include:

- The ability to link up and leverage existing CRM applications, legacy applications and even home-grown software via Enterprise Application Integration ("EAI") technology; and
- More relevant and timely offers for customers, thanks to a rules/recommendation engine that serves up offers dynamically based on up-to-the-second customer profiles.

    According to recent analyst reports, real-time decisioning and customer data synchronization capabilities are fast becoming a requirement for CRM. In an October 2000 report entitled "Customer Context Servers," Forrester Research wrote "As firms deploy new customer touchpoints, integration lags and business goals suffer. A new type of software - context servers -- will centralize customer knowledge, enabling firms to interact seamlessly across channels." An October 2000 META Group research note entitled "Real-Time Marketing: Beyond Campaign Management" recommends that "When selecting a vendor, organizations must check the vendor's ability to deliver support for future real-time marketing. This is because, by 2002/03, marketing automation vendors not providing multi-state/channel, real-time marketing technology will disappear."

    XCHANGE SOLUTION SERVICES

    Xchange Solution Services help companies ensure the successful deployment of their CRM initiatives and help them plot long-term strategies to reach a full CRM solution.

    Xchange and our systems-integration partners help companies prepare, install, and optimize Xchange CRM products for optimal effectiveness. Our services and support specialists include: project managers, systems-integration experts, strategic process and CRM consultants, technical consultants, and eMarketing Consultants, who are assigned to specific clients, serving as their business partner.

PRODUCT DEVELOPMENT

    We originally introduced VALEX, the basis for the current Xchange Campaign software, in July 1996 and have subsequently made a number of product revisions and enhancements, the latest being a Web-based version that became available in the first quarter of 2001. Xchange eMessaging was introduced in August 1999 as part of the acquisition of Gino Borland, Inc. Xchange Real Time was introduced in November 1999, and Xchange Analytics was announced in January 2000. Xchange EnAct was introduced when we acquired Customer Analytics in June 2000. Our ongoing product development efforts are focused on the continued expansion of the features, functionality, and integration of the Xchange 7 CRM solution outlined earlier in this prospectus. In addition, we are continuously reevaluating the needs of customers and marketplace trends to identify new products for development. Our research and development expenses were approximately $6.7 million, $9.8 million, $19.0 million and $11.4 million in 1998, 1999, 2000 and the six months ended June 30, 2001, respectively.

SALES AND MARKETING

    We market our software and services through our direct sales force of 31 quota-carrying sales representatives and indirectly through re-sellers and co-marketers. We currently have sales offices in Atlanta, Boston, Dallas, Seattle, Germany, London, Singapore and Sydney. Xchange's sales force consists of teams made up of sales executives, managers and pre-sale engineers organized by geographic territory.

    We currently have re-seller relationships with Acxiom, Cap Gemini Ernst & Young, Carreker Corporation, Compaq, Epsilon, Experian, IBM, Hewlett Packard, Harte-Hanks, Fair Isaacs, MicroStrategy and others, which grants these companies the right to re-market our software and utilize our marketing materials. In addition, we have co-marketing arrangements with companies such as Deloitte and Touche to generate leads and participate in sales efforts. Generally, none of the agreements governing the re-seller or co-marketing relationships with these organizations includes any commitments on the part of these organizations to effect any minimum number of sales of our software, or to otherwise provide us with business. No assurances can be given that any revenue will be realized by Xchange from any of these relationships.

In the first quarter of 2001, we entered into a reseller arrangement with Carreker Corporation for the exclusive distribution right to the Xchange Enact software in the retail banking vertical. The reseller arrangement has guaranteed royalties of $12.5 million in the first 12 months. During the second quarter of 2001, we amended the reseller arrangement to accelerate the timing of certain of the guaranteed royalty payments which were due within the first 12 months. In exchange for the acceleration of payments, we agreed to expand the exclusive distribution right to Xchange Enact in the retail banking vertical from specified geographies to worldwide and to reduce the minimum royalties in the future periods.

CLIENTS

    We focus on selling our CRM solutions to leading businesses in targeted vertical industries; primarily financial services, telecommunications, retail, insurance, utilities, travel and hospitality and automotive. As of June 30, 2001, our products and services were licensed for use at approximately 290 client sites in 33 countries.

------------------------------------------------------------------------------------------------
FINANCIAL SERVICES          TELECOMMUNICATIONS             RETAIL                OTHER
------------------------------------------------------------------------------------------------
Allstate Insurance          BC Tel                         Staples               DaimlerChrysler
------------------------------------------------------------------------------------------------
Citigroup                   Sprint                         Circuit City          Microsoft
------------------------------------------------------------------------------------------------
Wells Fargo                 Verizon Directories Corp.      Marks&Spencer         Nestle USA
------------------------------------------------------------------------------------------------

    In 1998, one client, Acxiom, accounted for more than 10% of our revenues. In 1999, two clients, Acxiom and MicroStrategy, accounted for more than 10% of our revenues. In 2000, one customer, Microstrategy, accounted for more than 10% of our revenues. In the six months ended June 30, 2001, one client, Carreker, accounted for more than 10% of our revenue. Acxiom is a re-seller of our products and services, and revenues from Acxiom were comprised of sales to multiple end-user businesses. We entered into a reseller arrangement with MicroStrategy in December 1999 whereby we recognized $4.5 and $3.5 million in 1999 and 2000, respectively, of software license fees for the resale of the Xchange eMessaging product to affiliates of MicroStrategy's Strategy.com service.

    COMPETITION

    The market for CRM and related services is highly competitive. There can be no assurance that we will maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources. Our products and services are targeted at the emerging market for CRM solutions. Our competitors are diverse in their orientation and history. Our current and potential competitors fall into the following categories: campaign management vendors such as Chordiant Software (as a result of their acquisition of Prime Response in February 2001), and Recognition Systems, analytical applications vendors such as E.piphany, and front-office and application providers such as Siebel Systems. We also essentially compete with companies' internal information technology departments that attempt to build their own systems.

       The principal competitive factors that favor Xchange include: domain expertise and intellectual property in CRM; reputation of Xchange and our employees and products; the number of installed customers using components of the Xchange 7 solution; the cross-channel capabilities of its solutions; open and flexible architecture; strong marketing automation, email marketing and campaign management functionality; international presence; our strong real-time decisioning capabilities; and speed and ease of implementation and use of our solutions. However, there can be no assurance that we will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on our business, operating results and financial condition. See "Risk Factors -- Competition could reduce our market share and harm our business".

PROPRIETARY RIGHTS AND LICENSES

    We rely primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect its proprietary rights. In addition, we generally license our products to end users in object code (machine readable) format, and our license agreements generally allow the use of our products solely by the customer for internal purposes without the right to sublicense or transfer our products. However, certain customers have required us to maintain a source code escrow account with a third-party software escrow agent, and if we fail to perform our obligation under the related license and maintenance agreements or we become insolvent, our source code to our products could be released to such customers for certain limited purposes. We believe that the foregoing measures afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regards as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy is a viable risk. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. Furthermore, there can be no assurance that our competitors will not independently develop technology similar to ours. We may increasingly be subject to claims of intellectual property as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Although we are not aware that any of our products infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by us with respect to current or future products. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, might not be available on terms acceptable to us or at all, which could have a material adverse effect upon our business, operating results and financial condition. See "Risk Factors -- Intellectual Property Rights; Use of Licensed Technology".

    We have in the past and may in the future resell certain software, which we license from third parties. There can be no assurance that these third party software licenses will continue to be available to us on commercially reasonable terms. The loss of, or inability to maintain or obtain any of these software licenses could result in delays or reductions in product shipments until equivalent software could be identified, licensed and integrated, which could adversely affect our business, operating results and financial condition.

EMPLOYEES

    As of June 30, 2001, we had 384 full-time employees including contractors, including 135 primarily engaged in research and development and 121 in sales and marketing. Our future success depends in significant part upon the continued service of our key technical and senior management personnel and our continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel is intense and there can be no assurance that we can retain our key managerial and technical employees or that we can attract, assimilate or retain other highly qualified technical and managerial personnel in the future. None of our employees is represented by collective bargaining units and we, to date, have not experienced a work stoppage. We believe that our relationship with our employees is good.

PROPERTIES

    Our primary offices are located in approximately 70,300 square feet in Boston, Massachusetts pursuant to an extended lease expiring in May 31, 2004. Xchange also leases space for its sales offices in Seattle, London, Sydney and Tokyo.

LEGAL PROCEEDINGS

    From time to time, we are involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this prospectus, We are not a party to any legal proceedings which, if decided adversely to Xchange, in management's opinion, would have a material adverse effect on our results of operations or financial position.

Xchange and certain of our current or former officers have been named defendants in two securities class action lawsuits filed on behalf of a purported class of purchasers of the our common stock during the period December 9, 1998 through September 29, 2000. The complaints allege that we made false or misleading statements and used improper accounting practices to inflate our common stock price during the class period. The relief sought is damages on behalf of the class. The complaints were filed in the United States District Court for the District of Massachusetts. We believe that the allegations are without merit and we intend to defend the litigation vigorously.

                                   MANAGEMENT

 EXECUTIVE OFFICERS OF THE REGISTRANT

    Set forth below is certain information concerning the directors and executive officers of Company.

NAME                            AGE   POSITION(S)
----                            ---   -----------

Andrew J. Frawley.............   39   Chairman of the Board of Directors
J. Christopher Wagner.........   41   President, Chief Executive Officer
                                      and Director
F. Daniel Haley...............   46   Chief Financial Officer and Treasurer
Michael Collins...............   37   Chief Marketing Officer and Senior Vice
                                      President, Global Marketing
N. Wayne Townsend.............   37   Senior Vice President, Services
Lee Muise.....................   36   Senior Vice President, Product Engineering
Anthony G. Heywood............   46   Senior Vice President, International
Kris Zaepfel..................   37   Senior Vice President, Human Resources
Ramanan Raghavendran..........   33   Director
Dean F. Goodermote............   48   Director
Deven Parekh..................   31   Director
William Bryant................   43   Director


     MR. FRAWLEY founded Xchange in November 1994 and is currently Chairman of the Board of Directors. Mr. Frawley served as Xchange's Chief Executive Officer from its incorporation in November 1996 until July 2001. Mr. Frawley was elected Chairman of the Board of Directors of the Company in January 1998. From July 1993 until founding the Company, Mr. Frawley served as a principal of Grant & Partners Limited Partnership, a management consulting company. Mr. Frawley holds a B.S. in accounting from the University of Maine and an M.B.A. from Babson College. Mr. Frawley has more than 15 years of experience in the high technology industry.

     Mr. WAGNER joined Xchange in August 2001 as President and Chief Executive Officer. From 2000 through August 2001, Mr. Wagner served as Chief Executive Officer of Metiom, Inc. From 1998 through 2000, Mr. Wagner served as Executive Vice President and General Manager of Consulting Services for Computer Associates, Inc. From 1995 through 1998, Mr. Wagner served as Senior Vice President responsible for Sales and Marketing for Computer Associates, Inc.

     MR. HALEY joined the Xchange in November 1998 as Vice President, Growth and Emerging Markets and was promoted to Chief Strategy Officer in January 2000 and was appointed to the position of Chief Financial Officer in July 2001. From October 1997 until joining Xchange, Mr. Haley was the President and Chief Executive Officer of FDH Associates Consulting Group Inc., a private consulting firm. From February 1995 to October 1997, Mr. Haley was the President and Chief Executive Officer of Precise Software Ltd., a computer software company. Mr. Haley holds a B.S. in Industrial Relations from the University of Massachusetts and an M.B.A. from the University of Denver. Mr. Haley has more than 20 years of experience in the high technology industry.

     MR. COLLINS joined Xchange in August 2001 as Senior Vice President and Chief Marketing Officer. From January 2000 until May 2001, he was employed by Metiom, Inc., an internet e-commerce software provider. From August 1997 through January 2000, Mr. Collins was Vice President of Worldwide Corporate Marketing at SAGA SOFTWARE, Inc., a developer of enterprise integration software. From October 1994 until August 1997, Mr. Collins was Senior Director of Worldwide Corporate Marketing at Iomega Corporation, a manufacturer of personal storage peripherals. From 1987 through October 1994, Mr. Collins held various other marketing positions at Falcon Microsystems, Millennium Communications Group, Truland Systems Corporation and Earle Palmer Brown. Mr. Collins holds a BA in Communications/Journalism from Rowan University. Mr. Collins has more than 10 years of experience in the high technology industry.

     MR. TOWNSEND joined Xchange in April 1996 as Vice President, Integration Services, was appointed to the position of Vice President, Financial Services Solutions in December 1998, and was appointed to the position of Senior Vice President, Solutions in January 2000. From April 1994 until joining Xchange, Mr. Townsend was a Project Director at Epsilon, a database marketing services company. Mr. Townsend holds a B.S. in mechanical engineering from the Massachusetts Institute of Technology and an M.S. in mechanical engineering from the University of Dayton. Mr. Townsend has more than 10 years of experience in the systems integration industry.

     MR. MUISE joined Xchange in January of 1997 and is currently Senior Vice President of Product Engineering. He joined exchange as a Senior Solutions Architect within the Integration Services organization. Mr. Muise was promoted to Vice President of Product Engineering on November 2000 and was responsible for the development of Xchange Real Time and Xchange eMessaging products. Most recently Mr. Muise was promoted to Senior Vice President of Product Engineering were he is responsible for the development of all of Xchange's software products. Prior to Xchange Mr. Muise worked for Epsilon, a database marketing services company, within their High Performance Computing department. He holds a masters of Science degree from the University of Southern California in Information Systems Management and has 15 years of experience in the high technology industry.

     MR. HEYWOOD joined Xchange in January 2000 as Senior Vice President, International. From June 1997 until December 1999, Mr. Heywood served as Executive Vice President of Europe, Middle East and Africa for Open Text, a web-based knowledge management and infrastructure software and services firm. From October 1991 until May 1995 Mr. Heywood was Vice President of Europe for Locus Computing, an open systems consulting and technology firm, and subsequently became VP Europe/World-wide acquisitions for Platinum Technology, an enterprise systems management tools and services company, following Platinum's acquisition of Locus. Mr. Heywood holds a BSc Honours degree in Computer Science from Newcastle University. Mr. Heywood has more than 20 years of experience in the high technology industry.

     MS. ZAEPFEL joined Xchange in January 1998 and is currently Senior Vice President Human Resources. From March 1997 until January 1998, she was Director, Staffing and Employee Relations at HPR, Inc., a healthcare information technology company. From May 1987 until February 1997, Ms. Zaepfel was employed by the Boston Company, Inc. (Mellon Bank Corporation) in various capacities, the most recent of which were as Assistant Vice President and Manager, Employment and Corporate Diversity. Ms. Zaepfel holds a certificate in Human Resources Management from Bentley College in Waltham, MA, and a B.A. in Psychology from Allegheny College in Meadville, PA.

     MR. RAGHAVENDRAN has served as a Director of the Xchange since March 1997. Since February 2000, Mr. Raghavendran has been Chairman and Chief Executive Officer of ConnectCapital, a pan-Asian investment company, and Special Partner, Asia, for Insight Capital Partners, a private equity investment firm. From January 1997 until March 2000, Mr. Raghavendran served as a member of Insight Venture Associates, LLC and Insight Venture Associates II, LLC, a private equity investment firm. From 1992 to 1996, Mr. Raghavendran was employed at General Atlantic Partners, an investment firm. Mr. Raghavendran also serves on the boards of directors of several privately held companies.

     MR. GOODERMOTE has been a Director of Xchange since January 1998. In September 2001, Mr. Goodermote joined ABS Capital Partners as a Venture Partner. Mr. Goodermote was Chairman of the Board and Chief Executive Officer of Clinsoft Corporation, an ehealth software company f/k/a Domain Pharma Corporation, from September 2000 until August 2001. Prior to that, he was President and Chief Executive Officer of Process Software Corporation, a software development company, from August 1996 to May 1999. From August 1986 to February 1997, Mr. Goodermote held various positions at Project Software and Development, Inc., including President and Chief Operating Officer, and most recently, Chairman of the Board of Directors. Mr. Goodermote is a Director of First International Bank, N.A., a wholly-owned subsidiary of First International Bancorp, Inc., and is also on the Boards of several privately held software companies.

     MR. PAREKH has been a Director of Xchange since his appointment in March of 2001. He has been a Managing Director at Insight Capital Partners since December 2000 where he had previously served as a Principal since January 2000. Prior to Insight, Mr. Parekh was a Principal at Berenson Minella & Company, a New York-based merchant banking firm, where he was employed since 1992. At Berenson, Mr. Parekh served on the M&A Committee, spearheaded the firm's aerospace industry investment banking effort, and was involved in advising traditional industrial companies on their internet strategies.

     MR. BRYANT has been a Director of Xchange since October 1998. Mr. Bryant is currently a Venture Partner with Atlas Venture, a private equity fund. Mr. Bryant is the co-founder of Qpass, Inc., an internet commerce infrastructure company, where he served as Chief Executive Officer from December 1996 through June 1998, Chairman of the Board of Directors through December 2000, and is currently serving as Chairman of the Advisory Board. From March 1996 to December 1996, Mr. Bryant was President and founder of Netbot Inc., an internet comparison shopping agent which was acquired by Excite Incorporated. From January 1995 through March 1996 Mr. Bryant was President of Phinney Partners, a sole proprietorship strategic consulting firm. Mr. Bryant is on the Boards of several privately held software and internet companies.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The table below sets forth certain compensation information for the fiscal years ended December 31, 2000, 1999, and 1998 with respect to the Company's Chief Executive Officer and its other four most highly compensated executive officers (the "Named Executive Officers") whose 2000 compensation exceeded $100,000.

                                                                                 LONG-TERM COMPENSATION
                                                                                          AWARDS
                                                                               ----------------------------
                                          ANNUAL COMPENSATION(1)               RESTRICTED        SECURITIES
      NAME AND                     -------------------------------------         STOCK           UNDERLYING         ALL OTHER
 PRINCIPAL POSITION                YEAR            SALARY       BONUS           AWARDS(2)        OPTIONS (3)       COMPENSATION
 ------------------                ----            ------       -----           ---------        -----------       ------------
J. Chris Wagner                    2000                --            --              --                --              --
President and Chief                1999                --            --              --                --              --
Executive Officer                  1998                --            --              --                --              --

Andrew J. Frawley                  2000          $ 275,000      $ 21,700      $ 1,179,628           250,000            --
Chairman of the Board              1999          $ 275,000      $ 55,000      $28,683,260           300,000            --
                                   1998          $ 200,000      $100,000      $16,661,664           210,000            --

N. Wayne Townsend                  2000          $ 166,271      $ 18,081             --              70,000            --
Sr Vice President,                 1999          $ 134,375      $ 77,762      $   286,647            60,000            --
Services                           1998          $ 134,375      $ 77,762      $   736,088            23,000            --

Tony Heywood                       2000(4)       $ 165,000      $ 50,003           --               400,000            --
Sr Vice President                  1999(4)            --            --             --                  --              --
International                      1998(4)            --            --             --                  --              --

F. Daniel Haley                    2000          $ 185,417      $ 10,850           --               110,000            --
Chief Fnancial Officer             1999          $ 150,000      $ 48,653           --               120,000            --
                                   1998(5)       $  21,635      $ 25,000           --                20,000            --

---------------

(1) Excludes certain perquisites and other benefits the amount of which did not exceed 10% of the employee's total salary and bonus.

(2) Represents the value of vested restricted stock at December 31, 2000, 1999 and 1998 using a fair market value for the Common Stock of $1.22, $27.94, and $9.81 per share, respectively.

(3) In December 2000, the Company offered employees the opportunity to participate in a program, pursuant to which each employee could elect to replace certain outstanding options with new options on a one-for-one basis. All options granted to executive officers in 2000 were cancelled and returned to the Company on December 15, 2000 pursuant to the program, and then re-issued on June 18, 2001 at an exercise price of $1.18 per share.

(4) Reflects compensation for Mr. Heywood from the date he began employment with the Company, February 7, 2000.

(5) Reflects compensation for Mr. Haley from the date he began employment with the Company, November 1, 1998.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information regarding grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 2000.

                          NUMBER OF        PERCENT
                          SECURITIES      OF TOTAL
                          UNDERLYING       OPTIONS
                           OPTIONS        GRANTED TO        EXERCISE                        GRANT DATE
                           GRANTED       EMPLOYEES IN       OR BASE        EXPIRATION         PRESENT
    NAME                   (SHARES)      FISCAL 2000        PRICE(1)          DATE            VALUE(2)
    ----                   --------      -----------        --------          ----            --------
 J. Chris Wagner             --                --                --            --               --

 Andrew J. Frawley           250,000          5.2%          $47.75           1/27/09             $0

 N. Wayne Townsend            70,000          1.5%          $47.75           1/27/09             $0

 Tony Heywood                300,000          6.2%          $47.75           1/27/09             $0

 Tony Heywood                100,000          2.1%          $20.94           6/13/05             $0

 F. Daniel Haley             110,000          2.3%          $47.75           1/27/09             $0

----------

(1) The exercise price for the options was based on the market price of the underlying Common Stock on the date of issuance.

(2) In December 2000, the Company offered employees the opportunity to participate in a program, pursuant to which each employee could elect to replace certain outstanding options with new options on a one-for-one basis. All options granted to executive officers in 2000 were cancelled and returned to the Company on December 15, 2000 pursuant to the program, and then re-issued on June 18, 2001 at an exercise price of $1.18 per share.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth information with respect to the stock options exercised during the fiscal year ended December 31, 2000, and the unexercised stock options held at the end of such fiscal year by the Named Executive Officers.

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                              OPTIONS HELD AT               IN-THE-MONEY OPTIONS
                           SHARES                           DECEMBER 31, 2000(1)             DECEMBER 31, 2000(2)
                          ACQUIRED         VALUE        -------------------------------------------------------------
    NAME                0N EXERCISE       REALIZED      EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------------
J. Chris Wagner               --             --             --               --               --              --

Andrew J. Frawley           409,296      $5,785,575       128,604          277,500           $ 0              $ 0

N. Wayne Townsend            60,450      $  782,405        45,800          106,750         $ 16,088        $ 50,050

Tony Heywood                  --             --             --               --               --              --

F. Daniel Haley              79,000      $2,694,405        50,000           87,500           $ 0              $ 0

----------

(1) "Exercisable" refers to those options which were both exercisable and vested, while "Unexercisable" refers to those options which were unvested.

(2) Based on the difference between the aggregate exercise price and the closing price of the Common Stock of $1.22 per share on the Nasdaq National Market as of December 31, 2000.

COMPENSATION OF DIRECTORS

         Mr. Wagner and Mr. Frawley are full-time officers of the Company; they receive no additional compensation for serving on the Board of Directors or its committees. No other director is a full-time officer of the Company. The 1998 Director Stock Option Plan provides for the grant of stock options to non-employees directors, but no stock options were granted to non-employee Directors during 2000. Directors who are employees of the Company are not paid any fees or additional compensation for service as members of the Board or any committee thereof. The Company may enter from time to time into customary arrangements with respect to fees and other compensation (including expense reimbursement) for directors who are not employees of the Company or any of its subsidiaries.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         None of the members of the Audit Committee or the Compensation Committee is a past or current officer or employee of the Company.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of Common Stock as of September 28, 2001 of (i) each director of the Company, (ii) the Company's Chief Executive Officer and its other four most highly compensated executive officers, (iii) all directors and executive officers as a group and (iv) each person known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock. As of September 28, 2001, 34,373,820 shares of Common Stock were outstanding. Additionally, there are currently outstanding 5,325,645 shares of Preferred Stock, each of which is entitled to vote upon matters presented at the Meeting on an "as-if" converted basis. The Preferred shares are currently convertible into 6,488,781 shares of Common Stock.

                                   AMOUNT AND NATURE OF      PERCENTAGE OF
                                   BENEFICIAL OWNERSHIP   OUTSTANDING SHARES OF
      NAME **                      OF COMMON STOCK (1)    COMMON STOCK OWNED (1)
      -------                      -------------------    ----------------------

Andrew J. Frawley (2) ............     2,842,747                       7.9%

Ramanan Raghavendran (3) .........         2,500                       *

Dean F. Goodermote (4) ...........        32,500                       *

William Bryant (5) ...............        40,031                       *

Deven Parekh (6) .................    40,160,743                      54.1%

J. Chris Wagner ..................             0                       *

N. Wayne Townsend (7) ............       184,900                       *

F. Daniel Haley (8) ..............       193,752                       *

Tony Heywood (9) .................       168,457                       *

THK Private Equities (10) ........    19,990,136                      36.8%

Boston Pipes, LLC (11) ...........    12,493,835                      26.7%

InSight Venture Partners (12) ....    40,160,743                      54.1%

All directors and executive
  officers as a group (twelve
  persons) .......................    43,692,187                      57.1%

*    Indicates less than 1% of the outstanding shares of Common Stock.

** Addresses are given only for beneficial owners of more than 5% of the outstanding shares of Common Stock.

(1) Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or become exercisable within 60 days following September 28, 2001 are deemed outstanding. However, such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Includes 273,290 shares of Common Stock subject to options that are exercisable within 60 days of September 28, 2001 and 1,249,383 shares of Common Stock subject to conversion of debentures within 60 days of September 28, 2001. Pursuant to a Securities Purchase Agreement entered into with the Company on August 29, 2001, Mr. Frawley controls Convertible Debentures upon which interest accrues at a rate of 12 percent per annum and which are convertible into Common Stock in an amount equal to 103 percent of the principal, plus accrued interest, divided by a conversion price of $.3183 per share.

        Mr. Frawley's address is 89 South Street, Boston, MA  02211.

(3) Includes 2,500 shares of Common Stock subject to options that are exercisable within 60 days of September 28, 2001.

(4) Includes 30,500 shares of Common Stock subject to options that are exercisable within 60 days of September 28, 2001.

(5) Includes 36,510 shares of Common Stock subject to options that are exercisable within 60 days of September 28, 2001.

(6) Mr. Parekh has beneficial ownership of the shares listed pursuant to his status as a partner at InSight Venture Partners. Includes 4,974,697 shares held by InSight Venture Partners IV, L.P.; 683,752 shares held by InSight Venture Partners (Cayman) IV, L.P.; 42,828 shares held by InSight Venture Partners IV (Fund B), L.P.; and 787,503 held by InSight Venture Partners IV (Co-Investors), L.P. The InSight entities are referred to collectively as "InSight". Pursuant to a Securities Purchase Agreement entered into between InSight and the Company on January 10, 2001, InSight owns 5,325,645 shares of Convertible Preferred Stock upon which dividends accrue daily at a rate of 10 percent per annum and compound quarterly. Insight has voting rights over these shares on an "as if" converted basis and these shares are convertible into 6,488,781 shares of Common Stock within 60 days of September 28, 2001.

        Also includes 25,628,613 shares exercisable within 60 days of September 28, 2001 held by InSight Venture Partners IV, L.P., 3,522,551 shares exercisable within 60 days of September 28, 2001 held by InSight Venture Partners (Cayman) IV, L.P., 220,641 shares exercisable within 60 days of September 28, 2001 held by InSight Venture Partners IV (Fund B), L.P., and 4,057,054 shares exercisable within 60 days of September 28, 2001 held by InSight Venture Partners IV (Co-Investors), L.P. Pursuant to a Securities Purchase Agreement entered into with the Company on August 29, 2001, InSight owns Convertible Debentures upon which interest accrues at a rate of 12 percent per annum and which are convertible into Common Stock in an amount equal to 103 percent of the principal, plus accrued interest, divided by a conversion price of $.3183 per share.

        InSight's address is 680 Fifth Avenue, Eighth Floor, New York, New York, 10019.

(7) Includes 144,298 shares of Common Stock subject to options that are exercisable within 60 days of September 28, 2001.

(8) Includes 193,750 shares of Common Stock subject to options that are exercisable within 60 days of September 28, 2001.

(9) Includes 168,457 shares of Common Stock subject to options that are exercisable within 60 days of September 28, 2001.

(10) Includes 19,990,136 shares of Common Stock subject to conversion within 60 days of September 28, 2001. Pursuant to a Securities Purchase Agreement entered into with the Company on August 29, 2001, THK Private Equities owns Convertible Debentures upon which interest accrues at a rate of 12 percent per annum and which are convertible into Common Stock in an amount equal to 103 percent of the principal, plus accrued interest, divided by a conversion price of $.3183 per share.

        THK Private Equities' address is 1730 So. El Camino Real, Suite 400, San Mateo, CA 94402.

(11) Includes 12,493,835 shares of Common Stock subject to conversion within 60 days of September 28, 2001. Pursuant to a Securities Purchase Agreement entered into with the Company on August 29, 2001, Boston Pipes LLC owns Convertible Debentures upon which interest accrues at a rate of 12 percent per annum and which are convertible into Common Stock in an amount equal to 103 percent of the principal, plus accrued interest, divided by a conversion price of $.3183 per share.

        Boston Pipes, LLC's address is 2373 Broadway, Suite 1208, New York, NY 10024.

(12)    See Footnote (6) for information regarding Insight Venture Partners.

                              CERTAIN TRANSACTIONS

         On January 10, 2001, Xchange issued to Insight 5,325,645 shares of its Series A Convertible Redeemable Preferred Stock, par value $.001 per share (the "Preferred Stock"), for an aggregate purchase price of $6,725,224.51, which aggregate purchase price represents a per share purchase price of $1.2628. In consideration of the issuance of the Preferred Stock, Insight surrendered the $1.5 million 9% Bridge Promissory Note issued by Xchange to Insight on December 15, 2000 (and such Note was cancelled) and paid an additional $5,225,224.51 in cash to Xchange. Dividends on the Preferred Stock accrue daily and compound quarterly on the original purchase price of the Preferred Stock at an annual rate equal to 10%. Such accrued dividends are added to the original purchase price of the Preferred Stock. Subject to the conditions set forth in the Certificate of Designation relating to the Preferred Stock (the "Certificate of Designation"), during the period from January 1, 2003 through December 31, 2003, dividends on the Preferred Stock shall atXchange's option, (x) continue to accrue, compound and be added to the original purchase price or (y) be payable in cash. Insight may at any time convert all or part of the Preferred Stock, and any accrued and unpaid dividends thereon, into the number of shares of Common Stock equal to the quotient obtained by dividing (i) the stated amount of the Preferred Stock, plus any accrued and unpaid dividends thereon, by (ii) a conversion price of $1.2628 per share, as such price shall be adjusted from time to time. In addition, Insight may require Xchange to redeem any unconverted shares of Preferred Stock at any time following the earlier of (a) an Event of Non-Compliance (as defined in the Certificate of Designation), (b) a Liquidity Event (as defined in the Certificate of Designation) and (c) January 10, 2004, at a 3% premium to the original purchase price per share plus accrued and unpaid dividends.

         The issuance of each of the April Warrant (as defined below), June Warrant (as defined below) and the Debentures (as defined below) triggered the Preferred Stock's anti-dilution provisions, which provisions are contained in the Certificate of Designation. As a result, the conversion price of the Preferred Stock has been adjusted and, as of October 12, 2001, the conversion price is equal to $.32103. However, the Certificate of Designation provides that the Preferred Stock is not convertible into more than 6,488,781 shares of Common Stock unless Xchange receives the requisite stockholder approval so that such conversion will not result in a NASD Rules Violation (as defined in the Certificate of Designation). On October 9, 2001, Xchange filed a preliminary proxy (the "October Proxy") with the Securities and Exchange Commission requesting stockholder approval to, among other things, (i) terminate the restriction on conversion of the Preferred Stock and (ii) amend Xchange's Certificate of Incorporation to effectuate a one-for-forty reverse stock split with respect to its Common Stock (the "Reverse Stock Split") .

         On February 20, 2001,Xchange issued to Insight a $3.0 million principal amount 9% Bridge Promissory Note (the "February Note") and a warrant to purchase up to 108,877 shares of Common Stock (the "February Warrant") for an aggregate purchase price of $3.0 million. On March 28, 2001, Xchange issued to Insight a $1.5 million principal amount 10% Bridge Promissory Note (the "March Note") and a warrant to purchase up to 294,118 shares of Common Stock (the "March Warrant") for an aggregate purchase price of $1.5 million.

         On April 16, 2001, Insight provided toXchange a letter of undertaking (the "April Letter") which provided, among other things, that ifXchange required Additional Financing (as defined in the April Letter) to support its ongoing business operations, Insight would, under certain circumstances and subject to certain conditions, provide up to $13.5 million of additional financing to Xchange (the "April Letter"). The Additional Financing was available at any time from April 16, 2001 through the earlier of December 31, 2001 or the consummation of a Sale of the Corporation (as defined in the Certificate of Designation). The sale of the August Debentures (as defined below) and the related transactions satisfied all obligations of Insight to provide the Additional Financing.

         In consideration for the April Letter, on April 16, 2001, Xchange issued to Insight a warrant (the "April Warrant") to purchase the number of shares of Common Stock equal to the sum of (a) 818,182 and (b) the product of
(i) 700,909 and (ii) a fraction (not to exceed 1), the numerator of which is the number of days elapsed since April 16, 2001 and the denominator of which is 262. The April Warrant is exercisable at any time after April 16, 2001 and on or prior to April 16, 2011. The exercise price for the April Warrant is the lowest market price for a share of Common Stock for the period from April 16, 2001 until the earlier of (a) the date of first exercise of the April Warrant and (b) the earliest of (i) December 31, 2001, (ii) the date that Insight's obligations, if any, with respect to the Additional Financing terminate due to notification from Xchange to that effect and (iii) the date of the consummation of a Sale of the Corporation (as defined in the Certificate Designation).

         On June 1, 2001, Xchange issued to Insight a $7.0 million principal amount 12% Bridge Promissory Note (the "June Note") and a warrant to purchase up to 1,363,672 shares of Common Stock (the "June Warrant", and together with the April Warrant, the "Insight Warrants") for an aggregate purchase price of $7.0 million. In consideration for the June Note and the June Warrant, Insight surrendered the February Note, and all accrued and unpaid interest thereon, and February Warrant and the March Note, and all accrued and unpaid interest thereon, and March Warrant and provided to Xchange an additional $2.5 million in cash.

         The June Warrant was exercisable at any time after June 1, 2001 and on or prior to June 1, 2011. The exercise price for the June Warrant was the lowest market price of Common Stock for the period commencing on February 20, 2001 and ending on the earlier of (i) each date of exercise of the June Warrant, (ii) the date of repayment of the June Note and (iii) the date of conversion of all of the obligations outstanding under the June Note.

         On July 26, 2001, Xchange and its wholly-owned subsidiary Exstatic Software, Inc., ("Exstatic"), jointly issued to Insight (i) a $7,241,307.37 principal amount 12% Senior Subordinated Convertible Debenture (the "Note Debenture") and (ii) a $5.0 million principal amount 12% Senior Subordinated Convertible Debenture (the "Cash Debenture", together with the Note Debenture, the "July Debentures"). In consideration for the Note Debenture, Insight surrendered the June Note, and all accrued and unpaid interest thereon, and, as a result thereof, the June Note was cancelled. In consideration for the Cash Debenture, Insight paid to Xchange $5.0 million in cash.

         On August 29, 2001, Xchange and Exstatic issued $15.5 million of 12% Senior Secured Subordinated Convertible Debentures (the "August Debentures; the July Debentures and the August Debentures are collectively, the "Debentures") to a group of investors arranged for by Insight including $1,000,000 to four funds affiliated with Insight and $500,000 to Andrew Frawley, Xchange's Chairman of the Board.

         In connection with the issuance of the August Debentures, the terms of the July Debentures were modified to be identical to the August Debentures. Also in connection with the issuance of the August Debentures, the (i) June Warrant was canceled, (ii) the exercise price for each share of Common Stock subject to the April Warrant was fixed at $0.3183 and (ii) the number of shares of Common Stock subject to the April Warrant was fixed at 1,179,337.

         The Debentures initially bear interest at 12% per annum, payable quarterly, in cash or in additional convertible debentures at the option of Xchange, and are secured by a security interest in all the assets of Xchange and Exstatic. The Debentures are subject to mandatory prepayment at the option of the holders at any time after January 10, 2004 (or earlier upon the occurrence of certain events described in the Debentures). The Debentures are convertible into shares of Common Stock, in an amount equal to quotient obtained by dividing
(A) 103% of the outstanding principal amount being converted, plus accrued and unpaid interest thereon, by (B) the Conversion Price. The Conversion Price equals $0.3183 (a 7.5% discount to the weighted average of the prices of all trades of the Common Stock for the five (5) trading days ending August 28, 2001) (subject to adjustment as provided in the Debentures). As of October 12, 2001, the Debentures were convertible into 91,510,600 shares of Common Stock. The Debentures do not having voting rights.

         In connection with the Debentures, Xchange has issued to the purchasers of the Debentures (the "Debenture Investors") warrants (the "Debenture Warrants") to purchase 43,198,241 shares of Common Stock with an exercise price of $0.3183 per share including 20,420,986 issued to Insight and 785,423 to Andrew Frawley, Xchange's Chairman of the Board. Subject to the satisfaction of the conditions set forth in the following paragraph, the Debenture Warrants are exercisable at any time on or prior to August 29, 2011.Xchange currently does not have sufficient number of authorized and unissued shares of Common Stock to allow for a conversion or exercise, as the case may be, of all of the Debentures and Debenture Warrants. Until such time as Xchange has increased the authorized number of shares of Common Stock to at least 225,000,000 (the "Certificate Amendment") (or Xchange otherwise has sufficient authorized and unissued shares of Common Stock to enable Xchange to issue Common Stock upon the conversion or exercise, as the case may be, of all of the Debentures and Debenture Warrants),
(i) only 75% of the original principal amount of the Debentures are convertible into Common Stock and (ii) the Warrants are not exercisable. If Xchange's shareholders fail to approve the Certificate Amendment (or Xchange otherwise does not have sufficient authorized and unissued shares of Common Stock to enable Xchange to issue Common Stock upon the conversion or exercise, as the case may, of all of the Debentures and Debenture Warrants) on or before December 15, 2001, the interest rate applicable to the Debenture Warrants will (retroactive to August 29, 2001) increase to 20% per annum until such failure is cured. The Reverse Stock Split contemplated by the October Proxy would provide Xchange with a sufficient number of authorized and unissued shares of Common Stock to enable Xchange to issue Common Stock upon the conversion or exercise, as the case may be, of all of the Debentures and Debenture Warrants.

         Xchange and Insight and the Debenture Investors are parties to a Fifth Amended and Restated Registration Rights Agreement, dated as of August 29, 2001, pursuant to which Xchange has granted certain registration rights with respect to the securities of Xchange that Insight and the Debentures Investors have acquired.

REGISTRATION RIGHTS AGREEMENT

Pursuant to an Amended Registration Rights Agreement dated August 29, 2001, Xchange granted registration rights to certain stockholders of the Company including Insight Capital Partners IV, L.P., Insight Capital Partners (Cayman) IV L.P., Insight Capital Partners IV (Fund B) L.P., and Insight Capital Partners IV (Co-investors), L.P. and Andrew J. Frawley.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding the selling shareholders:

                                      NUMBER OF                           SHARES OWNED
NAME                                 SHARES OWNED     SHARES OFFERED     AFTER OFFERING       PERCENTAGE
----                                 ------------     --------------     --------------       ----------
Aventine Corporation                   1,280,754         1,280,754                --             --

Insight Capital Partners 1/              638,997           123,951            515,046            --

Wexford  2/                              361,305           342,147             19,158            --

J. Thomas Morse                          325,913           325,913*               --             --

Robert Hall 3/                         1,001,368           769,582         231,786.00            --

1/ Insight Venture Partners I, L.P. has at certain times during the last three years been an affiliate of Exchange Applications by virtue of holding, together with its affiliates, greater than 10% of the outstanding shares of Exchange Applications and having one, and at times two, of its Partners, Jeffrey Horing and Ramanan Raghavendram serve on the Board of Directors of Exchange Applications. As of November 1999, Insight Venture Partners I, L.P., together with its affiliates, ceased to hold more than 5% of the outstanding shares of Exchange Applications. As of May 2000, Mr. Ramanan Raghavendran had resigned as a partner of Insight Venture Partners I L.P. and Mr. Horing had resigned from the Board of Directors of Exchange Applications. After May 2000, Insight Venture Partners I, L.P. was no longer an affiliate of Exchange Applications. Insight Venture Partners I. L.P. was an affiliate of Customer Analytics, Inc. at the time of the acquisition of Customer Analytics, Inc. by Exchange Applications on June 30, 2000 by virtue of being an investor holding approximately 5.5% of the outstanding shares of Customer Analytics, Inc. and having one of its partners serve of Customer Analytics Board of Directors. In January 2001, Insight became an affiliate by virtue of beneficially holding greater than 5% of the outstanding shares of common stock and having a partner, Deven Parekh, serve on the Board of Directors of Exchange Applications, Inc.

2/ Wexford Insight LLC has at certain times during the last three years been an affiliate of Exchange Applications by virtue of holding, together with its affiliates, greater than 10% of the outstanding shares of Exchange Applications. As of October 1999, Wexford Insight LLC, together with its affiliates, ceased to hold more than 5% of the outstanding shares of Exchange Applications and, therefore, ceased to be an affiliate of Exchange Applications. Wexford Insight LLC was an affiliate of Customer Analytics , Inc. at the time of the acquisition by Exchange Applications of Customer Analytics on June 30, 2000 by virtue of being an investor holding approximately 15% of the outstanding shares of Customer Analytics, Inc. and having one of its partners serve on Customer Analytics, Inc.'s Board of Directors.

3/ From June 30, 2000 until April 2001, Robert Hall was Senior Vice President and Chief Strategy Officer of Exchange Applications . During the period from inception through June 30, 2000 Mr. Hall was Chief Operating Officer of Customer Analytics, Inc.

                              PLAN OF DISTRIBUTION

         The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. In addition, any or all of the shares that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

        o on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale including the Nasdaq National Stock Market;

        o in the over-the-counter market;

        o in private transactions;

        o through options;

        o by pledge to secure debts and other obligations; or

        o a combination of any of the above transactions.

         If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

         There is no assurance that any of the selling stockholders will sell any or all of the shares of common stock being offered by this prospectus. We may suspend or terminate the Registration Statement pursuant to its contractual arrangements with the selling stockholders.

         The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

          To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

         We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

         All expenses of this registration will be paid by Xchange. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. The selling stockholders will pay all underwriting discounts and selling commissions, if any.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     Our authorized capital stock consists of 150,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. Upon consummation of this offering, 5,325,645 shares of preferred stock and 34,373,820 shares of common stock will be outstanding. The following summary is qualified in its entirety by reference to our certificate of incorporation and by-laws.

COMMON STOCK

     As of September 30, 2001, there were 34,373,820 shares of common stock outstanding held of record by 334 stockholders. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock offered in this offering will, when issued, be fully paid and nonassessable.

PREFERRED STOCK

     Our Board of Directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by our stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Xchange and may adversely affect the voting and other rights of the holders of common stock.

     In January 2001, Xchange designated 5,330,000 shares of its authorized Preferred Stock, $.001 par value, as Series A Convertible Redeemable Preferred Stock ("Series A Preferred Stock"). Xchange issued 5,325,645 shares to Insight Capital Partners. Each share of Series A Preferred Stock accrues cumulative dividends at a rate of 10% per annum. The holders of the Series A Preferred Stock may require Xchange to redeem outstanding shares at any time after January 10, 2004 for an amount equal to a 3% premium over the purchase price per share and all accrued and unpaid dividends. Each share of Series A Preferred Stock is convertible into the number of shares of the Company's common stock equal to the initial purchase price plus all accrued and unpaid dividends divided by the Conversion Price (currently $0.32262) ); however absent approval by a majority of the Company's shareholders, the Series A Preferred Stock is convertible into a maximum of 6,488,781 shares of the Company's Common Stock. The conversion is subject to adjustment for certain dilutive events, as defined.

CERTAIN ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

  DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     Our charter provides for the division of the Board of Directors into three classes as nearly equal in size as practicable with staggered three-year terms. See "Management -- Board of Directors." A director may be removed only for cause and then only by the vote of a majority of the shares entitled to vote for the election of directors.

     Our charter empowers the Board of Directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. These factors may include:

- comparison of the proposed consideration to be received by stockholders in relation to the then current market price of our capital stock, the estimated current value of Xchange in a freely negotiated transaction or the estimated future value of Xchange as an independent entity; and

- the impact of the transaction on our employees, suppliers and customers and its effect on the communities in which we operate.

          Our charter and by-laws provide that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of the stockholders and that special meetings may be called only by the Chairman of the Board, the President or a majority of the entire Board. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities, including actions to remove directors. These provisions may also discourage another person or entity from making a tender offer for our common stock, because that person or entity, even if it acquired all or a majority of the outstanding voting securities, would be able to take action as a stockholder such as electing new directors or approving a merger, only at a duly called stockholders meeting, and not by written consent.

     The Delaware General Corporation Law provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our charter requires the affirmative vote of a majority of the entire Board of Directors and the holders of at least 66 2/3% of our outstanding voting stock to amend or repeal any of the foregoing charter provisions or to reduce the number of authorized shares of common stock and preferred stock. A 66 2/3% vote is also required to amend or repeal our by-laws. These stockholder votes would in either case be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might be outstanding at the time the amendments are submitted to stockholders. Our by-laws may also be amended or repealed by a majority vote of our Board of Directors.

     Our by-laws provide that for nominations for the Board of Directors or for other business to be properly brought by a stockholder before an annual meeting of stockholders, the stockholder must first have given timely notice in writing to the Secretary of Xchange. To be timely, a stockholder's notice generally must be delivered not later than 120 days in advance of the first anniversary of the date that our proxy statement to stockholders is delivered in connection with the prior year's annual meeting of stockholders or 90 days prior to the date of the meeting if no such proxy statement was delivered to the stockholders. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting. Business transacted at a special meeting is limited to the purposes for which the meeting is called.

     The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Xchange.

     Our charter contains provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Our charter and by-laws also contain provisions indemnifying our directors and officers to the fullest extend permitted by the Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board or unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, assets sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or owned within three years prior 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Equiserve Trust Company, N.A.

                                  LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Bingham Dana LLP, Boston, Massachusetts.

                                     EXPERTS

The consolidated financial statements of Exchange Applications, Inc as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000 included in this prospectus and Registration Statement have been audited by Arthur

Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and included herein in reliance upon the authority of said firm as experts in giving said reports.

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                                          PAGE
Report of Independent Public Accountants.................................................................................  52
Consolidated Balance Sheets as of December 31, 1999 and 2000.............................................................  53
Consolidated Statements of Operations for the Years Ended December 31, 1998, 1999 and 2000...............................  54
Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended December 31, 1998, 1999 and 2000...........  55
Consolidated Statements of Cash Flows for the Years Ended December 31, 1998, 1999 and 2000...............................  57
Notes to Consolidated Financial Statements...............................................................................  59



INTERIM FINANCIAL STATEMENTS

Unaudited Consolidated Balance Sheets as of December 31, 2000 and June 30, 2001..........................................  79
Unaudited Consolidated Statements of Operations for the six months ended June 30, 2000 and 2001 .........................  80
Unaudited Consolidated Statements of Cash Flows for the six months ended June 30, 2000 and 2001..........................  81
Unaudited Notes to Consolidated Financial Statements.....................................................................  82

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To the Board of Directors of
Exchange Applications, Inc. and subsidiaries:

     We have audited the accompanying consolidated balance sheets of Exchange Applications, Inc., a Delaware corporation, and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Exchange Applications, Inc. and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                                             ARTHUR ANDERSEN LLP

Boston, Massachusetts
April 16, 2001

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                    DECEMBER 31,
                                                                             --------------------------
                                                                                1999            2000
                                                                             ----------      ----------
                                     ASSETS
Current assets:
  Cash and cash equivalents .............................................    $   14,678      $    8,617
  Marketable securities .................................................        14,429            --
  Accounts receivable, less allowance for doubtful accounts of $375 and
     $1,092 at December 31, 1999 and 2000, respectively .................        11,329          16,969
  Prepaid expenses and other current assets .............................         2,933           4,270
                                                                             ----------      ----------
          Total current assets ..........................................        43,369          29,856
Property and equipment, net .............................................         4,570          10,413
Long term marketable securities .........................................         5,030            --
Non current assets from MicroStrategy Incorporated transaction (Note 5) .        62,030          42,406
Goodwill ................................................................          --            44,980
Other intangible assets .................................................          --            24,753
Other assets ............................................................            66           9,899
                                                                             ----------      ----------
          Total assets ..................................................    $  115,065      $  162,307
                                                                             ==========      ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable ......................................................    $      701      $    5,717
  Accrued expenses ......................................................         5,167          15,916
  Current portion of obligations under capital leases ...................          --             1,987
  Current portion of MicroStrategy Incorporated obligation (Note 5) .....        15,377          16,833
  Current portion of note payable to certain former shareholders of
     Customer Analytics (Note 8) ........................................          --             2,875
  Note payable to Insight Capital Partners (Note 8) .....................          --             1,500
  Deferred revenue ......................................................         6,455           8,636
                                                                             ----------      ----------
          Total current liabilities .....................................        27,700          53,464
Obligations under capital leases, net of current portion ................          --             1,091
Long term portion of note payable to certain former shareholders of
  Customer Analytics ....................................................          --             1,965
MicroStrategy Incorporated obligation, net of current portion (Note 5) ..        16,653            --
Commitments (Note 9)
Stockholders' equity (deficit):
Preferred Stock; $.001 par value - 10,000,000 shares authorized,
     Zero shares outstanding at December 31, 1999 and 2000 ..............          --              --
Common Stock, $.001 par value - 150,000,000 shares authorized;
     24,053,471 and  32,970,359 shares issued at December 31, 1999
     and 2000, respectively .............................................            24              33
Additional paid-in capital ..............................................        56,869         250,656
Accumulated deficit .....................................................        (5,513)       (144,502)
Due from officer ........................................................          (125)           --
Deferred compensation ...................................................          (517)           (204)
Other comprehensive income ..............................................           (26)           (196)
Stock subscription (Note 5) .............................................        20,000            --
Treasury stock, at cost;  366,565 shares at December 31, 1999 and 2000 ..          --              --
                                                                             ----------      ----------
          Total stockholders' equity ....................................        70,712         105,787
                                                                             ----------      ----------
          Total liabilities and stockholders' equity ....................    $  115,065      $  162,307
                                                                             ==========      ==========

                   The accompanying notes are an integral part of these consolidated financial statements.

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

                                                                                             YEARS ENDED DECEMBER 31,
                                                                                 ------------------------------------------------
                                                                                     1998              1999              2000
                                                                                 ------------      ------------      ------------
Revenues:
     Software license fees .................................................     $     14,357      $     26,344      $     38,070
     Services and maintenance ..............................................           11,817            16,957            23,506
                                                                                 ------------      ------------      ------------
          Total revenues ...................................................           26,174            43,301            61,576
Cost of revenues:
     Software license fees .................................................              185               438               776
     Services and maintenance ..............................................            7,023            10,255            18,475
                                                                                 ------------      ------------      ------------
          Total cost of revenues ...........................................            7,208            10,693            19,251
                                                                                 ------------      ------------      ------------
Gross profit ...............................................................           18,966            32,608            42,325
Operating expenses:
     Sales and marketing ...................................................            9,864            14,555            27,840
     Research and development ..............................................            6,717             9,829            18,959
     General and administrative ............................................            3,372             4,948            14,114
     Cost of acquisition ...................................................             --               1,388              --
     Amortization of goodwill and other intangibles ........................             --                --              22,331
     Amortization of Microstrategy Incorporated investment .................             --                --              19,822
     Impairment of goodwill ................................................             --                --              76,604
                                                                                 ------------      ------------      ------------
          Total operating expenses .........................................           19,953            30,720           179,670
Income (loss) from operations ..............................................             (987)            1,888          (137,345)
Interest income (expense):
     Interest income .......................................................              159             1,440             1,109
     Interest expense from capital leases and notes payable ................              (55)              (10)             (443)
     Interest expense from discount on Microstrategy Incorporated obligation             --                --              (2,301)
                                                                                 ------------      ------------      ------------
          Total interest income (expense) ..................................              104             1,430            (1,635)
                                                                                 ------------      ------------      ------------
Income (loss) before provision for income taxes ............................             (883)            3,318          (138,980)
Provision for income taxes .................................................              111             2,220                 9
                                                                                 ------------      ------------      ------------
Net income (loss) ..........................................................             (994)            1,098          (138,989)
Accretion of discount and dividends on preferred stock .....................             (180)             --                --
                                                                                 ------------      ------------      ------------
Net income (loss) applicable to common stockholders ........................     $     (1,174)     $      1,098      $   (138,989)
                                                                                 ============      ============      ============
Net income (loss) per share (Note 2(b)):
     Basic net income (loss) per share applicable to common stockholders....     $      (0.13)     $       0.05      $      (4.84)
                                                                                 ============      ============      ============
     Basic weighted average common shares outstanding ......................        8,725,258        22,115,690        28,712,618
                                                                                 ============      ============      ============
     Diluted net income (loss) per share applicable to common stockholders..     $      (0.13)     $       0.04      $      (4.84)
                                                                                 ============      ============      ============
     Diluted weighted average common shares outstanding ....................        8,725,258        26,433,134        28,712,618
                                                                                 ============      ============      ============
Pro forma net income (loss) per share (Note 2(b)):
     Pro forma basic and diluted net income (loss) per share ...............     $      (0.06)
                                                                                 ============
     Pro forma basic and diluted weighted average common shares outstanding.       16,284,278
                                                                                 ============

                   The accompanying notes are an integral part of these consolidated financial statements.

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                      SERIES C
                                        PREFERRED STOCK           PREFERRED STOCK              COMMON STOCK
                                    -----------------------   ------------------------    -----------------------
                                      NUMBER OF     $.001       NUMBER OF      $.001        NUMBER OF     $.001       PAID-IN
                                       SHARES     PAR VALUE      SHARES      PAR VALUE       SHARES     PAR VALUE     CAPITAL
                                    ------------   --------   ------------    --------    ------------   --------   ------------
Balance, December 31, 1997 ......           --         --        1,223,954    $      1       9,203,849   $     10   $      5,055
                                                                              ========
Accretion of dividends on Series
  A Preferred Stock .............           --         --             --          --              --         --             --
Exercise of common stock options.           --         --             --          --           168,420       --               58
Deferred compensation ...........           --         --             --          --              --         --              877
Compensation expense associated
  with stock options ............           --         --             --          --              --         --              (46)
Issuance of common stock in
  initial public offering, net of
  offering costs ................           --         --             --          --         4,000,000          4         18,470
Cancellation of Series A
  Preferred Stock ...............           --         --             --          --              --         --            3,269
Conversion of Series B Preferred
  Stock .........................           --         --             --          --         5,111,112          5          3,996
Conversion of Series C Preferred
  Stock to common stock .........           --         --       (1,223,954)         (1)      2,447,908          2             (1)
Cumulative translation adjustment           --         --             --          --              --         --             --
Unrealized gain on marketable
  Securities ....................           --         --             --          --              --         --             --
Net loss ........................           --         --             --          --              --         --             --
Comprehensive net loss for the
  year ended December 31, 1998 ..           --         --             --          --              --         --             --
                                    ------------   --------   ------------    --------    ------------   --------   ------------
Balance, December 31, 1998 ......           --     $   --             --          --        20,931,289   $     21   $     31,678
                                                   ========                                              ========   ============
Exercise of common stock options                                                  --         1,008,086          1          1,368
Compensation expense associated
  stock options .................           --         --             --          --              --         --              753
Issuance of common stock in
  follow on public offering, net
  of offering costs .............           --         --             --          --         2,000,000          2         20,007
Conversion of convertible debt ..           --         --             --          --           114,096       --              850
Cumulative translation adjustment           --         --             --          --              --         --             --
Stock subscription to
  MicroStrategy Incorporated ....           --         --             --          --              --         --             --
Tax benefit of stock options
  exercised .....................           --         --             --          --              --         --            2,213
Unrealized gain on marketable
  Securities ....................           --         --             --          --              --         --             --
Net income ......................           --         --             --          --              --         --             --
Comprehensive net income for the
  year ended December 31, 1999...           --         --             --          --              --         --             --
                                    ------------   --------   ------------    --------    ------------   --------   ------------
Balance, December 31, 1999 ......           --     $   --             --      $   --        24,053,471   $     24   $     56,869
                                    ============   ========   ============    ========    ============   ========   ============
Exercise of common stock options.                                                            1,969,571          2          5,615
Issuance of common stock under
  employee stock purchase plan...           --         --             --          --            33,315       --              272
Compensation expense associated
  with stock options ............           --         --             --          --              --         --             (101)
Repayment of founder's loan......
Issuance of common stock to
  Microstrategy, Incorporated....           --         --             --          --         1,630,542          2         37,498
Issuance of common stock in
  connection with acquisition of
  Knowledge Stream Partners, Inc.           --         --             --          --           821,776          1         39,565
Issuance of common stock in
  connection with acquisition of
  Customer Analytics Inc. .......           --         --             --          --         4,461,684          4        110,938
Unrealized gain on marketable
  securities ....................           --         --             --          --              --         --             --
Cumulative translation adjustment           --         --             --          --              --         --             --
Net loss ........................           --         --             --          --              --         --             --
Comprehensive net loss for the
  year ended December 31, 2000...           --         --             --          --              --         --             --
                                    ------------   --------   ------------    --------    ------------   --------   ------------
Balance December 31, 2000 .......           --     $   --             --      $   --        32,970,359   $     33   $    250,656
                                    ============   ========   ============    ========    ============   ========   ============

                   The accompanying notes are an integral part of these consolidated financial statements.

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                   (Continued)

                                                                             OTHER
                                   ACCUMULATED   DUE FROM     DEFERRED   COMPREHENSIVE    STOCK                  COMPREHENSIVE
                                     DEFICIT      OFFICER   COMPENSATION    INCOME     SUBSCRIPTION    TOTAL     INCOME (LOSS)
                                    ---------    ---------    ---------    ---------    ---------    ---------    ---------
Balance, December 31, 1997 ......   $  (5,437)   $    (125)   $    (210)   $       5                 $    (701)
Accretion of dividends on Series
  A Preferred Stock .............        (180)        --           --           --           --           (180)
Exercise of common stock options         --           --           --           --           --             58
Deferred compensation ...........        --           --           (877)        --           --           --
Compensation expense associated
  with stock options ............        --           --            287         --           --            241
Issuance of common stock in
  initial public offering, net of
  offering costs ................        --           --           --           --           --         18,474
Cancellation of Series A
  Preferred Stock ...............        --           --           --           --           --          3,269
Conversion of Series B Preferred
  Stock .........................        --           --           --           --           --          4,000
Conversion of Series C Preferred
  Stock to common stock .........        --           --           --           --           --           --
Cumulative translation adjustment        --           --           --             28         --             28    $      28
Unrealized gain on marketable
  securities ....................        --           --           --              5         --              5            5
Net loss ........................        (994)        --           --           --           --           (994)        (994)
                                                                                                                  ---------
Comprehensive net loss for the
  year ended December 31, 1998 ..                                                                                 $    (961)
                                    ---------    ---------    ---------    ---------    ---------    ---------    =========
Balance, December 31, 1998 ......      (6,611)   $    (125)   $    (800)   $      38    $    --      $  24,201
                                                 =========    =========    =========    =========    =========
Exercise of common stock options         --           --           --           --           --          1,369
Compensation expense associated
  stock options .................        --           --            283         --           --          1,036
Issuance of common stock in
  follow on public offering, net
  of offering costs .............        --           --           --           --           --         20,009
Conversion of convertible debt ..        --           --           --           --           --            850
Cumulative translation adjustment        --           --           --              9         --              9    $       9
Stock subscription to
  MicroStrategy Incorporated ....        --           --           --           --         20,000       20,000
Tax benefit of stock options
  exercised .....................        --           --           --           --           --          2,213
Unrealized gain on marketable
  securities ....................        --           --           --            (73)        --            (73)         (73)
Net income ......................       1,098         --           --           --           --          1,098        1,098
                                                                                                                  ---------
Comprehensive net income for the
  year ended December 31, 1999 ..                                                                                 $   1,034
                                    ---------    ---------    ---------    ---------    ---------    ---------    =========
Balance, December 31, 1999 ......   $  (5,513)   $    (125)   $    (517)   $     (26)   $  20,000    $  70,712
                                    =========    =========    =========    =========    =========    =========    =========
Exercise of common stock options         --           --           --           --           --          5,617
Issuance of common stock under
  employee stock purchase plan ..        --           --           --           --           --            272
Compensation expense associated
  with stock options ............        --           --            313         --           --            212
Repayment of founder's loan .....        --            125         --           --           --            125
Issuance of common stock to
  Microstrategy, Inc. ...........        --           --           --           --        (20,000)      17,500
Issuance of common stock in
  connection with acquisition of
  Knowledge Stream Partners, Inc.        --           --           --           --           --         39,566
Issuance of common stock in
  connection with acquisition of
  Customer Analytics Inc. .......        --           --           --           --           --        110,942
Unrealized gain on Marketable
  securities ....................        --           --           --             65         --             65    $      65
Cumulative translation adjustment        --           --           --           (235)        --           (235)        (235)
Net loss ........................    (138,989)        --           --           --           --       (138,989)    (138,989)
Comprehensive net loss for the
  year ended December 31, 2000 ..        --           --           --           --           --           --      ($139,159)
                                    ---------    ---------    ---------    ---------    ---------    ---------    =========
Balance December 31, 2000 .......   $(144,502)   $    --      $    (204)   $    (196)   $    --      $ 105,787
                                    =========    =========    =========    =========    =========    =========

                   The accompanying notes are an integral part of these consolidated financial statements.

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                        YEARS ENDED DECEMBER 31,
                                                                 --------------------------------------
                                                                    1998          1999          2000
                                                                 ----------    ----------    ----------
Cash flows from operating activities:
     Net (loss) income .......................................   $     (994)   $    1,098    $ (138,989)
Adjustments to reconcile net (loss) income to net cash (used
  in) provided by operating activities
     Non cash interest related to Microstrategy Obligation ...         --            --           2,301
     Non cash interest related to notes payable to Customers
       Analytics shareholders ................................         --            --              58
     Amortization of Microstrategy Incorporated investment ...         --            --          19,822
     Amortization of goodwill and other intangibles ..........         --            --          22,331
     Impairment of goodwill ..................................         --            --          76,604
     Depreciation and other amortization .....................          611         1,600         3,716
     Compensation expense associated with stock options ......          241         1,036           212
     Changes in operating assets and liabilities, net of
       acquisitions
         Accounts receivable .................................       (4,149)       (3,678)        3,104
         Prepaid expenses and other current assets ...........          (74)       (2,130)       (1,328)
         Accounts payable ....................................          (43)          850         1,161
         Accrued expenses ....................................        2,485        (1,032)       (3,875)
         Deferred revenue ....................................          732         5,101        (4,866)
                                                                 ----------    ----------    ----------
           Net cash (used in) provided by operating activities       (1,191)        2,845       (18,472)
                                                                 ----------    ----------    ----------
Cash flows from investing activities:
     Cash acquired ...........................................         --            --              72
     Purchase and sale of marketable securities ..............      (15,460)       (3,864)       19,524
     Purchases of property and equipment .....................       (2,074)       (3,595)       (7,803)
     MicroStrategy Incorporated cash payment .................         --         (10,000)         --
     (Increase) decrease in other assets .....................          356            13        (5,763)
                                                                 ----------    ----------    ----------
           Net cash (used in) provided by investing activities      (17,178)      (17,446)        3,030
                                                                 ----------    ----------    ----------
Cash flows from financing activities:
     Repayments under capital leases .........................         (269)         (380)         (898)
     Due from officer ........................................         --            --             125
     Proceeds from note payable to Insight Capital Partners ..         --            --           1,500
     Exercise of common stock options ........................           58         1,369         5,617
     Issuance of common stock under employee stock purchase
       plan ..................................................         --            --             272
     Issuance of convertible debt ............................         --             850          --
     Tax benefit from exercise of common stock options .......         --           2,213          --
     Dividends paid by eXstatic Software .....................          (19)         --            --
     Issuance of common stock in initial public offering, net
       of offering costs .....................................       18,474          --            --
     Issuance of common stock in follow on public offering,
       net of offering costs .................................         --          20,009          --
                                                                 ----------    ----------    ----------
           Net cash provided by financing activities .........       18,245        24,061         6,616
                                                                 ----------    ----------    ----------
Effect of exchange rate changes on cash and cash equivalents .           28             8          (235)
                                                                 ----------    ----------    ----------
Net increase (decrease) in cash and cash equivalents .........          (96)        9,468        (6,061)
                                                                 ----------    ----------    ----------
Cash and cash equivalents, beginning of year .................        5,306         5,210        14,678
                                                                 ----------    ----------    ----------
Cash and cash equivalents, end of year .......................   $    5,210    $   14,678    $    8,617
                                                                 ==========    ==========    ==========


                                                                    1998          1999          2000
                                                                 ----------    ----------    ----------
Supplemental disclosure of cash flow information:
     Cash paid for interest...................................   $       55    $       13    $      153
                                                                 ==========    ==========    ==========
     Cash paid for income taxes...............................   $     --      $      104    $      239
                                                                 ==========    ==========    ==========

Supplemental disclosure of non-cash financing and investing
   activities:
     Equipment and other assets acquired under capital leases.   $      180    $     --      $    3,000
                                                                 ==========    ==========    ==========
     Conversion of preferred stock to common stock............   $    4,000    $     --      $     --
                                                                 ==========    ==========    ==========
     Accretion of discount and dividends on preferred stock...   $      180    $     --      $     --
                                                                 ==========    ==========    ==========
     Conversion of convertible debt to common stock...........   $     --      $      850    $     --
                                                                 ==========    ==========    ==========
     Technology rights acquired for MicroStrategy Incorporated
       obligation.............................................   $     --      $   32,030    $     --
                                                                 ==========    ==========    ==========
     Technology rights acquired for subscription stock........   $     --      $   20,000    $     --
                                                                 ==========    ==========    ==========

     In connection with the acquisition of Knowledge Stream
     Partners on March 31, 2000, the following transaction
     occurred:
         Fair value of assets acquired, net of cash acquired..   $     --      $     --      $   43,205
         Issuance of common stock and stock options...........         --            --         (39,896)
         Acquisition costs....................................   $     --      $     --      $     (430)
         Cash acquired........................................   $     --      $     --              49
                                                                 ----------    ----------    ----------
         Liabilities assumed related to acquisition...........   $     --      $     --      $   (2,928)
                                                                 ==========    ==========    ==========

     In connection with the acquisition of Customer
     Analytics, Inc. on June 30, 2000, the following
     transaction occurred:
         Fair value of assets acquired, net of cash acquired..   $     --      $     --      $  139,295
         Issuance of common stock and stock options...........         --            --        (110,942)
         Acquisition costs....................................   $     --      $     --      $   (2,819)
         Cash acquired........................................   $     --      $     --              23
                                                                 ----------    ----------    ----------
         Liabilities assumed related to acquisition...........   $     --      $     --      $   25,557
                                                                 ==========    ==========    ==========
Issuance of common stock related to stock subscription and to settle obligation to Microstrategy, Incorporated and related
interest .....................................................   $     --      $     --      $   37,500
                                                                 ==========    ==========    ==========

                   The accompanying notes are an integral part of these consolidated financial statements.

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  BACKGROUND AND BASIS OF PRESENTATION

     Exchange Applications, Inc. and its subsidiaries (the "Company"), doing business as Xchange Inc., provides eCustomer Relationship Management ("eCRM") solutions that help companies earn a greater share of their customers' business through relevant, personalized customer communications. Xchange provides an open-platform eCRM software and services solution that enables clients to customize offers based on profile information, synchronize offers across all customer channels in real-time and track the responses. This solution provides companies with the opportunity to improve their acquisition and retention of customers and increase customer relationship profitability.

     On August 20, 1999, the Company acquired eXstatic Software, Inc. (formerly known as Gino Borland, Inc.) ("eXstatic") a company that develops and markets software solutions that enable businesses to plan, create and execute highly personalized, permission-based email communications based on customer profiles. This merger has been accounted for as a pooling of interests and, accordingly, the historical results of operations have been restated to reflect the results of eXstatic on a combined basis (See Note 3).

     The Company is subject to a number of risks common to rapidly growing technology-based companies, including limited operating history, dependence on key individuals, rapid technological changes, competition from substitute products and larger companies, high customer concentration, the need for adequate financing to fund future operations and the need for successful development and marketing of its commercial products and services.

(2)  SIGNIFICANT ACCOUNTING POLICIES

     The accompanying consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements and notes.

     (A) PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances have been eliminated in consolidation.

     (B) NET INCOME (LOSS) PER SHARE

     The Company computes earnings per share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, EARNINGS PER SHARE. Basic net income(loss) per common share for the years ended December 31, 1998, 1999 and 2000 is calculated by dividing the net income (loss) applicable to common stockholders by the weighted average number of vested common shares outstanding.

     For the year ended December 31, 1999, diluted net income per common share is calculated by dividing the net income applicable to common stockholders by the weighted average number of vested common shares outstanding adjusted for the dilutive effect of potential common shares, consisting of outstanding stock options and unvested common shares, as determined using the treasury stock method in accordance with SFAS No. 128.

The following table reconciles the weighted average common shares outstanding to the shares used in the computation of basic and diluted weighted average common shares outstanding:

                                                                                                 YEAR ENDED DECEMBER 31,
                                                                                        ----------------------------------------
                                                                                           1998           1999           2000
                                                                                        ----------     ----------     ----------
     Weighted average common shares outstanding .......................................  9,165,084     22,144,634     28,712,618
     Less: weighted average unvested common shares outstanding ........................    439,826         28,944           --
                                                                                        ----------     ----------     ----------
     Basic weighted average common shares outstanding .................................  8,725,258     22,115,690     28,712,618
     Potential common shares from stock options and unvested common stock .............       --        4,317,444           --
                                                                                        ----------     ----------     ----------
     Diluted weighted average common shares outstanding ...............................  8,725,258     26,433,134     28,712,618
                                                                                                       ==========     ==========
     Pro forma:
     Add: weighted average common shares issuable upon conversion of  preferred stock..  7,559,020
                                                                                        ----------
     Pro forma basic and diluted weighted average common shares outstanding ........... 16,284,278
                                                                                        ==========

     Diluted weighted average shares outstanding at December 31, 1998 and 2000 exclude the potential common shares from stock options, unvested common stock and convertible preferred stock, because to include such shares would have been antidilutive. As of December 31, 1998 and 2000, 11,196,006 and 4,496,655
potential common shares were outstanding, respectively.

     The pro forma basic and diluted net loss per share for the year ended December 31, 1998 was computed by dividing net loss applicable to common stockholders by the number of shares used in computing basic and diluted net loss per share plus the weighted average common shares issuable upon conversion of preferred stock from date of issuance. Pro forma net income information for the years ended December 31, 1999 and 2000 is not relevant because all of the Company's preferred stock was converted upon the closing of the Company's initial public offering in December 1998.

     (C)  CASH EQUIVALENTS AND MARKETABLE SECURITIES

     Cash equivalents are short-term, highly liquid investments with original maturity dates of three months or less. Included in cash and cash equivalents is $2,361,500 of restricted cash currently used to collateralize outstanding letters of credit (See Note). Cash equivalents are carried at amortized cost, which approximates fair market value. The Company accounts for marketable securities in accordance with SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. The Company's short-term and long-term marketable securities are classified as available-for-sale and are recorded at fair value with any unrealized gain or loss recorded as an element of stockholders' equity. As of December 31, 1999 and December 31, 2000, the Company had recorded unrealized gains(losses) of approximately $(65,000) and $0, respectively.

     (D) LONG-LIVED ASSETS

     In accordance with the provisions of SFAS No. 121, ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, the Company evaluates the realizability of its long-lived assets periodically based on projected undiscounted future cash flows. To the extent an impairment is identified, the Company reduces the carrying value of the assets to fair value which is determined using the discounted expected future cash flows. As of December 31, 2000, the Company's long-lived assets consisted of technology and the related distribution rights acquired from third parties, goodwill and other intangible assets from acquisitions, and fixed assets. In December 2000, the Company determined that a reduction in the carrying value of certain intangible assets related to the Customer Analytics acquisition was required and the related long lived assets were written down accordingly

(See Note 4). As of December 31, 1999 and 2000, the Company determined that no other material adjustment to the carrying value of its long-lived assets was required.

     (E) SOFTWARE DEVELOPMENT COSTS

     The Company's software products are highly technical and require a significant engineering and development effort. Cost incurred in the development of computer software to be sold have been expensed as research and development costs in the accompanying consolidated statement of operations, in accordance with SFAS No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED. Costs incurred subsequent to the attainment of technological feasibility are insignificant and accordingly have been charged to research and development expense.

     (F) INCOME TAXES

     The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES. This statement requires the Company to recognize a current tax liability or asset for current taxes payable or refundable and to record a deferred tax asset or liability for the estimated future tax effects of temporary differences and carryforwards to the extent they are realizable. A deferred tax provision or benefit results from the net change in deferred tax assets and liabilities during the year. A deferred tax valuation allowance is required if it is "more likely than not" that all or a portion of the recorded deferred tax assets will not be realized.

     (G) FINANCIAL INSTRUMENTS

     SFAS No. 107, DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires disclosures about the fair value of financial instruments. Financial instruments consist principally of cash equivalents, marketable securities, accounts receivable, accounts payable, notes payable, obligations due to MicroStrategy, Inc. The estimated fair value of these financial instruments approximates their carrying value.

     (H) CONCENTRATION OF CREDIT RISK

     SFAS No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, requires disclosure of any significant off-balance-sheet and credit risk concentrations. The Company has no significant off-balance-sheet risk such as significant foreign exchange contracts, option contracts or other foreign hedging arrangements. Financial instruments that potentially subject the Company to concentrations of credit risk are principally cash equivalents, marketable securities and accounts receivable. Concentration of credit risk with respect to accounts receivable is limited to certain customers to whom the Company makes substantial sales. The Company performs periodic credit evaluations of its customers and has recorded allowances for estimated losses. Marketable securities are held in highly rated corporations and financial institutions.

     (I) FOREIGN CURRENCY

     The functional currencies of the Company's wholly owned subsidiaries in the United Kingdom, Australia and Japan are the local currencies. The financial statements of the subsidiaries are translated to U.S. dollars using period-end exchange rates for current assets and liabilities and average exchange rates during the corresponding period for revenues, cost of revenues and expenses. Translation gains and losses are deferred and accumulated as a component of stockholders' equity. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not significant during the periods presented.

     (J) REVENUE RECOGNITION

     The Company recognizes revenue based on the provisions of Statement of Position, (SOP), No. 97-2, SOFTWARE REVENUE RECOGNITION, as amended by SOP No. 98-4 and SOP No. 98-9, and the provisions of SOP No. 81-1, ACCOUNTING FOR PERFORMANCE OF CONSTRUCTION-TYPE AND CERTAIN PRODUCTION-TYPE CONTRACTS.

     Software license fee revenues are generated from licensing the rights to the use of the Company's packaged software products. Services and maintenance revenues are generated from sales of maintenance, consulting, training and hosting services performed for customers that license the Company's products. The Company has concluded that effective with the new generation of Xchange Dialogue products released in the third quarter of 2000, certain of the implementation services related to the Dialogue product suite are essential to the customer's use of the packaged software products. Similarly, the implementation services for the Company's Xchange Real Time and Xchange EnAct products are essential to the customer's use of those packaged software products. For sales of these products where the Company is responsible for implementation, the Company recognizes revenue for these arrangements following the percentage-of-completion method over the implementation period. Percentage of completion is measured by the percentage of implementation hours incurred to date compared to estimated total implementation hours. This method is used because management has determined that past experience has shown expended hours to be the best measure of progress on these engagements. In situations where the Company is not responsible for implementation services, or where the product configuration being delivered does not require the implementation services deemed to be essential to the customer's use of the software, the Company recognizes revenue on delivery of the packaged software if there is persuasive evidence of an arrangement, collection is probable, the fee is fixed or determinable and vendor-specific objective evidence exists to allocate the total fees to all undelivered elements of the arrangement.

     Vendor-specific objective evidence is based on the price charged when an element is sold separately or, in the case of an element not yet sold separately, the price established by authorized management, if it is probable that the price, once established, will not change before market introduction. Elements included in multiple-element arrangements could consist of software products, maintenance, consulting and training services.

     Revenue from maintenance services is recognized ratably over the term of the contract, typically one year. Professional services revenue is primarily related to implementation and consulting services performed on a time-and-materials basis under separate service arrangements. Revenues from professional service arrangements are recognized on either a time and materials or percentage-of-completion basis as the services are performed, provided that amounts due from customers are fixed or determinable and deemed collectible by management. In addition, the Company recognizes consulting revenue for its application hosting service. The revenue is recognized over the service delivery period based on either a pre-determined monthly service fee or a usage based pricing model.

     In certain situations, the Company has entered into transactions with third parties to acquire technology from those entities at the same time that the Company sells its technology to those same third parties. In those instances, the Company applied Accounting Principles Board Opinion No. 29, ACCOUNTING FOR NONMONETARY TRANSACTIONS, and Emerging Issues Task Force Issue (EITF) No. 86-29, NONMONETARY TRANSACTIONS: MAGNITUDE OF THE BOOT AND THE EXCEPTIONS TO THE USE OF FAIR VALUE, to such transactions.

     (K) ACCOUNTING FOR STOCK-BASED COMPENSATION

     The Company follows SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, in accounting for stock-based grants. As permitted by SFAS No. 123, the Company accounts for employee stock options in accordance with APB No. 25, ACCOUNTING FOR STOCK ISSUED TO Employees, and has included the pro forma disclosures required by SFAS No. 123 for all periods presented.

     (L) NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board (FASB), issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities.

SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 is not expected to have a material impact on the Company's consolidated financial statements.

     (M) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(3)  ACQUISITIONS

     (A) ACQUISITION OF EXSTATIC SOFTWARE, INC.

     On August 20, 1999, the Company acquired eXstatic Software, Inc. (formerly known as Gino Borland, Inc.) ("eXstatic"), a company that develops and markets software solutions that enable businesses to plan, create and execute highly personalized, permission-based email communications based on customer profiles. The Company exchanged 1,214,568 shares of its common stock for all the outstanding shares of eXstatic common stock, and exchanged options to purchase 277,842 shares of the Company's common stock for all the outstanding options of eXstatic. This acquisition has been accounted for as a pooling of interests, and, accordingly, the historical results of operations have been restated to reflect the results of eXstatic on a combined basis for all periods presented.

     The following table presents a reconciliation of net revenues and net income (loss) previously reported.
                                            FOR THE         FOR THE SIX
                                           YEAR ENDED      MONTHS ENDED
                                       DECEMBER 31, 1998   JUNE 30, 1999
                                         -------------     -------------
                                                            (unaudited)
     NET REVENUES
        Exchange Applications            $      24,766     $      18,365
        eXstatic Software                        1,398               358
                                         -------------     -------------
     COMBINED NET REVENUES               $      26,164     $      18,723
                                         =============     =============

     NET INCOME (LOSS)
        Exchange Applications            $        (975)    $       1,214
        eXstatic Software                          (19)             (408)
                                         --------------    -------------
     COMBINED NET INCOME (LOSS)          $        (994)    $         806
                                         ==============    =============


     (B)  ACQUISITION OF KNOWLEDGE STREAM PARTNERS, INC.

     On March 31, 2000, the Company acquired Knowledge Stream Partners, Inc. ("KSP"), a Company that specializes in consulting and software development for advanced data mining and online/offline analytics. The Company exchanged 821,776 shares of its common stock for all the outstanding shares of common stock of KSP. In addition, the Company assumed all of the outstanding employee stock options of KSP, which converted into options to acquire 134,851 shares of the Company's common stock. As of the date of the consummation of the acquisition, the common stock issued by the Company and the converted stock options had a market value of $39,896,000 based on a per share value of $52.92. The aggregate purchase price of $43,254,000 consisted of the following:

     DESCRIPTION                                   AMOUNT
     -----------                                  --------
     Liabilities assumed                          $  2,928
     Acquisition costs                                 430
     Common stock and stock options                 39,896
                                                  --------
     Total purchase price                         $ 43,254
                                                  ========

     The purchase price was allocated based upon the fair value of the identified assets acquired. These allocations represent the fair values determined by an independent appraisal. The allocation has resulted in acquired goodwill of $41,869,000, which is being amortized on a straight-line basis over a five-year period. The Company has also allocated $900,000 to the assembled work force acquired from KSP as determined by the independent appraisal, which is being amortized on a straight-line basis over a three-year period. The purchase price has been allocated to the acquired assets as follows:

     DESCRIPTION                                   AMOUNT
     -----------                                  --------
     Current assets                               $    233
     Property and equipment                            252
     Assembled  workforce                              900
     Goodwill                                       41,869
                                                  --------
                                                  $ 43,254
                                                  ========

     (C) ACQUISITION OF CUSTOMER ANALYTICS, INC.

     In June 2000, the Company acquired Customer Analytics, Inc. ("CA"), a company that specializes in the development and licensing of marketing campaign management solutions targeted at the local branch level. The Company exchanged 4,461,684 shares of its common stock for all the outstanding shares of common stock of CA; 761,602 of these shares issued were placed into escrow as security for indemnification obligations pursuant to the merger agreement. In addition, the Company assumed all of the outstanding employee stock options of CA, which converted into options to acquire 714,785 shares of the Company's common stock. As of the date of the consummation of the acquisition, the common stock issued by the Company and the issued stock options had a market value of $110,942,000 based on a per share value of $22.20. The aggregate purchase price of $139,318,000 consisted of the following:

     DESCRIPTION                                   AMOUNT
     -----------                                  --------
     Liabilities assumed                          $ 25,557
     Acquisition costs                               2,819
     Common stock and stock options                110,942
                                                  --------
     Total purchase price                         $139,318
                                                  ========

     Included in acquisition cost was severance totaling $2,326,000 related to 56 employees of CA who were terminated in connection with the acquisition. The Company paid $1,599,000 of the severance owed to employees during the year ended December 31, 2000. The remaining severance payment will be paid to employees in installments through June 2002. The purchase price was allocated based upon the fair value of the identified assets acquired. These allocations represent the fair values determined by an independent appraisal. The allocation has resulted in acquired goodwill of $96,449,000, which is being amortized on a straight-line basis over a five-year period. The Company has also allocated $3,700,000 to the assembled work force, $8,000,000 to the customer base and $17,750,000 to purchased technology and technological know-how acquired from CA as determined by the independent appraisal, which are being amortized on a straight-line basis over a three-year period. The purchase price has been allocated to the acquired assets as follows:

     DESCRIPTION                                   AMOUNT
     -----------                                  --------
     Current assets                               $ 11,919
     Property and equipment                          1,500
     Assembled workforce                             3,700
     Acquired technology                            17,750
     Customer base                                   8,000
     Goodwill                                       96,449
                                                  --------
     Total purchase price                         $139,318
                                                  ========

     (D) PRO FORMA FINANCIAL INFORMATION

     The following unaudited proforma financial information presents the combined results of operations of the Company as if the acquisitions of CA and KSP had occurred on January 1, 1999. The pro forma data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods or the results that actually would have occurred had KSP and CA been a combined company during the specified periods.

     The following unaudited proforma information presents a summary of consolidated results of operations as if the acquisition had occurred on January 1, 1999:

                                                       TWELVE MONTHS ENDED,
                                                     ------------------------
                                                        1999          2000
                                                     ----------    ----------
                                                          (IN THOUSANDS)

     Revenues....................................    $   64,512    $   75,326
     Net Loss....................................       (47,236)     (161,678)
     Basic and diluted net loss per share........         (1.72)        (4.78)
     Basic and diluted weighted average common
     shares outstanding..........................    27,399,150    33,820,413

(4)  INTANGIBLE ASSETS AND GOODWILL

     Intangible assets consisted of the following at December 31, 2000 (in thousands):

                                                   ESTIMATED LIFE    AMOUNT
                                                     ----------    ----------
     Acquired  technology........................       3 years    $   17,750
     Assembled Workforce.........................       3 years         4,600
     Customer base...............................       3 years         8,000
                                                                   ----------
     Less- Accumulated amortization..............                       5,597
                                                                   $   24,753
                                                                   ==========

     The Company recorded goodwill of $138,318 in connection with the KSP and CA acquisitions. The Company amortizes goodwill and other intangibles related to the acquisitions of KSP and CA using a straight-line method over periods ranging from three to five years. Amortization expense related to intangible assets and goodwill totaled $22,331,000 during the twelve months ended December 31, 2000.

     During the fourth quarter of 2000, the Company determined that an impairment in the carrying value of the assets related to the CA acquisition had occurred and reduced the carrying value of assets related to CA to the fair value based on the discounted future cash flows. As a result, the Company recorded an impairment of goodwill of $76,604,000 in the year ended December 31, 2000.

(5)  TRANSACTIONS WITH MICROSTRATEGY INCORPORATED

     In December 1999, the Company entered into a strategic alliance relationship with MicroStrategy, Inc. ("MicroStrategy"), resulting in a series of transactions between the two companies. MicroStrategy's products help businesses analyze customer data in order to create intelligent marketing campaigns. Because the net cash consideration from the transactions described below is significant, the Company has accounted for these transactions as monetary exchanges and has recorded them at the fair value of the elements exchanged.

     The Company agreed to pay to MicroStrategy an aggregate of $65 million in cash and the Company's common stock over the two years commencing in December 1999. In return, the Company would receive the following:

     TECHNOLOGY LICENSES - The Company received licenses for MicroStrategy's products for the purpose of developing new products using MicroStrategy technology along with distribution rights to the MicroStrategy applications incorporated as part of an eCRM solution on a royalty-free basis for 42 months. The total consideration for these licenses was $30 million and consisted of a cash payment of $10 million in December 1999 and a stock subscription for $20 million, which was settled by the Company in January 2000 through the issuance of 824,742 shares of the Company's common stock.

     RESEARCH AND DEVELOPMENT WORKFORCE - The Company will receive the services of a dedicated research and development workforce from MicroStrategy for a 3 1/2 year term to develop new products using MicroStrategy's technology.

     PREPAID CO-MARKETING SERVICES - The Company will receive $5 million in co-marketing services from MicroStrategy in the form of joint advertising and promotion support over a period of 18 months.

     The total consideration for the research and development workforce and the prepaid co-marketing costs is $35 million and is payable in either cash or the Company's common stock, at the Company's option on a quarterly basis over two years beginning in June 2000. Under the terms of the agreement, the per share price used to calculate the number of shares issued to settle any quarterly payment made in stock is limited to a high and low stock price of $32.66 and $19.59, respectively. During the year ended December 31, 2000, the Company issued 805,800 shares of common stock to settle $15,197,000 of the obligation plus all accrued interest.

     The Company has capitalized as a non current asset the present value of the future payment obligations to MicroStrategy, totaling $62.0 million, and is amortizing this asset to operations over the terms of the underlying arrangements, which is approximately 18 to 42 months. In the year ended December 31, 2000, the Company recorded $19,822,000 in amortization expense in the accompanying financial statements.

     Also in December 1999, MicroStrategy entered into a valued added reseller agreement and a software license agreement with the Company whereby they will receive the following licenses from the Company:

     ROYALTY-FREE DISTRIBUTION LICENSE - MicroStrategy received a royalty-free right to distribute in their Strategy.com ASP environment for 3 1/2 years the Company's Xchange eMessaging product to named affiliates of MicroStrategy's Strategy.com web service, valued at $8.0 million.

     INTERNAL-USE AND DEVELOPMENT LICENSES - MicroStrategy received perpetual internal-use and development licenses to use the Company's products, along with the initial year of support and maintenance, valued at a total of $2.0 million.

     MicroStrategy paid the Company the $8.0 million for the Xchange eMessaging product distribution over the 3 1/2 year term as MicroStrategy adds named affiliates to its Strategy.com web service. The Company will record the license fee as MicroStrategy signs up named affiliates and the payments become due. The Company is providing support to MicroStrategy under annual maintenance contracts that are billed when MicroStrategy designates affiliates. Revenues under these maintenance contracts are recognized over the period of service. In December 1999, the Company recorded total revenue of $4.5 million when MicroStrategy designated and paid for 45 named affiliates for the Xchange eMessaging product through the Strategy.com web service. The Company recorded the remaining $3.5 million of revenue under this contract during 2000 when MicroStrategy designated and paid for additional named affiliates to its Strategy.com web service. MicroStrategy paid the Company the $2.0 million for the internal-use and development licenses upon the delivery and execution of the license agreements. These products were delivered in January 2000, at which point the product revenue was recognized and the support and maintenance fees were deferred.

(6)  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, net of accumulated depreciation and amortization. The Company provides for depreciation and amortization using the straight-line method to allocate the cost of property and equipment over their estimated useful lives. Property and equipment, at cost, and their estimated useful lives are as follows:

                                                                 DECEMBER 31,
                                            ESTIMATED        -------------------
                                           USEFUL LIFE         1999       2000
                                        -----------------    --------   --------
                                                                (IN THOUSANDS)
     Computers and equipment........... 4 years              $  3,872   $  9,135
     Furniture and fixtures............ 10 years                1,022      2,023
     Purchased software................ 3 years                 1,891      4,000
     Leasehold improvements............ Life of the lease         429      1,581
                                                             --------   --------
                                                                7,214     16,739
     Less - Accumulated depreciation...                         2,644      6,326
                                                             --------   --------
                                                             $  4,570   $ 10,413
                                                             ========   ========

     Depreciation expense for the years ended December 31, 1998, 1999 and 2000 was approximately $611,000, $1,600,000 and $3,716,000 respectively.

(7)  ACCRUED EXPENSES

     Accrued expenses at December 31, 1999 and 2000 consisted of the following:

                                             DECEMBER 31,
                                        ---------------------
                                          1999         2000
                                        --------     --------
                                           (IN THOUSANDS)
     Payroll and related costs........  $  2,484     $  5,719
     Accrued tax liabilities..........       --         3,171
     Other............................     2,683        7,026
                                        --------     --------
                                        $  5,167     $ 15,916
                                        ========     ========

(8) INCOME TAXES

     For financial reporting purposes, income before taxes includes the following components:

                                          1998          1999          2000
                                        ---------     ---------     ---------
                                                    (IN THOUSANDS)
     Pretax income/(loss)
         United States                  $    (723)    $   2,833     $(132,603)
         Foreign                             (160)          485        (6,377)
                                        ---------     ---------     ---------
                                             (883)        3,318      (138,980)
                                        ---------     ---------     ---------

     The components of the provision for income taxes for the each of the three years in the period ended December 31, 2000 are as follows:

                                          1998          1999          2000
                                        ---------     ---------     ---------
                                                    (IN THOUSANDS)
     Current
         Federal                        $    --       $   1,754     $    --
         State                               --             310          --
         Foreign                              111           152             9
                                        ---------     ---------     ---------
                                              111         2,216             9
                                        ---------     ---------     ---------
     Deferred
         Federal                             --            --            --
         State                               --            --            --
         Foreign                             --            --            --
                                        ---------     ---------     ---------
                                             --            --            --
                                        ---------     ---------     ---------
               Total                    $     111     $   2,216     $       9
                                        =========     =========     =========


     For the year ended December 31, 1999, the Company realized a tax benefit related to disqualifying dispositions from stock option exercises of approximately $2,213,000 with a corresponding increase in additional paid-in capital. For the years ended December 31, 1998 and 2000, a similar tax benefit was not recorded due to either the absence of disqualifying dispositions or due to the uncertainty related to the future realizability of the net operating loss carryforwards generated.

     The approximate tax effects of temporary differences that give rise to significant portions of the Company's deferred tax assets are as follows:

                                              DECEMBER 31,
                                        -----------------------
                                           1999         2000
                                        ---------     ---------
                                             (IN THOUSANDS)

     Nondeductible expenses and reserves $  1,027     $   5,031
     Net operating losses acquired......     --           6,583
     Net operating loss carryforwards...      674        14,920
                                         --------     ---------

     Deferred Tax Asset ................    1,701        26,534
                                         --------     ---------

     Valuation allowance................   (1,701)      (26,534)
                                         --------     ---------
         Net deferred tax asset......... $     --     $      --
                                         ========     =========

     The Company has established a valuation allowance against its deferred tax asset to the extent that it cannot conclusively demonstrate that these assets "more likely than not" will be realized. In evaluating the realizability of these deferred tax assets, the Company has considered the following factors: (1) its short operating history, (2) the volatility of the industry in which it operates, (3) the operating losses incurred to date and(4) the expected future earnings impact of the MicroStrategy transaction entered into in December 1999. The Company believes that given the significance of this evidence, a full valuation reserve against its deferred tax assets is required as of December 31, 1999 and 2000. During the year ended December 31, 2000, deferred tax assets totaling $8,620,000 were acquired and fully reserved due to the uncertainty of the realization of the assets.

     The Tax Reform Act of 1986 contains provisions that may limit the amount of net operating loss and credit carryforwards that the Company may utilize in any one year in the event of certain cumulative changes in ownership over a three-year period in excess of 50%, as defined. The Company believes it has experienced a change in ownership in excess of 50% and the businesses it acquired during the year ended December 31, 2000 experienced ownership changes in excess of 50%. The Company does not believe that ownership changes will significantly impact the Company's ability to utilize the net operating loss carryforwards. As of December 31, 2000, the Company had net operating loss carryforwards of approximately $59,621,000 to reduce future income taxes, if any. Of this amount, $53,023,000 expire through 2020 and $6,598,000 can be carried forward indefinitely. The net operating loss carryforwards are subject to review and possible adjustment by the Internal Revenue Service and tax authorities within foreign jurisdictions.

     A reconciliation of the federal statutory rate to the Company's effective tax rate for each of the three years in the period ended December 31, 2000 is as follows:
                                                       1998     1999     2000
                                                      ------   ------   ------
     Provision at federal statutory rate                (34)%      34%    (34)%
     Increase (decrease) in tax resulting from:
         State income tax, net of federal benefits       --         6       (3)
         Foreign income taxes                             13      --       --
         eXstatic pre-acquisition losses                 --         7      --
         eXstatic acquisition expenses                   --        16      --
         Non-deductible goodwill                         --       --        27
         Change in valuation allowance                    34        7       10
         Other, net                                      --        (3)     --
                                                      ------   ------   ------
                  Effective tax rate                      13%      67%     -- %
                                                      ======   ======   ======

(9) CONVERTIBLE NOTES

     (A) NOTE PAYABLE TO INSIGHT CAPITAL PARTNERS

     On December 15, 2000, Insight Venture Associates IV, L.L.C., through four of its affiliated funds (collectively, "Insight"), entered into a note purchase agreement with the Company that provided for the issuance by the Company of up to $4,000,000 of convertible promissory notes (the "December 2000 Notes"). The December 2000 Notes accrued interest at 9% per annum, matured on January 10, 2001 and were automatically convertible into the next round of the Company's equity financing. On January 10, 2001, the aggregate outstanding principal amount of the December 2000 Notes ($1,500,000) was converted into shares of the Company's Series A Preferred Stock (See Note 18).

     (B) NOTES PAYABLE TO FORMER CUSTOMER ANALYTICS SHAREHOLDERS

     In connection with the acquisition of Customer Analytics, Inc. ("CA"), the Company entered into subordinated note agreements with certain former shareholders of CA in the amount of $5,000,000. The notes bear interest at 5%. $2,875,000 of the notes are due on December 31, 2000 and $2,125,000 are due on June 1, 2002 or upon the sale of the Company's common stock with net proceeds of at least $75,000,000 or the closing of a senior debt facility with a commercial lender with a borrowing capacity of at least $20,000,000. The Company has discounted the long-term portion of the notes due in June 2002 at a rate of 10%. In January 2001, the Company repaid $2,460,000 of the notes outstanding plus all accrued interest.

(10) COMMITMENTS

     The Company leases certain facilities, equipment, and technology under noncancellable operating and capital lease agreements. The leases expires at various dates through 2005. The Company has letters of credit outstanding with a bank for $2,361,500 as collateral on its leased facilities and certain equipment. Total rent expense, net of sublease rental income, under these agreements was approximately $956,000, $1,646,000 and $3,105,000 for the years ended December 31, 1998, 1999, and 2000, respectively. For the year ended December 31, 2000, sublease rent income was $958,000.

     At December 31, 2000, the minimum lease commitments for all leased facilities and equipment with an initial or remaining term in excess of one year are as follows:

                                              OPERATING             CAPITAL
     FOR THE YEAR ENDING DECEMBER 31,          LEASES               LEASES
                                             -----------          -----------
                                                      (IN THOUSANDS)
     2001.................................         3,419                2,295
     2002.................................         2,758                1,125
     2003.................................         2,808                 --
     2004.................................         1,497                 --
     2005.................................            82                 --
                                             -----------          -----------
          Total minimum payments..........   $    10,564          $     3,420
                                             ===========          ===========
      Amount representing interest........                                342
          Present value of minimum lease
          payments                                                $     3,078
                                                                  ===========

     As of December 31, 2000, the Company had three outstanding sublease agreements that will reduce future rent expense by approximately $506,000 for the year ended December 31, 2001.

(11) PREFERRED STOCK

     At incorporation on November 7, 1996, the Company authorized 10,000,000 shares of $.001 par value Preferred Stock for future issuance in one or more series.

     On March 18, 1997, the Company converted all of its previously outstanding shares of Preferred Stock into 1,725,000 shares of common stock. The Company then amended its certificate of incorporation to reduce the number of authorized shares of its $.001 par value preferred stock to 5,455,556 shares, of which 2,900,000 shares were designated as Series A Preferred Stock and 2,555,556 shares were designated Series B Preferred Stock. The 2,900,000 shares of Series A Preferred Stock were issued upon the conversion of $2,405,000 of notes payable to related parties. The 2,555,556 shares of Series B Preferred Stock were sold to venture capital investors at a price of $1.565 per share, with net proceeds to the Company of $3,888,000.

     Each outstanding share of Series A Preferred Stock accrued a cumulative annual dividend of 8.25%. The Company has provided for Series A Preferred Stock cumulative dividends by accreting charges against the accumulated deficit with corresponding increases to the carrying value of the Series A Preferred Stock. Such increases aggregated approximately $189,000 and $180,000 for the years ended December 31, 1997 and 1998, respectively.

     The Company loaned $125,000 to an officer for the purchase of approximately 38,000 shares of Series B Preferred Stock from another stockholder. The loan is evidenced by a note that bears interest at the prime rate and is secured by the 38,000 shares of Series B Preferred Stock the officer purchased. The Company has accounted for this loan as a stock subscription receivable classified as Due from Officer in the accompanying consolidated statements of stockholders' equity as of December 31, 1999. In October 2000, the loan, plus all accrued interest, was repaid to the Company.

     On December 4, 1997, the Company authorized an additional 1,223,954 shares of $.001 par value Preferred Stock and designated these shares as Series C Convertible Preferred Stock (the "Series C Preferred Stock"). The 1,223,954 shares of the Series C Preferred Stock were sold to venture capital investors at a price of $3.268 per share, with net proceeds to the Company of $3,987,000.

     On December 14, 1998, the Company completed an initial public offering that satisfied the conditions of a Qualified Offering as defined by the Preferred Stock agreements. Accordingly, Series A Preferred Stock was reclassified to $3,269,000 of additional paid-in capital and the Series B Preferred Stock, at a redemption value of $4,000,000, was converted into 2,555,556 shares of common Stock. In addition, the Series C Preferred Stock was converted to 1,223,954 shares of common stock upon completion of the initial public offering.

(12) STOCKHOLDERS' EQUITY

     (A) COMMON STOCK

     At incorporation, the Company authorized 10,000,000 shares of $.001 par value common stock. In March 1997, December 1997 and July 1998, the Company amended its certificate of incorporation to increase the number of authorized shares of $.001 par value common stock to a total of 30,000,000 shares. On February 29, 2000 the Company's shareholders approved an increase in the authorized shares of $.001 par value common stock to a total of 150,000,000 shares.

     On January 28, 2000, the Company's Board of Directors approved a 2 for 1 stock split, to be effected in the form of a stock dividend. On March 17, 2000, the Company paid the stock dividend to all shareholders of record on March 3, 2000. All share and per share amounts in the accompanying financial statements have been adjusted to reflect the stock split.

     (B) RESTRICTED COMMON STOCK

     At incorporation, the Company issued 4,968,750 shares of common stock to the Company's founders and employees at $.001 per share, the fair market value as determined by the Board of Directors at the time of issuance.

     In connection with the issuance of common stock, the Company and two of its founders signed a Founder Restricted Stock Agreement (the "Founder Agreement"). These shares vested 50% immediately with the balance vesting ratably on an annual basis through January 1, 1999.

     As provided in the Founder Agreement, if the employment of the founders is terminated, the Company has the option (the "Company Option") to purchase their unvested stock. This Company Option shall be exercisable by the

Company at a price equal to the lesser of the issue price or the fair market value of the stock as determined by the Board of Directors. In March 1997, one of the founders terminated employment, resulting in the Company's repurchase of 166,750 unvested common shares at $0.001 per share.

     In addition, on November 15, 1996, the Company and all of its employees holding common stock, excluding the two founders, signed restricted stock agreements (the "Restricted Stock Agreements") providing for shares issued from the 1996 Stock Incentive Plan to vest retroactively, 25% on the respective employee's date of hire with an additional 25% on each anniversary thereafter.

     According to the Restricted Stock Agreements, if an employee ceases to provide services to the Company either as a consultant or employee prior to the third anniversary of the date of hire, the Company has the right to repurchase the unvested stock from the employee at the price paid by the employee. Since inception, the Company has repurchased an additional 199,815 shares of unvested common stock at $0.001 per share from other terminated employees. As of December 31, 2000, all outstanding shares of restricted common stock were fully vested.

(13) STOCK OPTIONS

     (A) 1996 STOCK OPTION PLAN

     In November 1996, the Company adopted the 1996 Stock Incentive Plan (the "1996 Plan"), pursuant to which 6,249,926 shares of the Company's common stock were reserved for issuance. The 1996 Plan provides for the grant of incentive stock options, nonqualified stock options and restricted common stock to officers, employees and directors who are also employees of the Company. Non-employee directors and outside consultants to the Company are eligible to receive nonqualified options and restricted common stock only.

     The 1996 Plan is administered by the Board of Directors, which determines the fair market value and the purchase price for such options. Options generally vest over a four-year period and expire 10 years from the date of grant. Restricted common stock awards entitle recipients to purchase shares of the Company's common stock subject to restrictions concerning the sale, transfer and other disposition of the shares issued until such shares are vested. The shares subject to options that expire or are not exercised for other reasons, or any restricted common stock that is repurchased by the Company will be available for future grant under the 1996 Plan. In addition, the 1996 Plan provides for the granting of time accelerated incentive stock options.

     (B) 1998 STOCK OPTION PLAN

     In July 1998, the Company adopted the 1998 Stock Option Plan (the "1998 Plan"), pursuant to which 5,400,000 additional shares of the Company's common stock were reserved for future issuance. In June 2000, the number of shares authorized for issuance under the plan was increased from 5,400,000 to 9,400,000 and an additional 4,000,000 shares of the Company's common stock was reserved for the issuance of stock options in connection with the plan. The 1998 Plan provides for the grant of incentive stock options and nonqualified stock options to officers and employees of the Company. The 1998 Plan is administered by the Board of Directors, which determines the fair market value and the purchase price for such options. Options generally vest over a four-year period and expire 10 years from the date of grant. The shares subject to options that expire or are not exercised for other reasons will be available for future grant under the 1998 Plan. In addition, the 1998 Plan provides for the granting of time accelerated incentive stock options.

     (C) 1998 DIRECTORS STOCK OPTION PLAN

     In July 1998, the Company adopted the 1998 Board of Directors Plan (the "1998 Directors Plan"), pursuant to which 200,000 shares of the Company's common stock were reserved for future issuance under the plan. The 1998 Directors Plan provides for the grant of nonqualified stock options and restricted common stock to non-employee directors of the Company. The 1998 Directors Plan is administered by the Board of Directors, which determines the fair market value and the purchase price for such options. Options generally vest over a four-year period and expire 10 years from the date of grant. The shares subject to options that expire or are not exercised for other reasons will be available for future grant under the 1998 Directors Plan.

     (D) SUMMARY OF OPTION ACTIVITY

     Stock option activity for the years ended December 31, 1998, 1999, and 2000 is as follows:

                                                                                       WEIGHTED
                                                NUMBER OF            RANGE OF          AVERAGE
                                                 SHARES           EXERCISE PRICES   EXERCISE PRICE
                                             -------------         -------------    --------------
     Outstanding, December 31, 1997.......       2,798,450         $0.33 --$0.68          0.37
          Granted.........................       3,427,364          0.44 -- 7.25          4.29
          Exercised.......................        (168,420)         0.33 -- 0.68          0.35
          Canceled........................      (1,000,414)         0.33 -- 7.25          5.49
                                             -------------         --------------        -----

     Outstanding, December 31, 1998.......       5,056,980         $0.33 -- $5.50        $2.02
                                             =============         ==============        =====
          Granted.........................       2,643,676          0.43 -- 17.50        10.86
          Exercised.......................      (1,008,086)         0.33 -- 14.91         1.22
          Canceled........................        (558,280)         0.33 -- 17.50         6.00
                                             -------------         ---------------       -----

     Outstanding, December 31, 1999.......       6,134,290         $0.33 -- $17.50       $5.60
                                             =============         ---------------       =====
          Granted.........................       5,173,705          1.29 -- 47.75        30.83
          Exercised.......................      (1,969,571)         0.33 -- 24.28         2.85
          Canceled........................      (4,841,769)         0.33 -- 47.75        28.74
                                             -------------         ---------------       -----

     Outstanding, December 31, 2000.......       4,496,655         $0.33 -- $47.75      $10.88
                                             =============         ---------------      ======

     Exercisable, December 31, 2000.......       1,284,714         $0.33 -- $47.75       $6.50
                                             =============         ---------------       =====
     Exercisable, December 31, 1999.......       1,992,994         $0.33 -- $14.91       $2.33
                                             =============         ---------------       =====
     Exercisable, December 31, 1998.......       1,497,815         $0.33 -- $ 5.50       $0.93
                                             =============         ---------------       =====

                                  OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                    -------------------------------------------------        --------------------------------
   RANGE OF       OUTSTANDING AS   WEIGHTED AVERAGE   WEIGHTED-AVERAGE     EXERCISABLE AS     WEIGHTED AVERAGE
EXERCISE PRICES     OF 12/31/00     REMAINING LIFE     EXERCISE PRICE        OF 12/31/00       EXERCISE PRICE
---------------     -----------     --------------     --------------        ----------        --------------
$  .33 --  1.35       873,835             5.6              $   0.52            349,887           $   0.49
$ 1.36 --  3.49       753,448             6.8              $   2.49            280,996           $   2.02
$ 3.50 --  6.49       554,603             7.4              $   5.03            243,484           $   5.03
$ 6.50 -- 10.49       703,991             7.4              $   8.81            144,966           $   8.96
$10.50 -- 14.50       564,200             7.4              $  12.96            100,309           $  13.19
$14.50 -- 19.49       224,865             6.0              $  16.04            112,797           $  16.56
$19.50 -- 25.49       341,530             7.5              $  21.19             21,946           $  22.15
$25.50 -- 34.49       238,246             8.4              $  33.13              2,585           $  33.13
$34.50 -- 47.75       241,937             5.6              $  47.75             27,744           $  47.75
                    ---------             ---              --------          ---------           --------
                    4,496,655             6.8              $  10.88          1,284,714           $   6.50
                    =========             ===              ========          =========           ========

     In connection with the acquisitions of eXstatic, KSP, and CA, the Company assumed the existing stock option plans of the acquired companies. No additional stock options may be granted under these plans. The historical stock option activity of eXstatic, which was accounted for under the pooling of interest method, has been reflected in the Company's historical stock option activity above. In connection with the acquisitions of KSP and CA, the Company assumed 134,851 and 714,785 outstanding stock options, respectively, which have been included in the stock option activity above as granted in the year ended December 31, 2000.

     In connection with certain stock option grants in 1997 and 1998, the Company has recorded a total of $1,101,000 of deferred compensation expense, which is being amortized and charged to operations over the four-year vesting period of the related options. Total option-related compensation expense pertaining to these grants was $241,000, $258,000 and $212,000 for the years ended December 31, 1998, 1999 and 2000, respectively.

     On November 10, 1998, the Company amended the terms of all Stock Option Agreements granted between May 1, 1998 and September 30, 1998, whereby the exercise prices on options to purchase 638,200 shares of common stock were reduced to $5.00 per share.

     In December 2000, the Company offered employees the opportunity to participate in a program, pursuant to which each employee could elect to replace certain outstanding options with new options on a one-for-one basis. The new options will be granted six months and one day following the cancellation date of the existing stock options with an exercise price equal to the fair value of the Company's common stock as of the close of business on the day immediately preceding the date of the new grant. The grant of the new options is conditioned upon the employees' employment by the Company on the date of the new option grant. A total of 3,219,036 stock options were cancelled in December 2000 in connection with this program.

     As of December 31, 2000, the Company had 4,397,891, 7,201,824 and 135,000
shares available for future issuance under the 1996 Stock Option Plan, 1998 Stock Option Plan and the Directors Stock Option Plan, respectively.

     (E) PRO FORMA STOCK-BASED COMPENSATION

     The Company has computed the pro forma disclosures required under SFAS No. 123 for options granted during 1998, 1999 and 2000 using the Black-Scholes option pricing model prescribed by SFAS No. 123. The weighted average assumptions used were as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                    --------------------------------------
                                                      1998            1999          2000
                                                    --------        --------      --------
     Risk-free interest rate.......................   5.40%           5.54%         6.15%
     Expected dividend yield.......................    --              --            --
     Expected lives................................  4 years         4 years       4 years
     Expected volatility...........................    79%            75.5%         94.1%
     Weighted average grant date fair value........   $1.23           $2.60         $23.18
     Weighted average remaining contractual
       life of options outstanding................. 8.3 years       7.9 years     6.8 years

     Had compensation expense for the Company's stock option plans been determined consistent with SFAS No. 123, net loss and net loss per share would have been approximately as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                    --------------------------------------
                                                      1998            1999          2000
                                                    --------        --------      --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
     As reported
       Net income (loss) applicable to common
          Stockholders............................. $ (1,174)       $  1,098     $(138,989)
                                                    ========        ========     =========
       Basic net income (loss) per share........... $  (0.13)       $   0.05     $   (4.84)
                                                    ========        ========     =========
       Diluted net income (loss) per share......... $  (0.13)       $   0.04     $   (4.84)
                                                    ========        ========     =========
     Pro forma
       Net loss applicable to common stockholders.. $ (3,327)       $ (5,069)    $(152,374)
                                                    ========        ========     =========
       Basic and diluted net loss per share........ $  (0.38)       $  (0.22)    $   (5.31)
                                                    ========        ========     =========

(14) EMPLOYEE STOCK PURCHASE PLAN

     In July 1998, the Company adopted an Employee Stock Purchase Plan (the "ESPP"),whereby employees, at their option, can purchase shares of Company common stock. This is done through a payroll deduction at the lower of 85% of the fair market value on the first day of the ESPP offering period or the end of each six-month period. The ESPP expires at the earlier of December 31, 2008 or the date on which all shares available for issuance have been sold. The Company has reserved 400,000 shares of common stock for issuance under the ESPP. At December 31, 2000 employees have purchased 47,701 shares through the ESPP and 352,299 shares are available for future purchases.

(15) EMPLOYEE BENEFIT PLAN

     The Company has a qualified 401(k) savings plan (the "401(k) Plan") covering all of the Company's eligible full-time employees. Under this plan, participants may elect to defer a portion of their compensation, subject to certain IRS limitations. The Company does not currently provide employer matching contributions under the 401(k) Plan.

(16) SEGMENT AND ENTERPRISE WIDE REPORTING

     The Company has adopted SFAS No. 131 DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 requires certain financial and supplementary information to be disclosed on an annual and interim basis of each reportable segment of an enterprise. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are defined as components of an enterprise about which separate discrete financial information is evaluated regularly by the chief operating decision maker or decision making group, in deciding how to allocate resources and assess performance. Unless impracticable, companies are required to restate prior period information upon adoption. To date, the Company has viewed its operations and managed its business as principally one segment. As a result, the financial information disclosed herein, materially represents all of the financial information related to the Company's principal operating segment.

     Revenues by geographic destination as a percentage of total revenues are as follows:
                                   YEARS ENDED DECEMBER 31,
                               --------------------------------
                                 1998        1999        2000
                               --------    --------    --------
     United States.........          68%         77%         68%
     Australia.......                --          --          12
     United Kingdom........          14           8           6
     Canada................          14           2           0
     Germany...............           2           1           2
     Japan.................          --           3           1
     Other.................           2           9          11
                               --------    --------    --------
                                    100%        100%        100%
                               ========    ========    ========

     The Company established a foreign subsidiary in the United Kingdom in July 1997, Australia in April 1998 and Japan in 2000. Operations in various geographic areas, since the inception of those entities, are summarized as follows:

                                             UNITED         UNITED
                                             STATES         KINGDOM      AUSTRALIA        JAPAN       ELIMINATIONS   CONSOLIDATED
                                           ----------     ----------     ----------     ----------     ----------     ----------
     Year Ended December 31, 1998
          Total revenues...............    $   22,813     $    4,764     $      304     $      --      $   (1,707)    $   26,174
                                           ==========     ==========     ==========     ==========     ==========     ==========
          Net income (loss)............    $     (701)    $       81     $     (374)    $      --      $      --      $     (994)
                                           ==========     ==========     ==========     ==========     ==========     ==========
          Identifiable assets..........    $   31,416     $    2,127     $      367     $      --      $   (1,924)    $   31,986
                                           ==========     ==========     ==========     ==========     ==========     ==========

     Year Ended December 31, 1999
          Total revenues...............    $   37,268     $    7,592     $    2,402     $      --      $   (3,962)    $   43,301
                                           ==========     ==========     ==========     ==========     ==========     ==========
          Net income...................    $      612     $      380     $      106     $      --      $      --      $    1,098
                                           ==========     ==========     ==========     ==========     ==========     ==========
          Identifiable assets..........    $  115,378     $    4,595     $    1,321     $      --      $   (6,229)    $  115,065
                                           ==========     ==========     ==========     ==========     ==========     ==========

     Year Ended December 31, 2000
          Total revenues...............    $   54,250     $    7,785     $    2,798     $      --      $   (3,257)    $   61,576
                                           ==========     ==========     ==========     ==========     ==========     ==========
          Net loss.....................    $ (130,030)    $   (4,885)    $     (621)    $     (196)    $   (3,257)    $ (138,989)
                                           ==========     ==========     ==========     ==========     ==========     ==========
          Identifiable assets..........    $  165,109     $    4,033     $    1,145     $       31     $    8,011     $  162,307
                                           ==========     ==========     ==========     ==========     ==========     ==========

     The following table summarizes the number of customers that individually comprise greater than 10% of total revenue and/or total accounts receivable and their aggregate percentage of the Company's total revenues and accounts receivable.

                                    REVENUE             ACCOUNTS RECEIVABLE
                             -----------------------  -------------------------
                                          PERCENT OF               PERCENT OF
                             NUMBER OF      TOTAL     NUMBER OF   TOTAL ACCOUNT
                             CUSTOMERS     REVENUE    CUSTOMERS    RECEIVABLES
                             ---------    ----------  ----------  -------------
     December 31, 1998......     1            12          3             47
     December 31, 1999......     2            22          1             12
     December 31, 2000......     1            10          *              *


(17) ALLOWANCE FOR DOUBTFUL ACCOUNTS

     A summary of the allowance for doubtful accounts is as follows:

                                                DECEMBER 31,
                                         --------------------------
                                          1998      1999      2000
                                         ------    ------    ------
                                               (IN THOUSANDS)
     Balance, beginning of period ....   $  216    $  317    $  375
       Provision for doubtful accounts      150       231       717
       Write-offs ....................      (49)     (173)      -
                                         ------    ------    ------
     Balance, end of period ..........   $  317    $  375    $1,092
                                         ======    ======    ======

(18) SUBSEQUENT EVENTS

     (A) SALE OF SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

     In January 2000, the Company designated 5,330,000 shares of its Preferred Stock, $.001 par value, as Series A Convertible Redeemable Preferred Stock ("Series A Preferred Stock"). The Company issued 5,325,645 shares at a purchase price of $1.2632 per share resulting in gross proceeds of $6,727,355. Each share of Series A Preferred Stock accrues cumulative dividends at a rate of 10% per annum. The holders of the Series A Preferred Stock may require the Company to redeem outstanding shares at any time after January 10, 2004 for an amount equal to a 3% premium over the purchase price per share plus all accrued and unpaid dividends. Each share of Series A Preferred Stock is convertible into the number of shares of the Company's common stock equal to the initial purchase price plus all accrued and unpaid dividends divided by the Conversion Price ($1.2632). The conversion is subject to adjustment for certain dilutive events, as defined.

     (B) ADDITIONAL FINANCING

     On February 20, 2001, the Company issued a 9% Bridge Promissory Note (the "February Note") and a warrant to purchase up to 108,877 shares of the Company's common stock (the "February Warrant") to Insight for an aggregate purchase price of $3.0 million. The February Warrant is exercisable at any time after April 30, 2001 and on or prior to February 15, 2011 at an exercise price of $2.7554 per share.

     On March 28, 2001, the Company issued a 10% Bridge Promissory Note (the "March Note") and a warrant to purchase up to 294,118 shares of the Company's common stock (the "March Warrant") to Insight for an aggregate purchase price of $1.5 million. The March Warrant is exercisable at any time after June 2001 and on or prior to March 28, 2011 at an exercise price of $1.53 per share.

     On April 16, 2001, the Company received an undertaking letter from Insight which included the following terms:

          o Insight will refinance the February Note and the March Note with a new $4.5 million promissory note (the "New Note") which bears interest at 12% per annum and matures on January 15, 2002 (the Initial Financing).

          o If the Company requires additional financing to support its ongoing business operations, Insight has agreed to provide up to $13.5 million of additional financing (the "Additional Financing"). The Additional Financing will be available at any time from April 16, 2001 through the earlier of December 31, 2001 or the consummation of a "Sale of the Corporation" as defined in the Company's Series A Preferred Stock documents. Subject to the terms of the undertaking letter, the Additional Financing will be available provided that the Company has used its best efforts to obtain financing from other investors and has not been successful in obtaining such financing. The terms of the Additional Financing will be negotiated in good faith at the time the financing is provided, but in no event will any debt securities purchased by Insight have a maturity prior to January 15, 2002.

     In connection with the above, the Company has agreed to issue a new warrant for the purchase of 681,818 shares of the Company's common stock (the "Replacement Warrant"), which replaces the February and March Warrants. The Replacement Warrant is exercisable at any time prior to ten years from the date of issue at an exercise price equal to the lowest closing price per share of the Company's common stock between February 20, 2001 and the earliest of (x) the date of exercise of the Replacement Warrant, (y) the date of repayment of the New Note and (z) the date of conversion of all of the obligations outstanding under the New Note. In connection with the Additional Financing, the Company issued a warrant (the "Additional Financing Warrant") for the purchase of a minimum of 818,182 up to a maximum of 1,519,091 of the Company's common shares. The actual number of shares will be determined based on the duration that the financial commitment remains in place. The warrants have an exercise price equal to the lowest closing price per share of the Company's common stock from April 16, 2001 until the earlier of (a) the date of first exercise of the Additional Financing Warrant and (b) the earliest of (i) December 31, 2001, (ii) the date that Insight obligations, if any, with respect to the Additional Financing, terminate due to notification from the Company to that effect and (iii) the date of the consummation of a "Sale of the Corporation" as defined in the Company's Series A Preferred Stock documents. The Additional Financing Warrant expires on April 16, 2011.

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                      (In thousands, except share amounts)


                                                                                  December       June 30,
                                                                                    2000           2001
                                                                                  ---------      ---------
Current assets:
  Cash and cash equivalents                                                       $   8,617      $   5,048
  Accounts receivable, net of allowance for doubtful accounts                        16,969          7,203
  Prepaid expenses and other current assets                                           4,270          4,179
                                                                                  ---------      ---------
         Total current assets                                                        29,856         16,430
Property and equipment, net                                                          10,413         10,074
Non current assets from MicroStrategy Incorporated transaction                       42,406         32,594
Goodwill                                                                             44,980         31,385
Other intangible assets                                                              24,753          8,025
Other assets                                                                          9,899          3,099
                                                                                  ---------      ---------
         Total assets                                                             $ 162,307      $ 101,607
                                                                                  =========      =========

 LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                                $   5,717      $   5,295
  Accrued expenses                                                                   15,916         13,854
  Current portion of MicroStrategy Incorporated obligation                           16,833          5,733
  Current portion of note payable to certain former shareholders of
    Customer Analytics                                                                2,875            415
  Line of Credit                                                                       --            4,012
  Note payable to Insight Capital Partners                                            1,500          5,949
  Current portion of capital leases                                                   1,987          2,269
  Deferred revenue                                                                    8,636          7,692
                                                                                  ---------      ---------
         Total current liabilities                                                   53,464         45,219

Long term portion of capital leases                                                   1,019            128
Long term portion of note payable to certain former shareholders of
   Customer Analytics                                                                 1,965          2,019

Redeemable Convertible Preferred Stock                                                 --            4,784

Stockholders' equity:
   Preferred Stock; $.001 par value -
  10,000,000 shares authorized, zero and 5,325,645 shares outstanding at
  December 31, 2000 and June 30, 2001, respectively                                    --             --
  Common Stock, $.001 par value -
  150,000,000 shares authorized; 32,970,359 and 34,062,925 shares issued at
  December 31, 2000 and June 30, 2001, respectively                                      33             34
  Additional paid-in capital                                                        250,656        267,964
  Accumulated deficit                                                              (144,502)      (218,350)
  Deferred compensation                                                                (204)           (62)
  Cumulative translation adjustment                                                    (196)          (129)
  Treasury stock, at cost; 366,565 and 572,010 shares at December 31, 2000
  and June 30, 2001 respectively                                                       --             --
                                                                                  ---------      ---------
         Total stockholders' equity                                                 105,787         49,457
                                                                                  ---------      ---------
        Total liabilities and stockholders' equity                                $ 162,307      $ 101,607
                                                                                  =========      =========

                   The accompanying notes are an integral part of these consolidated financial statements.

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

                                                       THREE MONTHS ENDED,                SIX MONTHS ENDED,
                                                  JUNE 30, 2000    JUNE 30, 2001    JUNE 30, 2000  JUNE 30, 2001

Revenues:
  Software license fees                                $     13,351      $      4,628      $     23,613      $     13,673
  Services and maintenance                                    6,287             6,179            11,187            12,894
                                                       ------------      ------------      ------------      ------------
         Total revenues                                      19,638            10,807            34,800            26,567
Cost of revenues:
  Software license fees                                         221               298               362               501
  Services and maintenance                                    4,147             4,601             7,490             9,115
                                                       ------------      ------------      ------------      ------------
         Total cost of revenues                               4,368             4,899             7,852             9,616

Gross profit                                                 15,270             5,908            26,948            16,951
Operating expenses:
  Sales and marketing                                         6,188             9,448            11,029            19,728
  Research and development                                    4,576             5,155             7,788            11,376
  General and administrative                                  2,229             5,417             4,174             9,639
Amortization of Microstrategy investment                      5,105             4,906            10,010             9,812
Amortization of goodwill and intangible assets                3,506             5,189             3,506            10,319
Impairment of goodwill and intangibles assets                  --              19,349              --              19,349
Restructuring charge                                           --               7,460              --               7,460
                                                       ------------      ------------      ------------      ------------
         Total operating expenses                            21,604            56,924            36,507            87,683

Loss from operations                                         (6,334)          (51,016)           (9,559)          (70,732)

Interest expense, net                                          (303)           (1,671)             (473)           (2,212)
                                                       ------------      ------------      ------------      ------------
Loss before provision for income taxes                       (6,637)          (52,687)          (10,032)          (72,944)

Provision for income taxes                                      (21)               (6)              (21)              (12)
                                                       ------------      ------------      ------------      ------------
Net loss                                               $     (6,658)     $    (52,693)     $    (10,053)     $    (72,956)
                                                       ============      ============      ============      ============
Accretion to redemption value of Series A
Redeemable Convertible Preferred Stock                         --                 477              --                 892
Net loss available to common stockholders              $     (6,658)     $    (53,170)     $    (10,053)     $    (73,848)
                                                       ============      ============      ============      ============
Basic net loss per share                               ($      0.25)     ($      1.60)     ($      0.39)     ($      2.24)
Diluted net loss per share                             ($      0.25)     ($      1.60)     ($      0.39)     ($      2.24)

Basic weighted average common shares outstanding         26,367,838        33,279,603        25,506,414        33,048,532
                                                       ============      ============      ============      ============
Diluted weighted average common shares outstanding       26,367,838        33,279,603        25,506,414        33,048,532
                                                       ============      ============      ============      ============

                   The accompanying notes are an integral part of these consolidated financial statements.

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                    SIX MONTHS ENDED JUNE 30,
                                                                                                        2000        2001
                                                                                                      --------    --------
Cash flows from operating activities:
  Net loss ........................................................................................   $(10,053)    (72,956)
  Adjustments to reconcile net loss to net cash used in operating activities
  Depreciation and other amortization .............................................................      1,367       2,625
  Amortization of MicroStrategy asset .............................................................      9,811       9,812
  Non cash interest expense related to MicroStrategy obligation ...................................      1,321         567
  Non cash interest expense related to notes payable to former shareholders of Customer Analytics .        -            54
  Non cash interest expense related to bridge notes and warrants issued to Insight Capital Partners        -           768
  Compensation expense associated with stock options ..............................................        117          57
  Amortization of goodwill and other intangible assets ............................................      3,506      10,319
  Impairment of goodwill and other intangible assets ..............................................        -        19,349
  Non cash restructuring charges ..................................................................        -         6,690
  Changes in operating assets and liabilities:
    Accounts receivable ...........................................................................     (5,839)      9,766
    Prepaid expenses and other current assets .....................................................        (35)      1,823
    Accounts payable ..............................................................................      1,989        (422)
    Accrued expenses ..............................................................................     (8,074)     (2,096)
    Deferred revenue ..............................................................................     (2,264)       (944)
                                                                                                      --------    --------
        Net cash used in operating activities .....................................................     (8,154)    (14,588)
                                                                                                      --------    --------

Cash flows from investing activities:
  Sales (purchases) of marketable securities ......................................................     10,597         -
  Purchases of property and equipment .............................................................     (4,683)     (1,981)
  Decrease(increase) in other assets ..............................................................     (8,623)        519
                                                                                                      --------    --------
        Net cash used in (provided by) investing activities .......................................     (2,709)     (1,462)
                                                                                                      --------    --------

Cash flows from financing activities:
  Repayments under capital leases .................................................................        -          (986)
  Repayments of notes payable to former shareholders of Customer Analytics ........................        -        (2,460)
  Issuance of common stock under ESPP .............................................................        209         230
  Issuance of notes payable to Insight Capital Partner ............................................        -         6,867
  Proceeds from sale of Series A Preferred Stock ..................................................        -         4,587
  Proceeds from bank line of credit ...............................................................        -         4,012
  Exercise of common stock options ................................................................      2,368         164
                                                                                                      --------    --------
        Net cash provided by financing activities .................................................      2,577      12,414
                                                                                                      --------    --------
Effect of exchange rate changes on cash and cash equivalents ......................................         48          67
                                                                                                      --------    --------
Net  decrease in cash and cash equivalents ........................................................     (8,238)     (3,569)
                                                                                                      --------    --------
Cash and cash equivalents, beginning of period ....................................................     14,678       8,617
                                                                                                      --------    --------
Cash and cash equivalents, end of period ..........................................................   $  6,440    $  5,048
                                                                                                      ========    ========

                   The accompanying notes are an integral part of these consolidated financial statements.

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest ..........................................................................   $    --     $    238
                                                                                                      ========    ========
  Cash paid for income taxes ......................................................................   $    127    $     12
                                                                                                      ========    ========
Supplemental disclosure of non cash financing and investing activities:
Effect of beneficial conversion feature on Series A Redeemable Convertible
  Preferred Stock .................................................................................   $   --      $  2,094
                                                                                                      ========    ========
Issuance of warrants to Insight Capital Partners ..................................................   $   --      $  3,006
                                                                                                      ========    ========
Issuance of warrants to Silicon Valley Bank .......................................................   $   --      $    132
                                                                                                      ========    ========
Accretion of dividends and discount on Series A Redeemable Convertible
  Preferred Stock .................................................................................   $  --       $    434
                                                                                                      ========    ========
Accretion of discount, offering costs, and beneficial conversion feature on
  issuance of Series A Redeemable Preferred Stock .................................................   $  --       $    458
                                                                                                      ========    ========
Conversion of notes payable to Insight Capital Partners into Series A Redeemable
  Convertible Preferred Stock .....................................................................   $  --       $  1,500
                                                                                                      ========    ========
Equipment acquired under capital lease ............................................................   $  --       $    305
                                                                                                      ========    ========
Issuance of common stock related to stock subscription and to settle obligation
  to Microstrategy, Incorporated and related interest .............................................   $  --       $ 11,666
                                                                                                      ========    ========
     In connection with the acquisition of Knowledge Stream Partners on March
       31, 2000, the following transaction occurred:
         Fair value of assets acquired, net of cash acquired ......................................   $ 43,205    $   --
                                                                                                                  ========
         Issuance of common stock and stock options ...............................................    (39,896)   $   --
                                                                                                                  ========
         Acquisition costs ........................................................................       (430)   $   --
                                                                                                                  ========
         Cash acquired ............................................................................         49    $   --
                                                                                                      --------    ========
         Liabilities assumed related to acquisition ...............................................   $  2,928    $   --
                                                                                                      ========    ========
     In connection with the acquisition of Customer Analytics, Inc. on June 30,
       2000, the following transaction occurred:
         Fair value of assets acquired, net of cash acquired ......................................   $139,295    $   --
                                                                                                                  ========
         Issuance of common stock and stock options ...............................................   (110,942)   $   --
                                                                                                                  ========
         Acquisition costs ........................................................................     (2,819)   $   --
                                                                                                                  ========
         Cash acquired ............................................................................         23    $   --
                                                                                                      --------    ========
         Liabilities assumed related to acquisition ...............................................   $ 25,557    $   --
                                                                                                      ========    ========

                   The accompanying notes are an integral part of these consolidated financial statements.

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  BACKGROUND AND BASIS OF PRESENTATION

     Exchange Applications, Inc. and its subsidiaries (the "Company"), doing business as Xchange Inc., provides Customer Relationship Management ("CRM") solutions that help companies earn a greater share of their customers' business through relevant, personalized customer communications. Xchange provides an open-platform CRM software and services solution that enables clients to customize offers based on profile information, synchronize offers across all customer channels in real-time and track the responses. This solution provides companies with the opportunity to improve their acquisition and retention of customers and increase customer relationship profitability.

     The Company is subject to a number of risks common to rapidly growing technology-based companies, including limited operating history, dependence on key individuals, rapid technological changes, competition from substitute products and larger companies, high customer concentration, the need for adequate financing to fund future operations and the need for successful development and marketing of its commercial products and services.


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A) PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements are unaudited, except for the December 31, 2000 consolidated balance sheet, and have been prepared in accordance with generally accepted accounting principles. These statements include the accounts of Exchange Applications, Inc. and its wholly owned subsidiaries.

     (B) INTERIM FINANCIAL REPORTING

     Certain information and footnote disclosures normally included in the Company's annual consolidated financial statements have been condensed or omitted. The interim consolidated financial statements, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the operating results for the interim periods ended June 30, 2000 and 2001, respectively. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the entire year. It is suggested that these interim consolidated financial statements be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2000, which are contained in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 17, 2001.

     (C) NET INCOME ( LOSS) PER SHARE

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, EARNINGS PER SHARE, basic and diluted net loss per common share for the three and six months ended June 30, 2000 and 2001 is calculated by dividing the net loss applicable to common stockholders by the weighted average number of vested common shares outstanding.

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Diluted weighted average shares outstanding for the three months ended June 30, 2000 and 2001 exclude the potential common shares from stock options, warrants, and Series A Redeemable Convertible Preferred Stock because to include such shares would have been antidilutive. As of June 30, 2000 and 2001, the Company had 8,669,139 and 15,570,969 potential common shares outstanding, respectively.


     (D) COMPREHENSIVE INCOME (LOSS)

     The Company has adopted Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME ("SFAS No. 130"). SFAS No. 130 requires that items defined as other comprehensive income (loss), such as foreign currency translation adjustments, be separately classified in the financial statements and that the accumulated balance of other comprehensive income (loss) be reported separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The components of comprehensive income
(loss) for the three and six months ended June 30, 2000 and 2001 are as follows (in thousands):

                                        THREE MONTHS ENDED       SIX MONTHS ENDED
                                               JUNE 30,               JUNE 30,
                                          2000        2001        2000        2001
                                        --------    --------    --------    --------
Comprehensive income (loss):
   Net income (loss) ................   $ (6,658)   $(52,693)   $(10,053)   $(72,956)
   Other comprehensive income (loss):
     Currency translation adjustment          84          72          48          66
     Marketable securities adjustment         (3)        -            42         -
                                        --------    --------    --------    --------
   Comprehensive income (loss) ......   $ (6,577)   $(52,621)   $ (9,963)   $(72,890)
                                        ========    ========    ========    ========

     (E)  CASH EQUIVALENTS AND MARKETABLE SECURITIES

     The Company accounts for cash equivalents and marketable securities in accordance with SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. Cash equivalents are short-term, highly liquid investments with original maturity dates of three months or less. Cash equivalents are carried at amortized cost, which approximates fair market value. The Company's marketable securities are classified as available-for-sale and are recorded at fair value with any unrealized gain or loss recorded as an element of stockholders' equity. As of December 31, 1999 and June 30, 2000, the Company's marketable securities consisted of investment grade corporate bonds. As of December 31, 2000 and June 30, 2001, the Company had no investments in marketable securities.

(3)  ACQUISITION OF CUSTOMER ANALYTICS, INC.

     In June 2000, the Company acquired Customer Analytics, Inc. ("CA"), a company that specializes in the development and licensing of marketing campaign management solutions targeted at the local branch level. The Company exchanged 4,461,684 shares of its common stock for all the outstanding shares of common stock of CA. In addition, the Company assumed all of the outstanding employee stock options of CA, which converted into options to acquire 714,785 shares of the Company's common stock. As of the date of the consummation of the acquisition, the common stock issued by the Company and the issued stock options had a market value of $110,942,000 based on a per share value of $22.20. The aggregate purchase price of $139,318,000 consisted of the following:

     DESCRIPTION                         AMOUNT
     -----------                       ---------
     Liabilities assumed               $  25,557
     Acquisition costs                     2,819
     Common stock and stock options      110,942
                                       ---------
     Total purchase price              $ 139,318
                                       =========

     Included in acquisition cost was severance totaling $2,326,000 related to 56 employees of CA who were terminated in connection with the acquisition. As of June 30, 2001, the Company has paid $1,909,000 of the severance owed to employees. The remaining severance payment will be paid to employees in installments through June 2002. The purchase price was allocated based upon the fair value of the identified assets acquired. These allocations represent the fair values determined by an independent appraisal. The allocation has resulted in acquired goodwill of $96,449,000, which is being amortized on a straight-line basis over a five-year period. The Company has also allocated $3,700,000 to the assembled work force, $8,000,000 to the customer base and $17,750,000 to purchased technology and technological know-how acquired from CA as determined by the independent appraisal, which are being amortized on a straight-line basis over a three-year period. The purchase price has been allocated to the acquired assets as follows:

     DESCRIPTION                         AMOUNT
     -----------                       ---------
     Current assets                    $  11,919
     Property and equipment                1,500
     Assembled workforce                   3,700
     Acquired technology                  17,750
     Customer base                         8,000
     Goodwill                             96,449
                                       ---------
     Total purchase price              $ 139,318
                                       =========

     At December 31, 2000, the Company performed an impairment assessment of the goodwill and intangible assets recorded in connection with the CA acquisition. The Company determined that an impairment in the carrying value of the assets related to the CA acquisition had occurred and reduced the carrying value of assets related to CA to the fair value based on discounted future cash flows. As a result, the Company recorded an impairment of goodwill of $76,604,000 in the year ended December 31, 2000.

     At June 30, 2001, the Company performed an impairment assessment of the goodwill and intangible assets recorded in connection with the acquisition of CA. As a result of lower than expected revenues in the second quarter of 2001, the strategic partnership with Carreker Corporation, and general economic trends in the information technology sector, the Company significantly revised the operating plan of the acquired business. The Company determined that an impairment in the carrying value of the assets related to the CA acquisition had occurred and reduced the carrying value of assets related to CA to fair value based on discounted future cash flows. As a result, the Company recorded an impairment charge of $19,349,000, in the three months ended June 30, 2001, to reduce goodwill and other intangible assets to their estimated fair values.

(4)  RESTRUCTURING CHARGES

     In April 2001, the Company instituted a plan of corporate restructuring under which it eliminated 72 positions across its operations, representing approximately 15% of the total employee base. The Company recorded restructuring charges of $7,460,000 during the three months ended June 30, 2001. This charge

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
was comprised of $1,120,000 of severance to displaced employees and $6,340,000 of asset impairments associated with certain long lived assets that were expected to be realized in future product releases and service offerings. As of June 30, 2001, the Company had paid $798,000 of the severance obligation. The remaining severance owed to displaced employees will be paid in installments through December 31, 2001.

(5)  TRANSACTIONS WITH INSIGHT CAPITAL PARTNERS

     (A) SECURITIES PURCHASE AGREEMENTS

     Pursuant to a Securities Purchase Agreement dated February 20, 2001, the Company issued a 9% Bridge Promissory Note (the "February Note") and a warrant to purchase up to 108,877 shares of the Company's common stock (the "February Warrant") to four funds affiliated with Insight Venture Associates IV, L.L.C (collectively "Insight") for an aggregate purchase price of $3.0 million. The February Warrant is exercisable at any time after April 30, 2001 and on or prior to February 15, 2011 at an exercise price of $2.7554 per share. Approximately $112,600 of the proceeds of the February Note have been allocated to the value of the February Warrant which has been recorded in additional paid in capital. The resulting discount was amortized to interest expense over the period from issuance to maturity on April 30, 2001.

     Pursuant to a Securities Purchase Agreement dated March 28, 2001, the Company issued a 10% Bridge Promissory Note (the "March Note") and a warrant to purchase up to 294,118 shares of the Company's common stock (the "March Warrant") to Insight for an aggregate purchase price of $1.5 million. The March Warrant is exercisable at any time after June 2001 prior to March 28, 2011 at an exercise price of $1.53 per share. Approximately $144,600 of the proceeds of the February Note have been allocated to the value of the February Warrant which has been recorded in Additional Paid in Capital. The resulting discount was amortized to interest expense over the period from issuance to maturity on June 28, 2001.

     Pursuant to a Securities Purchase Agreement dated June 1, 2001, the company issued a 12% Bridge Promissory Note ("June Note") for an aggregate purchase price of $7,000,000 to Insight. The June Note refinanced the February Note and March Note as contemplated in the Undertaking Letter dated April 16, 2001 discussed below and provided $2.5 million of additional financing. The June Note matures on January 15, 2002. In connection with the Securities Purchase Agreement, the Company issued a warrant to purchase 1,363,672 shares of Xchange's common stock at a per share exercise per share equal to the lowest market price for the period commencing on February 20, 2001 and ending on the earlier of (i) the exercise date of the warrant, (ii) the date all principal and interest on the June Note is repaid and (iii) the date on which all of the Company's obligations under the replacement note are terminated due to a conversion of the Bridge Promissory Note pursuant to its terms. The June Warrant replaced the February Warrant and the March Warrant. Approximately $ 1,145,000 of the face value of the June Note has been allocated to the value of the June Warrant and had been recorded in additional paid in capital. The resulting discount is being amortized to interest expense over the period from issuance to the maturity date of the June Note. (Pursuant to a Securities Purchase Agreement dated July 26, 2001, the June Note was refinanced with a new security. In addition, pursuant to a Securities Purchase Agreement dated August 29, 2001, the June Warrant was cancelled. (see Note 7a))

     (B) UNDERTAKING LETTER

     On April 16, 2001, the Company received an undertaking letter (the Undertaking Letter) from Insight. Under the terms of the letter, Insight agreed to refinance the February Note and March Note with an new note that matures on January 15, 2002 and to provide up to $13,500,000 of additional financing through December 31, 2001 or the consummation of the sale of the corporation, as defined in the Company's Series A Preferred Stock documents. In accordance with the terms of the letter, the additional financing will be available at any time provided that the Company has used its best efforts to obtain financing from other investors and has not been successful in obtaining such financing. In addition, in order to obtain funding under the agreement in excess of $6,500,000, the Company must achieve a minimum of 70% of the Company's revenue projections released to the public after its April 27, 2001 earnings conference call. The revenue numbers released by the Company were $14,000,000 to $16,000,000 for the second quarter of 2001 and 10%-15% quarter over quarter revenue growth for the third and fourth quarters of 2001.

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
     In connection with the Undertaking Letter, the Company issued a warrant (the "April Warrant") to purchase a minimum of 818,182 up to 1,519,091 shares of the Company's common stock to Insight at a per share exercise price equal to the lowest closing price per share of the Company's common stock from April 16, 2001 until the earlier of (a) the date of first exercise and (b) the earliest of (i) December 31, 2001, (ii) the date that Insight's obligations, if any, with respect to the Undertaking Letter, terminate due to notification from the Company to that effect and (iii) the date of the consummation of a "Sale of the Corporation" as defined in the Company's Series A Preferred Stock documents. Under the terms of the agreement, additional vesting of warrants in excess of the 818,182 minimum is accreted daily based on the number of days lapsed from the date of the Undertaking Letter. The company has recorded deferred financing charges of $1,320,000 representing the value of the original issuance of 818,182 warrants. This charge is being amortized to interest expense over the term of the agreement. Additional financing charges related to the vesting of warrants in excess of the minimum share value are valued at their fair market value on the date the warrants become vested and are recorded to interest expense during the period in which the warrants become vested. During the three months ended June 30, 2001, the Company recorded $670,000 in interest expense related to the warrants issued in connection with the undertaking letter. In connection with a Securities Purchase Agreement dated August 29, 2001the number of warrant shares issuable under the April Warrant was fixed at 1,179,337 as of August 29, 2001 with a per share exercise price of $0.33 per share (see Note 7a).

(6)  BANK LINE OF CREDIT

     In April 2001, the Company entered into a $5.0 million secured credit facility with a bank. Availability under the credit facility is based on a percentage of the Company's eligible receivables as defined. Borrowings under the credit facility bear interest at the banks prime rate plus 2.5% (9.25% at June 30, 2001). Under the terms of the agreement, the Company must maintain at least $2.0 million of excess availability or cash and investments at all times. In connection with the line of credit, the Company issued 70,094 warrants to purchase the Company's common stock with a per share exercise price of $2.14. The warrants expire in April 24, 2008. The Company has valued the warrant at $132,000 which is being amortized to interest expense over the term of the agreement. At June 30, 2001, the company was out of compliance with certain financial covenants of the line of credit. In July 2001, certain terms of the credit facility were modified pursuant to which the bank agreed to waive the Company's non compliance with certain financial covenants. In connection with the loan modification, the Company issued an additional warrant to the bank to purchase 50,000 shares of the Company's common stock with a per share exercise price of $0.51. The warrants expire on July 24, 2008. As of September 30, 2001, the Company was out of compliance with certain financial covenants of the line of credit. In October 2001, certain terms of the credit facility were modified pursuant to which the bank agreed to waive the Company's non compliance at September 30, 2001.

(7)  REDEEMABLE CONVERTIBLE PREFERRED STOCK

     In January 2001, the Company designated 5,330,000 shares of its authorized Preferred Stock, $.001 par value, as Series A Convertible Redeemable Preferred Stock ("Series A Preferred Stock"). The Company issued 5,325,645 shares at a purchase price of $1.2628 per share resulting in gross proceeds of $6,725,245 including a $1,500,000 note payable to Insight Capital Partners. Each share of Series A Preferred Stock accrues cumulative dividends at a rate of 10% per annum. The holders of the Series A Preferred Stock may require the Company to redeem outstanding shares at any time after January 10, 2004 for an amount equal to a 3% premium over the purchase price per share and all accrued and unpaid dividends. Each share of Series A Preferred Stock is convertible into the number of shares of the Company's common stock equal to the initial purchase price plus all accrued and unpaid dividends divided by the Conversion Price (currently $0.32103); however absent approval by a majority of the Company's shareholders, the Series A Preferred Stock is convertible into a maximum of 6,488,781 shares of the Company's Common Stock. The conversion price is subject to adjustment for certain dilutive events, as defined.

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
The holders of the Series A Preferred Stock are entitled to vote on all matters together with the common stock holders as one class. The holders of the Series A Preferred Stock are entitled to the number of votes equal to the number of shares of common stock into which the Series A Preferred Stock are then convertible.

     In connection with the issuance of the Series A Preferred Stock, the Company has recorded a $2.1 million beneficial conversion feature of the Series A Preferred Stock as a reduction to the carrying value of the Series A Preferred Stock and as a contribution of capital to additional paid in capital. The resulting discount on the Series A Preferred Stock will be accreted over the period from issuance to the first redemption date of the Series A Preferred Stock. During the three months ended June 30, 2001, the company recorded accretion of dividends of $233,000. In addition, the Company recorded $244,000 of the accretion of the discount on the Series A Preferred Stock.

(8)  SUBSEQUENT EVENTS

     (A) ISSUANCE OF CONVERTIBLE DEBENTURES

     Pursuant to a Securities Purchase Agreement dated July 26, 2001, the Company issued convertible debentures in the amount of $12,241,308 ("July Debentures") to four funds affiliated with Insight. These debentures replaced the June Note including all accrued and unpaid interest and provided an additional $5,000,000 in funding. The notes bear interest at 12% and mature on January 10, 2005.

     In connection with a Securities Purchase Agreement dated August 29, 2001, the following transactions occurred:

     o The terms of the July Debentures were amended to be identical to the terms of the August Debentures.

     o The June Warrant was canceled.

     o The number of warrant shares issuable under the April Warrant was fixed at 1,179,337 as of August 29, 2001 with a per share exercise price of $0.33 per share.

     o Pursuant to a Securities Purchase Agreement dated August 29, 2001, the Company issued $15,500,000 of new convertible debentures to certain investors including Insight ("August Debentures"). The debentures bear interest at 12% per annum through August 29, 2003 and 15% per annum for the period commencing on August 29, 2003 through the maturity date of the debenture obligations. The interest rate will increase to 20% in the event that the Xchange's stockholders fail to approve an amendment to the Company's certificate of incorporation increasing the number of authorized shares of Common Stock to at least 225,000,000 or cause a sufficient number of authorized or unissued shares to become available to enable Xchange to issue Common Stock upon the conversion or exercise of all the Transaction Securities (as defined in the August 29, 2001 Securities Purchase Agreement) by December 15, 2001. The holders of the debentures have the option to require prepayment of the outstanding obligations in an amount equal the aggregate principal amount plus all unaccrued and unpaid interest multiplied by a factor of 103% at the occurrence of (i) an event of default , as defined in the agreement, (ii) a Liquidity event, as defined, or
(iii) January 10, 2004. The debentures are convertible at the option of the holder into the number of shares equal the product of the unpaid principal plus any accrued and unpaid interest multiplied by a factor of 103% divided by the conversion price currently $0.3183 per share (subject to adjustment as defined in the agreement). ). In no event shall the holders of the convertible debt be entitled to convert any amount in excess of 75% of the original amount of the debenture until the Company has increased the authorized number of shares of Common Stock to 225,000,000.

     o Warrants to purchase 43,198,241were issued to the holders of the Convertible Debentures. The warrants have a per share exercise price of $0.3183 per share and expire on August 29, 2011. The warrants are not exercisable until the Company's stockholders approve an amendment to the Company's certificate of incorporation increasing the number of authorized shares of Common Stock to at least 225,000,000 or the Company has a sufficient number of authorized and unissued shares to enable the Company to issue Common Stock upon the conversion or exercise of all the Transaction Securities (as defined in the August 29, 2001 Securities Purchase Agreement).

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


     (B) CORPORATE RESTRUCTURING

     In July 2001, the Company initiated an additional plan of corporate restructuring to better align the Company's cost structure with the current economic climate. In connection with the restructuring , the Company eliminated 112 positions across its operations be reducing headcount 17% in Support & Services, 27% in Sales, 30% in General Administration, 36% in Product Operations and 44% in Solutions and Marketing. The company will incur restructuring costs of approximately $4.3 million in the third quarter of 2001 associated with severance to terminated employees and abandoned facility costs as the Company consolidates its operations in North America. Although we will realize significant cost savings as a result of these measures, we will need to raise additional capital to fund operations.

































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                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

                             Description                        Amount
                             -----------                        ------

SEC Registration Fee................................          $   150.00
NASD Fees...........................................          $ 6,140.00
Miscellaneous Costs.................................          $ 5,000.00
                                                              ----------
          Total.....................................          $11,290.00
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

    The Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated By-laws of the Company provide for indemnification of officers and directors of the Company and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    In December 1999, Xchange entered into a strategic alliance relationship with MicroStrategy resulting in a series of transactions between the two companies under which we agreed to pay to MicroStrategy an aggregate of $65 million in cash and Xchange common stock over the years commencing in December 1999. The following transactions have occurred in connection with this transaction:

    -In January 2000, Xchange issued 824,742 shares of common stock to settle $20,000,000 of the obligation to Microstrategy.
    -In June 2000, Xchange issued 224,259 shares of common stock to settle $5,833,333 of the obligation to Microstrategy.
    -In September 2000, Xchange issued 260,708 shares of common stock to settle $5,833,333 of the obligation to Microstrategy.
    -In December 2000, Xchange issued 320,733 shares of common stock to settle $5,833,333 of the obligation to Microstrategy.
    -In March 2001, Xchange issued 320,733 shares of common stock to settle $5,833,333 of the obligation to Microstrategy.
    -In June 2001, Xchange issued 320,733 shares of common stock to settle $5,333,333 of the obligation to Microstrategy.

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

    -In September 2001, Xchange issued 320,733 shares of common stock to settle $5,333,333 of the obligation to Microstrategy.

    On August 20, 1999, Xchange acquired eXstatic Software, Inc. (formerly known as Gino Borland, Inc.), a Washington corporation, and exchanged 1,214,568 shares of common stock for all the outstanding shares of the common stock of eXstatic, and exchanged options to purchase 277,842 shares of Xchange common stock for all the outstanding options of eXstatic.

    On March 31, 2000, Xchange acquired Knowledge Stream Partners, Inc., a Delaware corporation, and exchanged 821,776 shares of its common stock for all the outstanding shares of common stock of KSP. In addition, Xchange assumed all of the outstanding employee stock options of KSP, which converted into options to acquire 134,851 shares of Xchange common stock.

    In June 2000, Xchange acquired Customer Analytics, Inc., a Delaware corporation, and exchanged 4,461,684 shares of its common stock for all the outstanding shares of common stock of CA. In addition, Xchange assumed all of the outstanding employee stock options of CA which converted into options to acquire 714,785 shares of Xchange common stock.

     In January 2001, issued 5,325,645 shares of Series A Preferred Stock to Insight Capital Partners at a purchase price of $1.2632 per share resulting in gross proceeds of $6,727,355. Each share of Series A Preferred Stock is convertible into the number of shares of Xchange common stock equal to the initial purchase price plus all accrued and unpaid dividends divided by the Conversion Price ($0.32262). The conversion is subject to adjustment for certain dilutive events, as defined.

    On April 16, 2001, in connection with an Undertaking Letter, Xchange issued a warrant to purchase a minimum of 818,182 up to 1,519,091 shares of Xchange's common stock to Insight at a per share exercise price equal to the lowest closing price per share of our common stock from April 16, 2001 until the earlier of (a) the date of first exercise and (b) the earliest of (i) December 31, 2001, (ii) the date that Insight's obligations, if any, with respect to the Undertaking Letter, terminate due to notification from Xchange to that effect and (iii) the date of the consummation of a "Sale of the Corporation" as defined in the Series A Preferred Stock documents. Pursuant to a Securities Purchase Agreement dated August 29, 2001, the number of warrant shares issuable under the April Warrant became fixed at 1,179,337 as of August 29, 2001 with a per share exercise price of $0.33 per share.

Pursuant to Securities Purchase Agreement dated February 20, 2001, Xchange issued a 9% Bridge Promissory Note (the "February Note") and a warrant to purchase up to 108,877 shares of Xchange's common stock with a per share exercise price of $2.7554 (the "February Warrant") to Insight for an aggregate purchase price of $3.0 million. The February Note and the February Warrant were canceled.

    On March 28, 2001, Xchange issued a 10% Bridge Promissory Note (the "March Note") and a warrant to purchase up to 294,118 shares of our common stock with a per share exercise price of $1.53 per share (the "March Warrant") to Insight for an aggregate purchase price of $1.5 million. In June 2001, The March Note and the March Warrant were cancelled.

    Pursuant to a Securities Purchase Agreement dated June 1, 2001 Xchange issued a 12% Bridge Promissory Note ("June Note") to Insight for an aggregate purchase price of $7,000,000 to Insight. The June Note refinanced the February Note and March Note as contemplated in the Undertaking Letter dated April 16, 2001 discussed below and provided and addition $2.5 million of additional financing. In connection with the June Financing, Xchange issued a warrant ("June Warrant") to purchase 1,363,672 shares of Xchange's common stock. The June Warrant replaced the February Warrant and the March Warrant. In July 2001, the June Warrant was cancelled and the June Note was replaced.

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

    Pursuant to a Securities Purchase Agreement dated July 26, 2001, Xchange issued convertible debentures in the amount of $12,241,308 ("July Debentures") to four funds affiliated with Insight. These debentures replaced the June Note including all accrued and unpaid interest .

    In connection with a Securities Purchase Agreement dated August 29, 2001, the following transactions occurred:

    o The terms of the July Debentures were amended to be identical to the terms of the August Debentures.

    o The June Warrant was canceled.

    o The number of warrant shares issuable under the April Warrant was fixed at 1,179,337 as of August 29, 2001 with a per share exercise price of $0.33 per share.

    o Pursuant to a Securities Purchase Agreement dated August 29, 2001, Xchange issued $15,500,000 of new convertible debentures to certain investors including Insight ("August Debentures").

    o Warrants to purchase 43,198,241 shares of Common Stock were issued to the holders of the Convertible Debentures. The warrants have a per share exercise price of $0.3183 per share and expire on August 29, 2011. The warrants are not exercisable until the our stockholders approve an amendment to our certificate of incorporation increasing the number of authorized shares of Common Stock to at least 225,000,000 or Xchange has a sufficient number of authorized and unissued shares to enable Xchange to issue Common Stock upon the conversion or exercise of all the Transaction Securities (as defined in the August 29, 2001 Securities Purchase Agreement).

No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relating to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of certain restricted shares, options to purchase common stock and shares issuable upon the exercise of such options, Rule 701 of the Act. All of the foregoing securities are deemed restricted securities for purposes of the Act.

ITEM 16.  EXHIBITS

    The following is a list of exhibits filed as a part of this registration statement:

     5.1   Opinion of Bingham Dana LLP (included in Exhibit 23.2)

    10.35 Form of Waiver Agreement from Silicon Valley Bank dated October 11, 2001.

    10.36 Form of Employment Agreement between Exchange Applications and J. Christopher Wagner.

    10.37  Form of Employment Agreement between Exchange Applications and Andrew
           J. Frawley.

    23.1   Consent of Arthur Andersen LLP

    23.2   Consent of Bingham Dana LLP


    (A)(3) EXHIBITS.  The following is a list of exhibits filed herewith or incorporated by reference herein:

             EXHIBITS

               3.1* Form of Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Company's Registration Statement on Form S-1, dated July 22, 1998, File No.333-59613)

               3.2* Form of Amended and Restated By-laws of the Registrant (filed as Exhibit 3.2 to the Company's Registration Statement on Form S-1, dated July 22, 1998, File No. 333-59613)

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

               4.1* Specimen Certificate for Shares of the Registrant's Common Stock, $.001 par value (filed as Exhibit 4.1 to Pre-Effective No. 3 to the Company's Registration Statement on Form S-1, dated July 22, 1998, File No. 333-59613)

               4.2* Amended and Restated Registration Rights Agreement dated December 4, 1997 (filed as Exhibit 10.14 to the Company's Registration Statement on Form S-1, 22, dated July 22, 1998, File No. 333-59613)

               10.1* Form of 1998 Stock Incentive Plan, with related forms of stock option agreements (filed as Exhibit 10.1 to Pre-Effective No. 1 to the Company's Registration Statement on Form S-1, dated July 22, 1998, File No. 333-59613)

               10.2* 1996 Stock Incentive Plan, as amended, with related forms of stock option agreements and form of restricted stock agreement (filed as Exhibit 10.2 to the Company's Registration Statement on Form S-1, dated July 22, 1998, File 333-59613)

               10.3* Form of 1998 Director Stock Option Plan, with related form of stock option agreement. (filed as Exhibit 10.3 to the Company's Registration Statement on Form S-1, dated July 22, 1998, File No. 333-59613)

               10.4*     Form of 1998 Employee Stock Purchase Plan (filed as
                         Exhibit 10.4 to the Company's Registration Statement on Form S-1, dated July 22, 1998, File No. 333-59613)

               10.5* 401(k) Plan (filed as Exhibit 10.5 to the Company's Registration Statement on Form S-1, dated July 22, 1998, File No. 333-59613)

               10.6* Employment Agreement, dated November 15, 1996, between the Registrant and Andrew J. Frawley (filed as Exhibit
                         10.6 to the Company's Registration Statement on Form S-1, dated July 22, 1998, File No. 333-59613).

               10.7* Restricted Stock Agreement, dated November 8, 1996, between the Registrant and Andrew J. Frawley (filed as
                         Exhibit 10.7 to the Company's Registration Statement on Form S-1, dated July 22, 1998, File No. 333-59613).

               10.8* Consulting Agreement, dated March 18, 1997, between the Registrant and Exchange Marketing Group, LLC (filed as
                         Exhibit 10.8 to the Company's Registration Statement on Form S-1, dated July 22, 1998, File No. 333-59613)

               10.9* Stock Purchase and Waiver Agreement, dated December 4, 1997 (filed as Exhibit 10.11 to the Company's Registration Statement on Form S-1, dated July 22, 1998, File No. 333-59613)

               10.10* Promissory Note, dated December 4, 1997, by Andrew J. Frawley payable to the Registrant (filed as Exhibit
                         10.12 to the Company's Registration Statement on Form S-1, dated July 22, 1998, File No. 333-59613)

               10.11* Amended and Restated Stockholders Agreement dated December 4, 1997 (filed as Exhibit 10.13 to the Company's Registration Statement on Form S-1, dated 1998, File No. 333-59613)

               10.12* Letter Agreement, dated December 22, 1997, between the Registrant and Fleet National Bank, as amended, and the related Promissory Note (filed as Exhibit 10.15 to the Company's Registration Statement on Form S-1, dated July 22, 1998, File No. 333-59613)

               10.13* Office lease for 89 South Street, Boston, Massachusetts (filed as Exhibit 10.17 to the Company's Registration Statement on Form S-1, dated July 22, 1998, 333-59613)

               10.14* Consulting Agreement, dated March 18, 1997, between the Registrant and Exchange Marketing Group, LLC (filed as
                         Exhibit 10.8 to the Company's Registration Statement on Form S-1, dated July 22, 1998, File No. 333-59613)

               10.15* Payment and Registration Rights Agreement, dated December 28, 1999, between the Registrant and MicroStrategy, Inc. (filed as Exhibit 10.20 to the Company's Annual Report on Form 10-K, dated March 30, 2000, File No. 000-24679)

               10.16* Software Development and OEM Agreement, dated December 28, 1999, between the Registrant and MicroStrategy, Inc. (filed as Exhibit 10.21 to the Company's Annual Report on Form 10-K, dated March 30, 2000, File No. 000-24679)

               10.17* Value Added Reseller Agreement, dated December 28, 1999, between the the Registrant and MicroStrategy, Inc. (filed as Exhibit 10.22 to the Company's Annual Report on Form 10-K, dated March 30, 2000, File No. 000-24679)

               10.18* Agreement relating to stock options, dated December 1, 2000 (filed as Exhibit 10.22 to the Company's Annual Report on Form 10-K, dated April 17, 2001

               10.19* Form of Undertaking Letter, dated April 16, 2001, between Xchange and and Insight (filed as Exhibit 10.19 to the Company's Annual Report on Form 10-K, dated April 17, 2001

               10.20* Form of Warrant, dated April 16, 2001, issued to Insight by Xchange (filed as Exhibit 10.20 to the Company's Annual Report on Form 10-K, dated April 17, 2001

               10.22* Form of Loan and Security Agreement with Silicon Valley Bank dated as of of April 25, 2001. (Incorporated by reference to the Company's Form 10-Q dated May 15, 2001 filed with the Commission on May 15, 2001)

               10.23* Form of Securities Purchase Agreement, dated as of June 1, 2001, by and among the Company and InSight. (Incorporated by reference to the Company's Form 8-K June 1, 2001 filed with the Commission on June 11,
                         2001)

               10.24* Form of 12% Bridge Promissory Note in the aggregate principal amount of up to $7,000,000 issued by the Company to InSight, dated as of June 1, 2001. (Incorporated by reference to the Company's Form 8-K June 1, 2001 filed with the Commission on June 11,
                         2001)

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

               10.25* Form of Warrant issued by the Company to InSight, dated June 1, 2001. (Incorporated by reference to the Company's Form 8-K June 1, 2001 filed with the Commission on June 11, 2001)

               10.26* Form of Third Amended and Restated Registration Rights Agreement, dated as of June 1, 2001, by and among the Company and InSight. (Incorporated by reference to the Company's Form 8-K June 1, 2001 filed with the Commission on June 11, 2001)

               10.27* Form of Securities Purchase Agreement, dated as of July 26, 2001, by and among the Company, eXstatic and Insight. (Incorporated by reference to the Company's Form 8-K July 26, 2001 filed with the Commission on August 10, 2001)

               10.28* Form of 12% Senior Subordinated Convertible Debenture issued by the Company Company to Insight, dated July 26, 2001. (Incorporated by reference to the Company's Form 8-K July 26, 2001 filed with the Commission on August 10, 2001)

               10.29* Form of 12% Senior Subordinated Convertible Debenture, issued by the the Company to Insight, dated July 26, 2001. (Incorporated by reference to the Company's Form 8-K July 26, 2001 filed with the Commission on August 10, 2001)

               10.30* Form of Fourth Amended and Restated Registration Right Agreement, dated as of July 26, 2001, by and among the Company and Insight. (Incorporated by reference to the Company's Form 8-K July 26, 2001 filed with the Commission on August 10, 2001)

               10.30* Form of Security Agreement, dated as of July 26, 2001, by and among the Company, eXstatic and Insight. (Incorporated by reference to the Company's Form 8-K July 26, 2001 filed with the Commission on August 10,
                         2001)

               10.31* Form of Securities Purchase Agreement, dated as of August 29, 2001, by and and between the Company and the Purchasers. (Incorporated by reference to the Company's Form 8-K July 26, 2001 filed with the Commission on August 10, 2001)

               10.32* Letter Agreement dated August 29, 2001 among the Company and Insight. (Incorporated by reference to the Company's Form 8-K August 29, 2001 filed with the Commission on September 12, 2001)

               10.33* Amendment No.1 dated August 29, 2001 to Security Agreement, dated as of August 29, 2001, among the Company and Insight. (Incorporated by reference to the Company's Form 8-K August 29, 2001 filed with the Commission on September 12, 2001)

               10.34* Press Release dated September 4, 2001. (Incorporated by reference to the Company's Form 8-K August 29, 2001 filed with the Commission on September 12, 2001)

               10.35 Form of Waiver Agreement from Silicon Valley Bank dated October 11, 2001.

               10.36 Form of Employment Agreement between Exchange Applications and J. Christopher Wagner.

               10.37 Form of Employment Agreement between Exchange Applications and Andrew J. Frawley.

               21.1* Subsidiaries of Registrant (filed as Exhibit 21.1 to the Company's Registration Statement on Form S-1, dated July 22, 1998, File No. 333-59613)

                5.1      Opinion of Bingham Dana LLP (included in Exhibit 23.2)

               23.1      Consent of Arthur Andersen LLP, Independent Public
                         Accountants

               23.2      Consent of Bingham Dana LLP

                         * Incorporated by reference

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

ITEM 17.  UNDERTAKINGS

         (A) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (C) The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (D) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant, Exchange Applications, Inc., has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 12th day of October 2001.

                                    EXCHANGE APPLICATIONS, INC.

                                    By:   /s/ J. CHRISTOPHER WAGNER
                                          ------------------------------------
                                          J. Christopher Wagner
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints J. Christopher Wagner and F. Daniel Haley and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

            SIGNATURE                                TITLE                           DATE
            ---------                                -----                           ----
/s/ J. CHRISTOPHER WAGNER                 President and Chief Executive         October 12, 2001
---------------------------------         Officer and Director (Principal
J. Christopher Wagner                     Officer)

/s/ ANDREW J. FRAWLEY                     Chairman of the Board                 October 12, 2001
---------------------------------
Andrew J. Frawley

/s/ Daniel Haley                          Chief Financial Officer, Treasurer    October 12, 2001
---------------------------------         (Principal Financial and Accounting
Daniel Haley                              Officer)

/s/ DEAN F. GOODERMOTE                    Director                              October 12, 2001
---------------------------------
Dean F. Goodermote

/s/ RAMANAN RAGHAVENDRAN                  Director                              October 12, 2001
---------------------------------
Ramanan Raghavendran

/s/ WILLIAM BRYANT                        Director                              October 12, 2001
---------------------------------
William Bryant

/s/ DEVEN PAREKH                          Director                              October 12, 2001
---------------------------------
Deven Parekh


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